Exhibit 10.4

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

WAREHOUSE CREDIT AGREEMENT

dated as of May 11, 2020,
among
GS Investment I, LLC,
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

i

SECTION 8.03 Acknowledgement and Consent to Bail-In of EEA Financial Institutions .94

Page
SCHEDULES AND EXHIBITS

Schedule I Conduit Lender; Committed Lender; Commitment; Related Group
Schedule II Class A Advance Rate, Class B Advance Rate, Charged-off Loan
Trigger
Schedule III Data File Fields
Schedule IV Eligible Participations Criteria
Schedule V Excess Concentration Calculation
Schedule VI Portfolio Report
Schedule VII Origination Partners and Selling Bank Partners
Schedule VIII Separateness Covenants
Schedule IX Underwriting Policy as of the Closing Date

Exhibit A Form of Advance Notice
Exhibit B Form of Assignment and Assumption Agreement
Exhibit C Form of Borrowing Base Certificate
Exhibit D Reserved
Exhibit E Form of Financials Compliance Certificate
Exhibit F Form of Release Notice
Exhibit G Form of Borrower’s Monthly Settlement Certificate
Exhibit H-1 Form of U.S. Tax Compliance Certificate
Exhibit H-2 Form of U.S. Tax Compliance Certificate
Exhibit H-3 Form of U.S. Tax Compliance Certificate
Exhibit H-4 Form of U.S. Tax Compliance Certificate
Exhibit I Form of Release Letter

Page

Exhibit J Form of Notice of Withdrawal

WAREHOUSE CREDIT AGREEMENT

This WAREHOUSE CREDIT AGREEMENT, dated as of May 11, 2020 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made by and among GS Investment I, LLC, a Georgia limited liability company, as borrower (the “Borrower”), the LENDERS (as defined in Article I), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower is a Georgia limited liability company that is a wholly owned subsidiary of GS Depositor I, LLC, a Georgia limited liability company (the “Seller”);

WHEREAS, the Seller may from time to time, pursuant to the terms of the Master Participation Agreement, purchase participations in certain consumer loans originated through the GreenSky® Program by an Origination Partner (or otherwise acquired by an Origination Partner from a Selling Bank Partner);

WHEREAS, the Borrower may from time to time purchase the Participations from the Seller pursuant to the terms of the Master Purchase Agreement and the Borrower may from time to time request Advances from the Lenders on the terms and conditions of this Agreement to fund its purchases of the Participations;

WHEREAS, simultaneously herewith, the Borrower has granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Participations acquired by the Borrower from Seller and all other property of the Borrower; and

WHEREAS, the Administrative Agent has been appointed by the Lenders to administer the facility arising hereunder, make certain payments and distributions hereunder, and to perform such other duties in the manner and pursuant to the terms herein set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the preamble hereto) shall have the meanings specified below:

“0% Interest Loan” means a Receivable that has an annual interest rate of 0% throughout the entire term of such Receivable.

“Account Bank” means Regions Bank or any successor financial institution at which the Collection Account or Reserve Account is held.

“Account Control Agreement” means an Account Control Agreement, to be entered into after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Account Bank.

“Activity Date” means a date that is either an Advance Date or a Release Date. “Administrative Agent” has the meaning set forth in the introduction hereto, or any successors or assigns in such capacity.

“Advance” means a Class A Loan and/or a Class B Loan made available to the Borrower pursuant to Section 2.01.

“Advance Date” has the meaning set forth in Section 2.01(b).

“Advance Notice” means a notice by the Borrower of a requested Advance substantially in the form of Exhibit A or such other form as shall be mutually agreed by the Administrative Agent and Borrower.

“Affected Party” means the Administrative Agent or any Lender, as applicable. [*****]
“Affiliate” of any Person means any Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Agent” means the Administrative Agent.

“Aggregate Commitments” means, at any time, the sum of the Class A Commitments then in effect and the Class B Commitments then in effect.

“Aggregate Loan Principal Balance” means, at any time, collectively, the Class A Aggregate Loan Principal Balance and the Class B Aggregate Loan Principal Balance.

“Aggregate Managed Pool Receivable Balance” means, as of any date of determination with respect to all Managed Pool Receivables, the sum of the Managed Pool Receivable Balances of such Managed Pool Receivables as of such date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the NYFRB Rate in effect on such day plus ½ of 1% and (b) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 0.25%; provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not

available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the

NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the NYFRB Rate or the LIBO Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Amortization Event” means the occurrence of any one of the following events as of any date of determination (and, in the case of each of clause (a) through (d) below, receipt by the Borrower of written notice from the Administrative Agent that, as a result of the occurrence of the applicable event, an Amortization Event exists):

(a) an Excess Spread Trigger;
(b) [*****];
(c) a Charged-off Loan Trigger;
(d) [*****];
(e)  a Change of Control by the Servicer;
(f) the Obligations have not been paid in full by the end of the Revolving
Period;

(g) if revolving loans with an outstanding principal balance in excess of
$25,000,000 are outstanding under the Senior Credit Agreement and any Advances are outstanding under this Agreement, the First Lien Net Leverage Ratio (as such term is defined in the Senior Credit Agreement as in effect on the Closing Date) is greater than 3.50 to 1.00 measured as of the fiscal quarter most recently ended;

(h) GreenSky Parent and its Subsidiaries shall, on a consolidated basis, at any time have Unrestricted Cash in an amount less than $[*****]; provided that if GreenSky or its Subsidiaries enters into a Comparable Agreement with more restrictive financial covenants than those set forth in either of clause (g) or (h) above, then such affected clause(s) shall be replaced by such more restrictive financial covenants contained in such Comparable Agreement;

(i) the Borrower shall fail to comply with the covenant set forth in Section
6.01(p); or
(j) an “Event of Default” (as such term is defined in the Senior Credit
Agreement) shall have occurred and be continuing under the Senior Credit Agreement.   “Amortization Rate” has the meaning assigned to such term in the Fee Letter.
“AML-BSA Laws” means, collectively, (i) the Bank Secrecy Act of 1970, as supplemented by the USA Patriot Act, and any rules and regulations promulgated thereunder; (ii) the Office of Foreign Assets Control's ("OFAC") rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC;

and (iii) any other applicable laws relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, each as amended.

“Annual Interest Rate” means, in respect of any Receivable, the per annum interest rate set forth in the Receivable Documents pertaining thereto.

“Applicable Advance Percentage” means, at any time, as applicable, the ratio of
(i) the Class A Commitments of each Class A Lender in the Class A Lender Group at such time to the Class A Maximum Financing Amount or (ii) Class B Commitments of each Class B Lender in the Class B Lender Group at such time to the Class B Maximum Financing Amount.

“Assignment and Assumption Agreement” means either (a) an assignment and assumption agreement substantially in the form of Exhibit B, or (b) any assignment documentation that has been approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“AUP Letter” means an agreed-upon procedures letter provided by a nationally recognized accounting firm or other independent provider reasonably selected by the Administrative Agent (and, if no Event of Default has occurred and is continuing, approved by the Borrower), setting forth the results of a compliance engagement conducted within the scope reasonably specified by the Administrative Agent with respect to the Servicer, Borrower, and the Collateral.

“Authorized Officer” means, with respect to the Borrower or other GreenSky Group Member, the president, the chief executive officer, the chief financial officer, the secretary or the treasurer of the Borrower or other GreenSky Group Member, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the president, the chief executive officer, the chief financial officer, the treasurer or the controller of GreenSky, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

“Available Funds” means, with respect to any Settlement Date, all amounts on deposit in the Collection Account as of such date.

[*****]

“Backup Servicer” means Systems and Services Technologies, Inc. (“SST”), in its capacity as backup servicer pursuant to the Backup Servicing Agreement, and each successor backup servicer.

“Backup Servicing Agreement” means, the Backup Servicing Agreement dated as of May 29, 2013, among Servicer and the Backup Servicer (together with an acknowledgment reasonably satisfactory to the Administrative Agent to be obtained after the Closing Date confirming the rights of the Borrower to engage the Backup Servicer as the successor Servicer upon the Borrower’s acquisition of title to the related Receivables after the occurrence and during the continuance of an Event of Default), as the same may be amended or modified from time to time.
[*****]

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Drawn Rate” has the meaning assigned to such term in the Fee Letter.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and as codified as 11 U.S.C. Section 101 et seq., and all rules and regulations promulgated thereunder.

“Bankruptcy Participation” means any Participation with respect to which all or a portion of the related Receivable has been charged-off in accordance with the Collections Policy.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion and in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.12.

“Borrower” has the meaning given to it in the introduction hereto, together with its permitted successors and assigns.

“Borrower Contract Rights” means all of Borrower’s rights, remedies, powers, privileges and claims in, to or under any Borrower Contract, including, without limitation, its rights, powers, and privileges (if any) to (i) exercise remedies and otherwise enforce such Borrower Contract against any counterparty thereto or against any property subject thereto; (ii) give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to any such Borrower Contract and otherwise exercise voting or consensual rights thereunder, (iii) compel or secure the performance and observance by any counterparty or any other obligor thereunder or other related party with obligations arising in connection therewith, (iv) transmit notices of default or termination thereunder, and (v) institute legal or administrative actions or proceedings to compel or secure performance by any counterparty.

“Borrower Contracts” means each Transaction Document to which the Borrower is a party, each Receivable Document with respect to any Purchased Participation regarding which the Borrower has rights, and each other contract or agreement of any type or nature whatsoever to which Borrower is a party or under which Borrower has any rights, claims or interests of any nature (whether arising pursuant to the terms of any such contract or agreement or otherwise available to the Borrower at law or in equity).

“Borrower Organizational Documents” means (i) the Certificate of Formation of the Borrower filed with the Secretary of State of the State of Georgia dated on or about March 11, 2020 and (ii) the Amended and Restated Limited Liability Company Agreement dated on or about the Closing Date.

“Borrower Records” means all Data Files with respect to the Purchased Participations, all servicing files with respect to the Purchased Participations, all Receivable Document Packages under which the Borrower has rights with respect to the Purchased Participations, and all other records, information, data, records, and reports of any type or nature whatsoever that belong to the Borrower or in which the Borrower has any rights or interests, whether any of the foregoing is maintained by the Borrower, Seller, Servicer, Custodian, any of their respective Affiliates, or any other Person.

“Borrower’s Designated Account” means any bank account in the name of the Seller or any other Person that has been identified in a written notice by the Borrower to the Administrative Agent.

“Borrower’s Monthly Settlement Certificate” means a certificate completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit G.

“Borrowing Base Certificate” means the certificate from the Servicer, executed and delivered by the Servicer, setting forth the calculation of the Class A Borrowing Base and Class B Borrowing Base, substantially in the form of Exhibit C, and certifying as to the accuracy of such calculations and the information set forth in the related Data File attached thereto.

“Borrowing Base Deficiency” means a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency.

“Business Day” means any (i) day other than a Saturday, a Sunday or other day on which commercial banks located in the states of Georgia or New York are, or the fixed income trading market in New York is, authorized or obligated to be closed, and (ii) if the applicable Business Day relates to the determination of LIBO Rate or any successor rate thereto, a day which is a day described in the foregoing clause (i) and that is also a day open for trading by and between banks in the London interbank eurodollar market or any other related market relating to such successor rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, any obligations relating to a lease that would have been accounted for as an operating lease prior to August 1, 2019 shall not be accounted for as Indebtedness relating to lease obligations pursuant to GAAP after August 1, 2019.

“Change of Control” means:

(a)a “Change of Control”, as such term is defined in the Senior Credit Agreement shall occur; or

(b)GreenSky, or a direct or indirect wholly-owned Domestic Subsidiary of GreenSky, no longer owns or controls 100% of the Equity Interests in the Seller; or

(c)Seller no longer owns or controls 100% of the Equity Interests in the
Borrower; or
(d)the Borrower merges or consolidates with, or sells all or substantially all of its assets to, any other Person.

“Charged-off Loan Trigger” has the meaning given to it in Schedule II hereto.

“Charged-Off Participation” means a Participation with respect to which the related Receivable (a) is 90 days or more contractually past due at month end (cycle 4), or (b) has been otherwise charged-off or discharged under the charge-off policy set forth in and forming part of the Collections Policy.

“Class A Advance Rate” has the meaning set forth on Schedule II.

“Class A Aggregate Loan Principal Balance” means, at any time, the aggregate outstanding Principal Amount of all Class A Loans.

“Class A Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Class A Lenders arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including the repayment of the Class A Aggregate Loan Principal Balance and the payment of Class A Senior Monthly Interest Amount, Class A Monthly Interest Amount, Class A Monthly Principal Payment Amount, Class A Used Fee, Class A Unused Fee, Upfront Fee and all other amounts due or to become due from the Borrower to the Class A Lenders under this Agreement and the other Transaction Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower, Seller, Servicer or GreenSky (in each case whether or not allowed as a claim in such proceeding).

“Class A Borrowing Base” means, at any time, an amount equal to (i) cash held in the Collection Account, plus (ii) cash actually on deposit in the Reserve Account on such date plus (iii) the product of (A) the Class A Advance Rate at such time, multiplied by (B) the Net Eligible Pool Balance, minus (iv) any unallocated collections of principal on deposit in the Collection Account at such time.

“Class A Borrowing Base Deficiency” means, at any time, the remainder (if positive) of (i) the Class A Aggregate Loan Principal Balance at such time, minus (ii) the Class A Borrowing Base at such time.

“Class A Carryover Monthly Interest Amount” means the difference between (i) the Class A Monthly Interest Amount and (ii) the Class A Senior Monthly Interest Amount.

“Class A Commitments” means the sum of the Commitments of all Committed Lenders that are Class A Lenders. As of the Closing Date, the aggregate amount of the Class A Commitments of the Class A Committed Lenders is $300,000,000.

“Class A Committed Lender” means each Committed Lender that is identified on Schedule I hereto as a member of a Class A Lender Group, together with its respective successors and permitted assigns.

“Class A Conduit Lender” means each Conduit Lender that is identified on Schedule I hereto as a member of a Class A Lender Group, together with its respective successors and permitted assigns.

“Class A Interest Rate” has the meaning assigned to such term in the Fee Letter.

“Class A Lender” means each Conduit Lender and Committed Lender that is identified on Schedule I hereto as a member of a Class A Lender Group, together with its respective successors and permitted assigns.

“Class A Lender Group” means a group consisting of the Conduit Lenders and Committed Lenders listed together as party of a “Related Group” on Schedule I hereto or any Assignment and Assumption Agreement.

“Class A Loan” means an Advance funded by a Class A Lender hereunder.

“Class A Maximum Financing Amount” means (i) the aggregate amount of
Class A Commitments and (ii) the Uncommitted Class A Facility.

“Class A Monthly Interest Amount” means, with respect to each Interest Period, an amount equal to the product of (i) the Class A Interest Rate, (ii) the daily average Class A Aggregate Loan Principal Balance during the related Interest Period, and (iii) a fraction, the numerator of which is equal to (x) the actual number of days during the related Interest Period and the denominator of which is equal to (y) 360.

“Class A Monthly Principal Payment Amount” means, with respect to each Settlement Date, (i) during the Revolving Period, an amount (if any) required to be repaid on the Class A Loans so that, after giving effect thereto, no Class A Borrowing Base Deficiency would exist or (ii) during any other period, the Class A Aggregate Loan Principal Balance.

“Class A Senior Monthly Interest Amount” means, with respect to each Interest Period, an amount equal to the product of (i) the sum of the CP Rate and the Class A Used Fee,
(ii) the daily average Class A Aggregate Loan Principal Balance during the related Interest
Period, and (iii) a fraction, the numerator of which is equal to (x) the actual number of days during the related Interest Period and the denominator of which is equal to (y) 360.

“Class A Unused Fee” has the meaning set forth in the Fee Letter.
“Class A Used Fee” has the meaning set forth in the Fee Letter.
“Class B Advance Rate” has the meaning set forth on Schedule II.
“Class B Aggregate Loan Principal Balance” means, at any time, the aggregate outstanding Principal Amount of all Class B Loans.

“Class B Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Class B Lenders arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including the repayment of the Class B Aggregate Loan Principal Balance and the payment of Class B Senior Monthly Interest Amount, Class B Monthly Interest Amount, Class B Monthly Principal Payment Amount, Upfront Fee and all other amounts due or to become due from the Borrower to the Class B Lenders under this Agreement and the other Transaction Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, Seller, Servicer or GreenSky (in each case whether or not allowed as a claim in such proceeding).

“Class B Borrowing Base” means, at any time, an amount equal to (i) cash held in the Collection Account, plus (ii) cash actually on deposit in the Reserve Account on such date, plus (iii) the product of (A) the Class B Advance Rate and (B) the Net Eligible Pool Balance on such date, minus (iv) any unallocated collections of principal on deposit in the Collection Account at such time, minus (v) the Class A Aggregate Loan Principal Balance at such time.

“Class B Borrowing Base Deficiency” means, at any time, the remainder (if positive) of (i) the Class B Aggregate Loan Principal Balance at such time, minus (ii) the Class B Borrowing Base at such time.

“Class B Carryover Monthly Interest Amount” means the difference between (i) the Class B Monthly Interest Amount and (ii) the Class B Senior Monthly Interest Amount.

“Class B Commitments” means the sum of the Commitments of all Committed Lenders that are Class B Lenders, which Commitments shall in no event exceed 15% of the Class A Commitments then in effect. As of the Closing Date, the aggregate amount of the Class B Commitments of the Committed Lenders is $0.

“Class B Interest Rate” has the meaning assigned to such term in the Fee Letter.

“Class B Lender” means each Committed Lender that is identified on Schedule I hereto as a member of a “Class B Lender Group,” together with its respective successors and permitted assigns.

“Class B Lender Group” means a group consisting of the Class B Lenders listed together as party of a “Related Group” on Schedule I hereto or any Assignment and Assumption Agreement.

“Class B Loan” means a Loan funded by a Class B Lender hereunder.

“Class B Maximum Financing Amount” means the aggregate amount of Class B Commitments.

“Class B Monthly Interest Amount” means, with respect to each Interest Period, an amount equal to the product of (i) the Class B Interest Rate, (ii) the daily average Class B Aggregate Loan Principal Balance during the related Interest Period, and (iii) a fraction, the numerator of which is equal to (x) the actual number of days during the related Interest Period and the denominator of which is equal to (y) 360.

“Class B Monthly Principal Payment Amount” means, with respect to each Settlement Date, (i) during the Revolving Period, an amount (if any) required to be repaid on the Class B Loans so that, after giving effect thereto, no Class B Borrowing Base Deficiency would exist, or (ii) during any other period, the Class B Aggregate Loan Principal Balance.

“Class B Purchase Option Amount” means the outstanding principal amount of the Class A Loans, all accrued interest and Class A Unused Fees, and all other amounts due or to become due from the Borrower to the Class A Lenders (or to the Administrative Agent, if the Administrative Agent is an Affiliate of a Class A Lender) under this Agreement and any other Transaction Document (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), all interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower or Servicer (in each case whether or not allowed as a claim in such proceeding), including, but not limited to, the amount of all liabilities (without duplication) that the Borrower has incurred or is expected to incur in the nature of indemnification obligations of the Borrower hereunder (including amounts due and owing or expected to be due and owing under Sections 2.07, 2.08 and 10.06) which have resulted or could result in loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Class A Lenders.

“Class B Purchase Option Exercise Date” has the meaning set forth in Section

7.03(a).
“Class B Purchase Right” has the meaning set forth in Section 7.03(a).

“Class B Senior Monthly Interest Amount” means, with respect to each Interest Period, an amount equal to the product of (i) a rate agreed to by the Borrower and the Class B Lenders in a separate fee letter, which rate has been approved by the Administrative Agent in writing in its reasonable discretion, (ii) the daily average Class B Aggregate Loan Principal Balance during the related Interest Period, and (iii) a fraction, the numerator of which is equal to
(x) the actual number of days during the related Interest Period and the denominator of which is equal to (y) 360.

“Class Percentage” means, for any Class on any date of determination, the percentage equivalent of (i) the Class A Aggregate Loan Principal Balance or Class B Aggregate Loan Principal Balance on such date, as applicable, divided by (ii) the Aggregate Loan Principal Balance on such date, in each case, before giving effect to any payments or distributions of principal in respect of the Loans on such date.

“Closing Date” means May 11, 2020.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning ascribed to it in Section 9.01.
“Collection Account” has the meaning ascribed to it in Section 3.04(a).

“Collection Agent” means any Person to whom the Servicer delegates servicing and collection activities for any Purchased Participations or the related Receivables pursuant to and subject to the terms and conditions of the Servicing Agreement.

“Collection Period” means (i) initially, the period commencing on the date of the initial Advance and ending at the close of business on the last day of the immediately succeeding calendar month in which the initial Advance is made and (ii) thereafter, each calendar month.

“Collections” means, with respect to any Purchased Participation, all cash collections and other cash proceeds of such Purchased Participation received by the Borrower, Servicer, any Collection Agent, or any attorney, sub-servicer, agent or designee of any of them, from or on behalf of the applicable Obligor in payment of any amounts owed in respect of such Purchased Participation and the related Receivable, including all Scheduled Payments (whether received in whole or in part, whether related to a current, future or prior date, and whether paid voluntarily by the applicable Obligor or received by the Borrower, Servicer, any Collection Agent, or any attorney, sub-servicer, agent or designee of any of them through any Enforcement Action), all payments with respect to fees or other charges, all partial or full prepayments, all applicable Liquidation Proceeds, and any amounts received by the Borrower, Servicer, any Collection Agent, or any attorney, sub-servicer, agent or designee of any of them upon the sale or exchange of such Purchased Participation or related Receivable.

“Collections Policy” means the Collections and Recovery Policy – COMP, version Effective Date as of 04/01/2020, as delivered to the Administrative Agent prior to the Closing Date and in effect on the Closing Date, as may be amended from time to time [*****].

“Commercial Paper” shall mean the commercial paper notes or other debt securities issued from time to time by means of which a Conduit Lender (directly or indirectly) obtains financing.

“Commitment” of any Committed Lender means the Dollar amount set forth on Schedule I hereto or, in the case of a Committed Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption Agreement, the amount set forth therein as such Committed Lender’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Assumption Agreement entered into by such Committed Lender and the other parties thereto in accordance with the terms hereof and (ii) reduced pursuant to Section 2.04(a).

“Commitment Termination Date” means the earliest to occur of (i) the date that is 364 days after the date hereof, (ii) the date that the Administrative Agent declares a Commitment Termination Date following the occurrence of any Amortization Event, or of any Event of Default pursuant to Section 7.02, and (iii) the date the Aggregate Commitments are reduced to zero pursuant to Section 2.02.

“Committed Lender” means, as to any Lender Group, each Person listed on Schedule I as a “Committed Lender” for such Lender Group, together with its respective successors and permitted assigns.

“Comparable Agreement” means, with respect to GreenSky and its Subsidiaries, any agreement of GreenSky or any its Subsidiaries for the benefit of any third party in connection with any bankruptcy-remote financing secured by loans, Receivables or Participations.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Conduit Lender” means, as to any Lender Group, each Person listed on Schedule I as a “Conduit Lender” for such Lender Group, together with its respective successors and permitted assigns.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consumer Information” means nonpublic information relating to Obligors, Guarantors or applicants for Receivables, including without limitation, names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, Receivable balances or other Receivable information, and lists derived therefrom and any other information required to be kept confidential by the Requirements.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“CP Rate” means, with respect to any Interest Period (or portion thereof), the per annum rate calculated to yield the “weighted average cost” (as defined below) for such Interest

Period (or portion thereof) in respect to Commercial Paper issued by such Conduit Lender; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate for such Interest Period (or portion thereof), the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum shall be used in calculating such component. As used in this definition, “weighted average cost” for any Interest Period (or portion thereof) means the sum (without duplication) of (i) the actual interest accrued during such Interest Period (or portion thereof) on outstanding Commercial Paper issued by such Conduit Lender (excluding any Commercial Paper issued to and held by JPM or any affiliate thereof, other than such Commercial Paper held as part of the market making activities of Conduit Lender’s Commercial Paper dealer), (ii) the commissions of placement agents and dealers in respect of such Commercial Paper, (iii) any note issuance costs attributable to such Commercial Paper not constituting dealer fees or commissions, expressed as an annualized percentage of the aggregate principal component thereof, (iv) the actual interest accrued during such Interest Period (or portion thereof) on other borrowings by such Conduit Lender, including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, which may include loans from Conduit Lender or its affiliates (such interest rate not to exceed, on any day, the Federal Funds Effective Rate in effect on such day plus 0.50%), and (v) incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, minus any accrual of income net of expenses received from investment of collections received under all receivable purchase facilities funded substantially with Commercial Paper.

“Custodian” means (i) initially, the Servicer pursuant to the Servicing Agreement,(ii) the Backup Servicer pursuant to the Backup Servicing Agreement or (iii) any successor Custodian selected by the Borrower with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, that any such consent by the Administrative Agent shall be subject to (A) such successor Custodian becoming party to a custodial agreement in form and substance acceptable to the Administrative Agent in its sole discretion; and (B) the transfer (at the sole cost of the Borrower) of all Receivables Documents for all Purchased Participations and any related Receivables Records then held by the Custodian that is resigning or being terminated from such Custodian to the successor Custodian.

“Data File” means an electronic file, in a computer readable format reasonably satisfactory to the Administrative Agent containing the loan-level detail, information and data fields listed on Schedule III, which Schedule III may be supplemented from time to time by mutual written agreement of the Borrower and the Administrative Agent, and such other information as is reasonably required by the Administrative Agent with respect to the Purchased Participations or related Receivables, which Data File shall separately list and identify (as of the date of such Data File) the Eligible Participations, and other Purchased Participations (that are not Eligible Participations); provided, that Participations that are or have been subject to Release or that have been purchased by Seller or any other Person shall not be included as Purchased Participations and shall only be listed in any Data File delivered in connection with such Release to identify such Participations in connection with any such Release or sale.

“Debtor Relief Law” means any law governing Persons or property with respect to liquidation, conservatorship, bankruptcy, insolvency, moratorium, rearrangement, receivership, reorganization, readjustment of indebtedness, or similar debtor relief laws, any laws affecting the rights of creditors generally of any jurisdiction, and any law permitting a debtor to obtain a stay or compromise of the claims of creditors against it, in any such case, whether arising under foreign law, US federal law (including the Bankruptcy Code), or any State or local law.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Default Rate” has the meaning assigned to such term in the Fee Letter.

“Defaulting Lender” means any Committed Lender that, as determined by the
Administrative Agent: (a) has failed to fund any of its obligations to make Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Administrative Agent or the Borrower that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit or (c) has, or has a direct or indirect parent company that has, become subject to an Insolvency Proceeding; provided, that a Committed Lender shall not be deemed to be a Defaulting Lender hereunder solely by virtue of any control of or ownership interest in, or the acquisition of any ownership interest in, such Committed Lender (or its direct or indirect parent company) or the exercise of control over such Committed Lender (or its direct or indirect parent company) by a Governmental Authority thereof if and for so long as such ownership interest does not result in or provide such Committed Lender (or its direct or indirect parent company) with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Committed Lender (or its direct or indirect parent company) or such Governmental Authority to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Deferred Interest Loan” means a Receivable (a) on which interest is billed during a specified period of time determined at the time of origination, [*****]; provided, that, in each case, such interest shall be reversed so long as the payments made in such specified period equal, in the aggregate, the total principal amount of such Receivable, and (b) which has an annual interest rate of 0% for a promotional period not to exceed one (1) year, and which after such promotional period resets to become interest bearing.

[*****]

“Deferred Interest Payments” means, as of any date of determination, the aggregate amount of interest Collections received by the Borrower with respect to a Receivable that is a Deferred Interest Loan during the deferral period for such Deferred Interest Loan, provided that any Collections deemed a Deferred Interest Payment during any such deferral period shall no longer be deemed a Deferred Interest Payment hereunder after such deferral period unless such amount is reversed as described in the definition of “Deferred Interest Loan”.

[*****]

“Determination Date” means the last day of each Monthly Period.

“Discounted Amount” means, as of any date of determination, for each Eligible Participation issued in respect of a 0% Interest Loan and Deferred Interest Loan, the sum of (i) the product of the applicable Weighted Average Discount Rate and the Participation Balance of such 0% Interest Loan and (ii) the product of the applicable Weighted Average Discount Rate and the Participation Balance of such Deferred Interest Loan.

“Disqualified Institution” means (a) any bona fide competitor of the Borrower or an Affiliate thereof identified in writing by or on behalf of the Borrower to the Administrative Agent from time to time, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified in writing by the Borrower to the Administrative Agent on or prior to the Closing Date, (c) those persons primarily engaged in private equity, venture capital or mezzanine or distressed lending identified in writing by or on behalf of the Borrower to the Administrative Agent from time to time, (d) any Excluded Affiliate and (e) any Affiliate of the entities described in the preceding clauses (a), (b) or (c) that are either (x) clearly identifiable as such solely on the basis of the similarity of their name or (y) are identified as such in writing by or on behalf of the Borrower to the Administrative Agent from time to time after the Closing Date (other than bona fide diversified debt funds); provided that any Person that is a Lender and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender) shall be deemed to not be a Disqualified Institution hereunder; provided further that any addition to the list of Disqualified Institutions by written notice to the Administrative Agent from time to time after the Closing Date in accordance with this definition shall become effective three (3) Business Days after delivery of such notice. The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person.1

“Dodd-Frank Act” means The Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173).

“Dollar” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of GreenSky that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Drawn Amount” means, with respect to any Lender at any time, an amount equal to (a) the aggregate principal amount funded by such Lender of Advances made to Borrower hereunder at or prior to such time, plus (b) any Drawn Amount of any other Lender assumed by such Lender as assignee pursuant to an Assignment and Assumption Agreement at or prior to such time, minus (c) the amount of principal repayments received and applied by such Lender hereunder at or prior to such time, minus (d) any portion of such Lender’s Drawn Amount assigned by such Lender as assignor pursuant to an Assignment and Assumption Agreement at or prior to such time.

[*****]

1 List of Disqualified Institutions to be provided to JPM.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Receivables Laws” means, as applicable, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), Uniform Electronic Transactions Act (UETA), and any other applicable Requirements of Law governing (i) electronic execution of documents and instruments; and/or (ii) the transfer, assignment or pledge of electronic promissory notes and instruments.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means, with respect to any Lender, (i) any other Lender;
(ii) any Affiliate of any Lender that is a financial institution and is majority-owned by such Lender or by any corporation controlling such Lender, (iii) any liquidity provider to or sponsor of any Conduit Lender or financial institution otherwise providing the commitment in the event a Conduit Lender chooses not to fund; and (iv) any ABCP conduit sponsored, administered or supported by any Lender or any Affiliate of any Lender; provided that (i) no Disqualified Institution shall be an “Eligible Assignee” and (ii) a Conduit Lender shall not be an Eligible Assignee in respect of any Committed Lender.

“Eligible Participation” has the meaning set forth on Schedule IV.

“Eligible Pool Balance” means, as of any date of determination, the sum of the Participation Balances of all (or any designated portion, if applicable) Purchased Participations that are Eligible Participations at such time, and expressly excluding any Charged-Off Participations, Bankruptcy Participations, [*****] and other Purchased Participations that are not Eligible Participations at such time.

“Enforcement Action” means any action under applicable law to: (a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, and notification to depositary banks under deposit account control agreements); (b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral; (c) receive a transfer of Collateral in satisfaction of Obligations; or (d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the Transaction Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral).

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash until any such conversion or exchange.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b) or 414(c), of the Code or Section 4001 of ERISA, or solely for purposes of Section 412 of the Code or Section 302 of ERISA, Section 414(m) or 414(o) of the Code.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which notice has not been waived under applicable PBGC regulations; (b) the termination of any Pension Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;(d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of

ERISA, whether or not waived; or a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (e) the complete or partial withdrawal of any Borrower, Subsidiary or ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability; (f) the insolvency under Title IV of ERISA of any Multiemployer Plan; (g) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (h) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(d) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01 of this Agreement.

“Excess Concentration Amount” has the meaning set forth on Schedule V.

“Excess Spread Trigger” means that, as of any Settlement Date beginning with August 17, 2020, the Three-Month Average Excess Spread shall be less than 0.00%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Affiliate” means any Affiliates of the Administrative Agent that are engaged as principals primarily in private equity, mezzanine financing or venture capital.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party,
(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(c) Taxes attributable to such Affected Party’s failure to comply with Sections 2.08(f) and 2.08(g) and (d) any withholding Taxes imposed under FATCA.

“Facility” means the lending facility established pursuant to this Agreement and the other Transaction Documents.

“Facility Limit” means the sum of the Class A Maximum Financing Amount and the Class B Maximum Financing Amount.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that letter dated as of the date hereof made by the Administrative Agent, and accepted by the Borrower and GreenSky.

“FICO Score” means, with respect to an Obligor and a Receivable, the Obligor’s credit risk score that is generated by the nationally recognized credit bureau selected by GreenSky in connection with the origination of such Receivable, which credit risk score is generated using statistical models established by Fair Isaac Corporation (or any successor entity thereto).

“Final Maturity Date” means the earlier to occur of (a) the date that is twelve
(12) months after the Commitment Termination Date, or if such day is not a Business Day, the next Business Day and (b) the day on which the Loans have been declared or otherwise become due and payable following the occurrence and continuance of an Event of Default pursuant to Section 7.02.

“Financial Covenant Trigger” means the occurrence of one or both of the events described in clause (g) or (h) of the definition of “Amortization Event”.

“Financials Compliance Certificate” means the compliance certificate substantially in the form of Exhibit E or such other form as shall be mutually agreed by the Administrative Agent and Borrower.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means U.S. generally accepted accounting principles occasioned by the promulgation of rules, regulations, pronouncements or opinions by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) from time to time.

“Governmental Authority” means any foreign or the United States government, any state, local or other political subdivision thereof, and any Person exercising executive, legislative, judicial, quasi-judicial, regulatory, or administrative functions thereof or pertaining thereto, including without limitation, any U.S. bank regulatory agency, any foreign bank regulatory agency, any court, any central bank, any regulator and any other governmental authority.

“GreenSky” means GreenSky, LLC, a Georgia limited liability company.

“GreenSky Parent” means GreenSky, Inc., a Delaware corporation.

“GreenSky Group Member” means GreenSky, Seller, Servicer and their respective Subsidiaries.

“GreenSky® Program” means the lending program administered by GreenSky on behalf of federally-insured, federal and state chartered lenders in connection with the lenders’ origination of consumer loans for their own account, primarily through a network of merchants.

“GreenSky Representations Letter” means a letter agreement to be entered into after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, and to be executed by GreenSky in favor of the Borrower, whereby GreenSky represents and warrants to the Borrower certain matters regarding the Receivables and agrees to purchase (or cause the Seller to purchase) any Participation Interest upon a breach by the Seller of a representation and warranty regarding such Participation Interests in the Master Purchase Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include (a) loan repurchase obligations or (b) endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Hedge Counterparty” means any entity that has entered into a Hedging Agreement with the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf).

“Hedge Trigger Event” means that the daily average LIBO Rate exceeds 3.00% for any Collection Period.

“Hedging Agreement” means an agreement (whether or not in writing) that governs or gives rise to a Hedging Transaction.

“Hedging Transaction” means an interest rate cap, interest rate swap, or other interest rate hedging transaction reasonably acceptable to the Administrative Agent.

“Home Improvement Receivable” means a receivable arising from a loan made within the GreenSky® Program’s home improvement industry vertical and includes all right, title and interest with respect to such loan as a holder of the beneficial title to such loan, including without limitation (a) the related Receivable Document Package and all other loan documents, files and records of the Origination Partner and its servicing agent for such loan, (b) all proceeds from such loan (including without limitation any scheduled payments, any prepayments, all unpaid periodic interest and finance charges due or which may become due with respect thereto, all fees (including without limitation late payment fees) applicable to such loan, and all other fees, charges and other amounts that have been or may be assessed against the Obligor or otherwise may be due and payable thereunder), (c) all other rights, interests, benefits, proceeds, remedies and claims arising from or relating to such loan, and (d) all proceeds of the foregoing.

“IBA” has the meaning assigned to such term in Section 1.02(l).

“Impacted Interest Period” has the meaning assigned to it in the definition of
“LIBO Rate.”
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, deferred employee compensation arrangements in the ordinary course of business and earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such

Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning given to it in Section 10.06(b).

“Indemnified Parties” has the meaning given to it in Section 10.06(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent” means, with respect to any special member, manager or director of the Borrower, a natural person who: (i) for the five-year period prior to his or her appointment as Independent special member, Independent manager or Independent director of the Borrower has not been, and during the continuation of his or her service thereas is not (other than in his or her role as Independent special member, Independent manager or Independent director of the Borrower): (A) an employee, director, stockholder, member, manager, partner or officer of GreenSky or any of its Subsidiaries; (B) a customer or supplier (other than in connection with serving as Independent special member, Independent manager or Independent director of the Borrower) of GreenSky or any of its Subsidiaries; or (C) any member of the immediate family of a person described in the foregoing clause (A) or (B); and (ii) has (A) prior experience as an independent director or independent manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all directors or managers (including the independent director or independent manager), as the case may be, before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or State law relating to bankruptcy; and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers or directors) to issuers of securitization or structured finance instruments, agreements or securities.

“Information” means, with respect to the Borrower as a disclosing party and any Agent or Lender as a recipient, all information provided by the Borrower, GreenSky or any of its Subsidiaries or their respective advisers or representatives to any such recipient relating to the Borrower, GreenSky or any of its Subsidiaries or any of their respective businesses and expressly excluding any such information that is public, independently developed (without breach of Section 10.02), or made available to any Agent or any Lender on a nonconfidential basis by any Person not known to the recipient to be making such information available in violation of any duty of confidentiality prior to disclosure by the Borrower, GreenSky or any of their respective Subsidiaries or their respective advisers or representatives.

“Insolvency Event” means, with respect to a specified Person, (a) such specified Person shall (i) commence or file a petition to commence any Insolvency Proceeding with respect to itself or any substantial part of its properties, or (ii) make a general assignment for the benefit of its creditors, or (b) a court of competent jurisdiction shall (i) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator for such specified Person or the whole or any substantial part of the properties of such specified Person, (ii) approve a petition filed against such specified Person in connection with any Insolvency Proceeding, or (iii) under the provisions of any applicable Debtor Relief Law or other applicable law, assume custody or control of such specified Person or of the whole or any substantial part of the properties of such specified Person, or (c) there is commenced against such specified Person any Insolvency Proceeding that (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which such specified Person takes any action to approve of or consent to such involuntary proceeding or action.

“Insolvency Proceeding” shall mean, with respect to any Person, any of the following: (i) any bankruptcy, reorganization, arrangement, or insolvency proceeding or other case or proceeding commenced by or against any Person under any applicable Debtor Relief Law; (ii) any proceeding seeking the appointment of any trustee, receiver, interim receiver, liquidator, custodian, monitor or other insolvency official with similar powers with respect to such Person or any of its assets; (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Person; or (iv) any receivership, assignment for the benefit of creditors, arrangement, composition or extension, or any marshalling of assets of such Person.

“Interest Period” means (i) initially, the period from the date of the initial Advance to and including the last day of the immediately succeeding calendar month in which the initial Advance is made, and (ii) thereafter, each calendar month.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for U.S. Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JPM Person” means JPMorgan Chase Bank, N.A., each Affiliate of JPMorgan Chase Bank, N.A., and each commercial paper conduit that is sponsored, managed or supported by JPMorgan Chase Bank, N.A. or by any Affiliate of JPMorgan Chase Bank, N.A., including, without limitation, each of Person that is a Lender hereunder on the Closing Date.

“Lender” means any Class A Lender or any Class B Lender, as applicable, and “Lenders” means, collectively, the Class A Lenders and the Class B Lenders.

“Lender Group” means any Class A Lender Group or Class B Lender Group.

“LIBO Rate” means, for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a three-month period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidation Notice” has the meaning set forth in Section 7.03(a).

“Liquidation Proceeds” means, for any Collection Period and any Charged-Off
Participation, any amount (which shall not be less than zero) received (whether by the Servicer, Borrower, any Collection Agent, or any subagent or designee of any of them) in connection with such Charged-Off Participation, including any recoveries, payments or other proceeds thereon, net of any (i) reasonable out-of-pocket expenses (exclusive of overhead but inclusive of any fees paid to the applicable Collection Agent or any subagent or designee of the Servicer, Borrower or such Collection Agent) incurred or reimbursable by the Servicer or the Borrower and (ii) the Collection Agent Fee payable with respect to the collection and enforcement of such Charged- Off Participation, each to the extent not previously reimbursed to the Servicer.

“Loan” means a Class A Loan and/or a Class B Loan made available to the Borrower pursuant to Section 2.01.

“Loan Origination Agreement” means a loan origination agreement, by and between an Origination Partner and GreenSky in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), it being agreed that any amendments to such loan origination agreement occurring after the date of such approval shall only be subject to additional approval of the Administrative Agent if such amendment would reasonably be expected to adversely affect the validity, enforceability or collectability of any Receivables originated thereunder.

“Majority Lenders” means, at any time of determination, (a) unless and until all the Class A Commitments have expired or terminated and all Class A Borrower Obligations have been repaid in full, one or more Class A Lenders holding 66 & 2/3% or more of the Class A Aggregate Loan Principal Balance at such time and (b) otherwise, one or more Class B Lenders holding 51% or more of the Class B Aggregate Loan Principal Balance at such time. The Principal Amount of the Loans held by any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Managed Pool Receivable” means (without duplication) any Receivable originated under the GreenSky® Program on or after January 1, 2019 [*****], in each case that is still owned or serviced by a GreenSky Group Member, including, without limitation, each Receivable related to a Purchased Participation, but excluding (i) all Patient Solutions Receivables, and (ii) any Receivable that would be a Charged-Off Participation if a Participation in respect thereof were owned by the Borrower.

“Managed Pool Receivable Balance” means, as of any date of determination with respect to a Managed Pool Receivable, (i) if such Managed Pool Receivable arises under a Deferred Interest Loan, the unpaid principal balance of such Deferred Interest Loan minus any Deferred Interest Payments thereunder as of such date, and (ii) if such Managed Pool Receivable arises under a 0% Interest Loan or a Reduced Rate Loan, the unpaid principal balance of such 0% Interest Loan or Reduced Rate Loan, as applicable.

“Master Participation Agreement” means (i) a Participation Sale Agreement to be entered into after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, among Synovus Bank, as the seller, and the Seller, as buyer, as the same may be amended from time to time or (ii) such other similar agreement between an Origination Partner, as the seller, and the Seller, as the buyer, as may be approved by the Administrative Agent from time to time (such approval not to be unreasonably withheld, conditioned or delayed).

“Master Purchase Agreement” means a Master Purchase Agreement, to be entered into after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, , among the Seller, as seller, the Borrower, as buyer, and the Administrative Agent, as the same may be amended from time to time.

“Material Adverse Change” means any event, matter, condition, circumstance, change or effect that (a) materially and adversely affects the assets or financial condition of the GreenSky Group Members, other than any Special Purpose Vehicle, taken as a whole, or the Borrower, (b) materially adversely affects the ability of the GreenSky Group Members or the Borrower to perform or observe its respective obligations under any Transaction Document to which it is a party (including the ability of GreenSky, as Servicer, to collect the Purchased Participations on a timely basis); (c) materially and adversely affects or impairs the rights, powers, remedies or interests of the Administrative Agent or any Lender under any Transaction Document; (d) materially adversely affects the validity or enforceability of any material portion of the Purchased Participations or related Receivables by the holder thereof in accordance with their terms; or (e) materially adversely affects the validity, attachment, perfection, priority or enforcement of any Liens in any material portion of the Collateral granted in favor of the Administrative Agent in or pursuant to any Transaction Document or the ability of the

Administrative Agent to exercise any remedies or otherwise realize the material benefits of the security afforded under the Transaction Documents.

“Modification Guidelines” means the Financial Hardship Relief Policy – OPER, version Effective Date 03/25/2020, as delivered to the Administrative Agent prior to the Closing Date and in effect on the Closing Date, as may be amended from time to time [*****].

“Months on Book” means, in respect of any Vintage as of any Determination Date, the number of full calendar months that have elapsed since the end of the applicable Vintage Period. By way of example only, on April 30, 2020, the January-March 2020 Vintage would have Months on Book of one (1), and on June 30, 2020, that same Vintage would have Months on Book of three (3).

“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month, provided, however, that the initial Monthly Period will commence on the date hereof and end on the last day of the calendar month in which the Closing Date occurred.

“Monthly Vintage” means Managed Pool Receivables that are Deferred Interest Loans that all share a Monthly Vintage Period.

“Monthly Vintage Period” means the calendar month in which a group of Deferred Interest Loans had their first purchase (i.e, when the deferral period for each such Deferred Interest Loans began), provided that the first Monthly Vintage Period for purposes of this Agreement shall be the Monthly Vintage Period beginning on March 1, 2018.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Multiparty Agreement” means, (i) a Multiparty Agreement, to be entered into after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, by and among Synovus Bank, Seller, Servicer, Borrower and the Administrative Agent, or (ii) such other similar agreement between a different Origination Partner, Seller, Servicer, Borrower and the Administrative Agent as may be approved by the Administrative Agent from time to time (such approval not to be unreasonably withheld, conditioned or delayed).

“Net Eligible Pool Balance” means, as of any date of determination, the remainder of (a) the Eligible Pool Balance at such time, minus (b) the Excess Concentration Amount at such time, minus (c) the sum of the Discounted Amounts for each Eligible Participation at such time.

“Net Excess Spread Rate” means, with respect to any Determination Date for any Monthly Period, the product of (x) 12, and (y) the percentage equivalent of a fraction (1) the numerator of which is the excess, if any, of (a) the sum of (i) the aggregate amount of Collections of interest and fees received on the Receivables during such Monthly Period, excluding all amounts that are Deferred Interest Payments but including all amounts that were previously Deferred Interest Payments but that during such Monthly Period were no longer deemed Deferred Interest Payments (as described in the definition thereof), (ii) in respect of each 0% Interest Loan, Collections received during such Monthly Period that are allocable to the Discounted Amount of such 0% Interest Loan during such Monthly Period (measured whether or not the Participation owned by the Borrower in respect of such 0% Interest Loan is then an Eligible Participation), (iii) in respect of each Deferred Interest Loan, Collections received in respect thereof during such Monthly Period multiplied by a percentage equal to one (1) minus the Class A Advance Rate (or, if then applicable and if higher than the Class A Advance Rate, the Class B Advance Rate) applicable to such Deferred Interest Loan (such rate to be applicable whether or not the Participation then owned by the Borrower in respect of such Deferred Interest Loan is then an Eligible Participation), and (iv) all payments received during such Monthly Period in respect of previously Charged-Off Participations, over (b) the sum of (i) the Servicing Fee paid during such Monthly Period, (ii) all other fees paid under the Transaction Documents during such Monthly Period (excluding the Class A Upfront Fee and the Class A Unused Fee) and (iii) the aggregate Participation Balance of Participations which became Charged-Off Participations during such Monthly Period (with such Participation Balance measured as of the date such Participations became a Charged-Off Participation) and (iv) the Class A Interest Rate paid during such Monthly Period, and (2) the denominator of which is equal to the daily average Aggregate Loan Principal Balance during such Monthly Period.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Secured Party arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including the Class A Borrower Obligations, the Class B Borrower Obligations, Indemnified Liabilities, the Upfront Fee and all other amounts due or to become due from the Borrower to any Secured Party under this Agreement and the other Transaction Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower (in each case whether or not allowed as a claim in such proceeding).

“Obligor” means, with respect to any Participation or Receivable, the Person obligated to make payments under the related Receivable, including the maker of any promissory note and any borrower, co-borrower, obligor, co-obligor, or guarantor thereof.

“Origination Partner” means each of the financial institutions listed on Schedule VII hereto (and designated as such) and any other financial institution selected by GreenSky as an Origination Partner hereunder and consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.

“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned thereto in Section 10.03(f).

“Participant Register” has the meaning assigned thereto in Section 10.03(f).

“Participation” means a one hundred percent (100%) undivided beneficial ownership interest in all cash flows from and proceeds of a Receivable, including proceeds of any sale, contribution or assignment of the related Receivable.

“Participation Balance” means, as of any date of determination, (i) with respect to an Eligible Participation issued in respect of a Deferred Interest Loan, the unpaid principal balance of each such Deferred Interest Loan minus any Deferred Interest Payments thereunder as of such date, and (ii) with respect to an Eligible Participation issued in respect of a 0% Interest Loan or a Reduced Rate Loan, the unpaid principal balance of each such 0% Interest Loan or Reduced Rate Loan.

“Patient Solutions Receivable” means a receivable arising from a loan made within the GreenSky® Program’s patient solutions industry vertical and includes all right, title and interest with respect to such loan as a holder of the beneficial title to such loan, including without limitation (a) the related Receivable Document Package and all other loan documents, files and records of the Origination Partner and its servicing agent for such loan, (b) all proceeds from such loan (including without limitation any scheduled payments, any prepayments, all unpaid periodic interest and finance charges due or which may become due with respect thereto, all fees (including without limitation late payment fees) applicable to such loan, and all other fees, charges and other amounts that have been or may be assessed against the Obligor or otherwise may be due and payable thereunder), (c) all other rights, interests, benefits, proceeds, remedies and claims arising from or relating to such loan, and (d) all proceeds of the foregoing.

“Payment in Full” has the meaning assigned thereto in Section 3.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is, or within the preceding five years, has been maintained or contributed to by the Borrower or an ERISA Affiliate or to which the Borrower or an ERISA Affiliate has or could have an obligation to contribute.

“Permitted Liens” means (i) Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, created pursuant to any Transaction Document, (ii) Security Interests in favor of the Borrower (including, without limitation, as purchaser from Seller) created pursuant to any Transaction Document, (iii) Liens in favor of any Account Bank pursuant to this Agreement and/or any Account Control Agreement, (iv) inchoate Liens for Taxes not yet due, (v) other than with respect to any Purchased Assets or other Collateral (for which this clause (v) shall not apply), tax liens arising by operation of law for taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of such taxpayer with respect thereto in accordance with (and as required by) GAAP, (vi) solely with respect to Participations that are no longer Purchased Participations, precautionary and “backup” Liens in such Participations in favor of purchasers of such Participations and (vii) encumbrances in favor of the Origination Partner under the applicable Origination Agreement and Servicing Agreement.

“Person” means any individual, corporation, estate, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, or any successor regulation thereto, as in effect at the time of reference, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined in the Plan Asset Regulation. “Platinum Merchant” means a merchant in the GreenSky Program designated by
GreenSky as a “Platinum Merchant”.

“Principal Amount” means, with respect to any Loan, the original principal amount of such Loan, as such principal amount may be reduced from time to time in accordance with the terms of this Agreement; provided, that if such Principal Amount shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Amount shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender.

“Priority of Payments” means the priority of payments set forth in Section 3.02(a), Section 3.02(b) or Section 3.02(c), as applicable.

“Pro Rata Share” means, at any time with respect to any Lender, the ratio of such Lender’s Drawn Amount to the Aggregate Loan Principal Balance.

“Purchase Date” means, with respect to any Purchased Participation, the date on which such Participation is sold or otherwise transferred or contributed by the Seller to the Borrower pursuant to the Master Purchase Agreement.

“Purchased Assets” means, with respect to each Purchased Participation, (i) such Purchased Participation, (ii) as and to the extent specified in the Master Purchase Agreement, the related Receivable Document Package, (iii) as and to the extent specified in the Master Purchase Agreement, the related rights and benefits relating to such Purchased Participation under such Receivable Documents, subject to the terms of the applicable Origination Agreement, the applicable Servicing Agreement and the applicable Multiparty Agreement, (iv) all Collections in respect of such Purchased Participation and related Receivable, and (v) all proceeds of any of the foregoing.

“Purchased Participation” means each Participation made, issued, conveyed, sold, contributed or otherwise transferred to the Borrower by the Seller pursuant to the Master Purchase Agreement; provided, that upon any Release thereof or purchase by the Seller or any other Person, such Participation shall cease to be a Purchased Participation.

“Qualified Hedge Counterparty” means any Hedge Counterparty that is (i) a Lender, an Affiliate of a Lender or (ii) any other entity, which on the date of entering into any Hedge Agreement is (A) an interest rate swap dealer with a short term rating of at least A-2 from S&P and P-2 from Moody’s and a long term rating of at least A- from S&P and A3 from Moody’s; provided that, if no interest rate swap dealers meet such ratings as of a particular date, the parties shall agree to reasonable alternative ratings thresholds, and (B) solely with respect to any interest rate swap, has agreed to an ISDA/CSA which includes provisions approved in writing by the Administrative Agent, in its reasonable discretion, including but not limited to (x) no termination event in the event of a failure of Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) to post required margin under the credit support annex and (y) requirements to notify the Administrative Agent in the event of a failure of Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) to post required margin under the credit support annex; provided, however, solely with respect to a Hedge Counterparty described in clause (ii), upon a downgrade of a short term rating below A-2 from S&P or P-2 from Moody’s or a long term rating of A- from S&P or A3 from Moody’s, the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) shall require such hedge counterparty to post collateral acceptable to the Administrative Agent or replace such hedge counterparty within thirty (30) days.

“Qualified Hedging Agreement” means each agreement between the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) and a Qualified Hedge Counterparty that (i) is in writing, (ii) governs one or more Hedging Transactions, (iii) contains commercially reasonable terms and is in the form and substance reasonably acceptable to the Administrative Agent, (iv) contains an express acknowledgement of and consent to the assignment by the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) of all of its rights (but not its obligations) thereunder to the Administrative Agent; (v) requires all payments due to the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) thereunder by the Qualified Hedge Counterparty to be remitted exclusively to the Collection Account; (vi) contains an express prohibition on any amendment or modification thereof without the express written consent of the Administrative Agent; and (vii) complies with any applicable clearing and margin requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Qualified Hedging Transaction” means either (a) a Hedging Transaction that is an interest rate cap that arises under a Qualified Hedging Agreement, and for which the Borrower, or GreenSky or the Seller on Borrower’s behalf, has made all required payments paid or payable to the Qualified Hedge Counterparty thereunder to purchase such Hedging Transaction, or (b) a Hedging Transaction other than an interest rate cap that (i) has been approved by the Administrative Agent in its reasonable discretion, and (ii) has been entered into pursuant to a Qualified Hedging Agreement.

“Receivable” means a Home Improvement Receivable, a Patient Solutions Receivable or a Specialty Retail Receivable, as applicable.

“Receivable Document Package” means, with respect to any Receivable, copies of all Receivable Documents.

“Receivable Documents” means with respect to any Receivable regarding which a Purchased Participation is owned by the Borrower, and in each case except as set forth in the Loan Origination Agreement or Servicing Agreement, copies of (i) the loan agreement governing the terms thereof; (ii) the terms of use; and (iii) any other notes, instruments, documents or writings executed or to be executed (including electronic execution) by the applicable Obligor in connection therewith, provided to or by the applicable Obligor in connection the application for or approval, origination and funding of such Receivable. For avoidance of doubt, the parties hereto understand that Receivable Documents (i) are in electronic form and shall be provided in electronic form when required to be provided under the Transaction Documents, and (ii) are owned by the applicable Origination Partner in its capacity as owner of such Receivable.

“Reduced Rate Loan” means a Receivable relating to a loan that is a fully amortizing fixed rate term loan with no promotional or deferred period and that is not a 0% Interest Loan.

“Register” has the meaning assigned to such term in Section 2.05(b).

“Regulatory Requirement” means (i) the adoption after the date hereof or, in respect of any Person that becomes a Lender hereunder after the date hereof pursuant to an

Assignment and Assumption Agreement, after the date of such Assignment and Assumption Agreement, of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or any change therein after the date hereof and (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that for purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities in connection with Basel II or Basel III, in each case regardless of the date enacted, adopted, issued or implemented.

“Rejection Notice” has the meaning set forth in Section 7.03(a).

“Related Group” means the Conduit Lenders and Committed Lenders listed together as part of a “Related Group” on Schedule I or in any Assignment and Assumption Agreement.

“Related Parties” has the meaning specified in Section 10.02(e).

“Related Person” means, (i) solely with respect to any Conduit Lender, any Person that provides liquidity or credit support to such Conduit Lender or is otherwise a sponsor or manager thereof; and, (ii) with respect to any Lender (or any Related Person of a Conduit Lender as set forth in the foregoing clause (i)), any Person controlling, that is the holding company of, that is consolidated with, or that is an Affiliate of such Lender.

“Release” means the release by the Administrative Agent of its security interest in all or any designated portion of the Purchased Participations and related Purchased Assets in connection with (a) a Whole Loan Sale, (b) a Securitization Transaction or (c) a voluntary prepayment following the first anniversary of the Closing Date, in each case made in accordance with the terms of Section 2.04.

“Release Date” means the date of any Release pursuant to Section 2.04(a).

“Release Notice” has the meaning set forth in Section 2.04(a).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the NYFRB or, in each case, any successor thereto.

“Repurchase Price” means, with respect to a Purchased Participation that is required to be repurchased by the Seller pursuant to the Master Purchase Agreement, an amount equal to (i) the sum of (a) the “Purchase Price” of such Participation as of the date of purchase under the Master Purchase Agreement and (b) all accrued and unpaid interest on the related

Receivable as of such date, less (ii) all Collections received by the Borrower and applied to reduce the principal balance thereof.

“Required Reserve Account Amount” means, as of any date of determination the product of the Required Reserve Percentage multiplied by the Aggregate Loan Principal Balance on such date of determination.

“Required Reserve Account Deposit Amount” means, as of any date of determination, the remainder of (a) the Required Reserve Account Amount as of such date, minus (b) the amount of funds actually on deposit in the Reserve Account on such date (after giving effect to any amount to be withdrawn from such Reserve Account on such date but before giving effect to any actual deposit of any portion of an Advance or other amount to be deposited into such Reserve Account on such date).

“Required Reserve Percentage” means [*****]%.

“Requirements” means all applicable federal and state laws, regulations and guidance related, directly or indirectly, to the gathering, storage, use, security and privacy of Consumer Information, including Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the FTC’s Rule regarding the Privacy of Consumer Financial Information, 16 C.F.R. Part 313, the Federal Trade Commission’s Standards for Safeguarding Customer Information, 16
C.F.R. Part 314, and any other applicable laws regarding the privacy or security of Consumer Information (collectively, the “Privacy Laws”) Title X of the Dodd-Frank Act; Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the FTC’s Rule regarding the Privacy of Consumer Financial Information, 16 C.F.R. Part 313, the for Safeguarding Customer Information, 16 C.F.R. Part 314.

“Requirements of Law” means any and all applicable federal, state, local and/or foreign statutes, and any and all applicable ordinances, rules, regulations, judicial rulings, court orders, common law, judgments, decrees, administrative orders, and other applicable legal requirements of any and every conceivable type, including, but not limited to, any applicable credit disclosure laws and regulations and any applicable State and federal usury laws.

“Reserve Account” has the meaning assigned thereto in Section 3.04(a).

“Reserve Account Excess Amount” means, with respect to any Release Date, the amount determined as of such date after giving effect to any prepayment or other distribution on such date (but not any withdrawal from the Reserve Account to be made on such date to fund payments or distributions pursuant to the Priority of Payments) equal to the excess of the amount of funds on deposit in the Reserve Account on such date over the Required Reserve Account Amount on such date.

“Revolving Period” means the date commencing on (and including) the Closing Date and ending on the Commitment Termination Date.

“Scheduled Payment” means, with respect to any Purchased Participation, the amount set forth in the applicable Receivable Documents as required to be paid by the Obligor on the related Receivable on each due date specified therein. If after the Closing Date, the

Obligor’s obligation payable on any due date specified in a Receivable Document has been modified so as to differ from the amount specified therein as of the Purchase Date for such Purchased Participation (i) as a result of a modification thereof made consistent with the Servicer’s Modification Guidelines, or (ii) pursuant to the Servicemembers Civil Relief Act or similar State laws, the Scheduled Payment with respect to such Receivable shall refer to the Obligor’s payment obligations with respect to such Receivable as so modified.

“Secured Parties” means the Administrative Agent, the Lenders (including any Participant), and the other Indemnified Parties.

“Securitization Transaction” means a broadly marketed and distributed issuance of asset-backed securities, whether sponsored by GreenSky or an Affiliate of GreenSky or any non-affiliated third party, which is secured by the Receivables (or Participations issued in respect of such Receivables) serviced or master serviced by GreenSky or its Affiliate.

“Security Interest” means a security interest as defined in the applicable UCC, which includes a sale of accounts, chattel paper, payment intangibles, and promissory notes.

“Seller” has the meaning assigned to such term in the Recitals.

“Selling Bank Partner” means each of the financial institutions listed on Schedule VII hereto (and designated as such) and any other financial institution selected by GreenSky as a Selling Bank Partner hereunder and consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of August 25, 2017, by and among GreenSky Holdings, LLC, a Georgia limited liability, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and as an issuing bank, and each lender from time to time party thereto (as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time).

“Servicer” means GreenSky (including its Affiliates that provide, directly or indirectly, any of the services contemplated by any Loan Origination Agreement or related Servicing Agreement), as the servicer of the Purchased Participations and related Receivables, and each successor servicer (which may include any backup servicer upon appointment of such backup servicer as successor servicer).

“Servicer Default” means the occurrence of a “Servicer Default” as such term is defined in the Servicing Agreement.

“Servicing Agreement” means (i) the Servicing Agreement by and between Synovus Bank and the Servicer to be entered into after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, (ii) a servicing agreement by and between an Origination Partner (other than Synovus Bank) and the Servicer, in effect from time to time, and (iii) any successor servicing agreement entered into with any successor Servicer if GreenSky is replaced as Servicer pursuant to the terms of the initial Servicing Agreement.

“Servicing Fee” means the fee payable to the Servicer, as agent for the applicable Origination Partner, pursuant to the Multiparty Agreement, and, with respect to any successor Servicer, the fee payable to such successor Servicer (provided that any fee payable to a successor servicer shall not be in excess of the fee payable to the Backup Servicer pursuant to the Backup Servicing Agreement without the consent of the Administrative Agent).

“Settlement Date” means the fifteenth (15th) calendar day of each calendar month or, if such date is not a Business Day, the next Business Day, commencing with June 15, 2020; provided, that (A) the date of any prepayment hereunder shall be a “Settlement Date” with respect to the portion of the Loan being prepaid on such date (subject to Section 3.02(b)); and
(A)the Final Maturity Date and any date declared by the Administrative Agent after an Event of Default has occurred and is continuing shall be a “Settlement Date.”

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) such Person and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) such Person and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Purpose Vehicle” means any special purpose entity established by GreenSky or an Affiliate thereof in connection with a warehouse lending facility, securitization or any other financing arrangement that is entered into or to be entered into by GreenSky or an Affiliate thereof in order to finance loans, Receivables or Participations.

“Specialty Retail Receivable” means a receivable arising from a loan made within the GreenSky® Program’s specialty retail vertical and includes all right, title and interest with respect to such loan as a holder of the beneficial title to such loan, including without limitation (a) the related Receivable Document Package and all other loan documents, files and records of the Origination Partner and its servicing agent for such loan, (b) all proceeds from such loan

(including without limitation any scheduled payments, any prepayments, all unpaid periodic interest and finance charges due or which may become due with respect thereto, all fees (including without limitation late payment fees) applicable to such loan, and all other fees, charges and other amounts that have been or may be assessed against the Obligor or otherwise may be due and payable thereunder), (c) all other rights, interests, benefits, proceeds, remedies and claims arising from or relating to such loan, and (d) all proceeds of the foregoing.

“State” means any one of the 50 states of the United States of America or the District of Columbia.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which a majority of the outstanding shares of capital stock or other Equity Interests having ordinary voting power for the election of directors or their equivalent is at the time owned by such Person directly or through one or more Subsidiaries.

“Supplemental Information and Certification” means, as part of each Advance Notice, each Release Notice, each Notice of Withdrawal, and each Borrower’s Monthly Settlement Certificate delivered hereunder: (a) a pro forma calculation of the Required Reserve Account Deposit Amount (in the case of any Advance Notice) or Reserve Account Excess Amount (in the case of a Release Notice), (or either of the foregoing, if applicable, as part of the Borrower’s Monthly Settlement Certificate) as of (or as would be determined on) the related Advance Date, Release Date, or Settlement Date, as the case may be, after giving effect to any Advance, prepayment, Release, distribution, and other action to be taken on such date, (b) a certification and representation and warranty that the Financial Covenant Trigger has not occurred as of the date of such notice or certificate, which certification shall be true on the related Activity Date or Settlement Date, as applicable, after giving effect to any Advance, prepayment, Release, distribution or other action to be taken on such date; and (c) agreeing that the foregoing calculations and determination will be immediately updated if necessary on any related Advance Date or Release Date if not accurate as of the close of business on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means (a) in the case of a Deferred Interest Loan, the original deferral period and (b) in the case of a 0% Interest Loan or a Reduced Rate Loan, the original term to maturity.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

[*****]

“Three-Month Average Excess Spread” means, on any Settlement Date, the average of the Net Excess Spread Rate as of the three Determination Dates immediately preceding such Settlement Date.

“Transaction Documents” means this Agreement, the Master Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Multiparty Agreement, any Account Control Agreement, the Fee Letter, the GreenSky Representations Letter, and each other contract, agreement, undertaking or other instrument executed in connection with any of the foregoing, including all exhibits, annexes and schedules attached to any of the foregoing, and other documents and certificates delivered in connection therewith; provided that Hedge Agreements and other documents and certificates delivered in connection therewith shall not be deemed to be Transaction Documents.

[*****]

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Uncommitted Class A Facility” means discretionary revolving loans that may be made by one or more Class A Lenders in such Class A Lender’s sole discretion in a principal amount which may be agreed to by the Administrative Agent, the Class A Lenders and the Borrower but shall in no event exceed $200,000,000 in the aggregate. As of the Closing Date, the Uncommitted Class A Facility is $0.

“Underwriting Policy” means the GreenSky Program Credit Policy for GS Investment I, LLC dated as of April 20, 2020, as set forth on Schedule IX hereto, as such policy may be amended from time to time [*****].

“Unrestricted Cash” means, with respect to GreenSky Parent and its Subsidiaries on a consolidated basis, as of any date of determination, the cash and cash equivalents that, in accordance with GAAP, is reflected on the consolidated balance sheet of GreenSky, but only to the extent that such cash and cash equivalents (or any deposit account or securities account in which such cash and cash equivalents are held) are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor.

“Upfront Fee” has the meaning set forth in the Fee Letter.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.08(f).

“Vintage” means, in respect of Managed Pool Receivables, a group of 0% Interest Loans, Reduced Rate Loans or Deferred Interest Loans, respectively, that all share a Vintage Period.

“Vintage Period” means the calendar quarter in which a group of 0% Interest Loans, Reduced Rate Loans or Deferred Interest Loans, as applicable, was originated, provided that the first Vintage Period for purposes of this Agreement shall be the Vintage Period beginning on January 1, 2019.

“Volcker Rule” has the meaning given to it in Section 4.01(h).

“Weighted Average Discount Rate” means, as of any date of determination,
[*****].

[*****]

“Whole Loan Sale” means a sale of all or a part of the Receivables relating to the Purchased Participations to an unaffiliated third-party purchaser in exchange for not less than fair market value (as determined by the Borrower in its reasonable discretion), it being agreed that any such sale may be sold to another GreenSky Group Member (or Affiliate thereof) before being immediately sold to such third-party purchaser.

“Withdrawal Date” has the meaning specific in Section 3.02(e).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Other Definitional Provisions.

(a)Related Documents, Instruments and Certificates. All terms defined in this Agreement shall have the defined meanings when used in any instrument governed hereby and in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)Accounting Terms. Accounting terms used but not defined or partly defined in this Agreement, in any instrument governed hereby or in any certificate or other document made or delivered pursuant hereto, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect as of such date of determination or any such instrument, certificate or other document, as applicable. To the extent that the definitions of accounting terms in this Agreement or in any such instrument, certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such instrument, certificate or other document shall control. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)Internal References. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)Cross-References; Including. Section, Schedule and Exhibit references contained in this Agreement are references to the Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(e)Variations. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(f)Requirements of Law. Any reference to any Requirements of Law means such Requirements of Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Requirements of Law means that provision of such Requirements of Law from time to time in effect or constituting any substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

(g)Amendments, Supplements and Modifications; Successors and Assigns. Any agreement, instrument or document defined or referred to herein or in any instrument, certificate or document delivered in connection herewith means such agreement, instrument or document as the same may from time to time be amended, modified or supplemented in accordance with the terms thereof and includes references to all attachments, schedules and exhibits associated therewith; all references to a Person include its permitted successors and assigns.

(h)Knowledge. Any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge.

(i)Business Days. If any date for compliance with the terms or conditions of any Transaction Document falls due on a day that is not a Business Day, then such due date shall be deemed to be the immediately following Business Day.

(j)Defaults. For purposes of this Agreement, any Event of Default, Servicer Default or Seller Default shall be deemed to be continuing until it is waived in accordance with the provisions set forth herein or in the applicable Transaction Document.

(k)Approvals. The fact that any Person provides approval or consent hereunder shall not mean or otherwise be construed to mean: (i) that such Person providing such approval or consent has assumed the obligations of the Person seeking approval or consent to comply with all applicable Requirements of Law and other obligations arising from or relating to the underlying matter as to which such approval or consent was given; or (ii) except as otherwise expressly set forth in such approval or consent, that providing any such approval or consent impairs in any way the rights or remedies of the Person providing such approval or consent under this Agreement, including indemnification rights for any failure of the Person seeking such approval or consent to comply with all such Requirements of Law and other obligations.

(l)Interest Rates; LIBO Rate Notification. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on U.S. Dollars. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.12(d), of any change to the reference rate upon which the interest rates are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.12(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.12(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(m)Notwithstanding any other provision of this Agreement, the aggregate amount of the Class B Commitments as of the Closing Date is $0. The Borrower may, with the consent of Administrative Agent in its reasonable discretion, from time to time elect to increase the Class B Commitment to an aggregate amount not to exceed 15% of the Class A Commitments then in effect. For so long as Class B Commitments are $0, all provisions in this Agreement (other than this Section 1.02(m)) and the other Transaction Documents relating to Class B Commitments, Class B Loans, Class B Lenders and related matters shall be without effect.

ARTICLE II
THE CREDITS
SECTION 2.01 Advances.

(a)Revolving Period. Subject to the terms and conditions of this Agreement (including, without limitation, the conditions precedent to the initial Advance and each subsequent Advance set forth in Article V) and relying upon the representations and warranties herein set forth, during the Revolving Period, (i) each Class A Conduit Lender may, and to the extent any Class A Conduit Lender declines to fund, each Class A Committed Lender in its Related Group shall, severally and not jointly, fund (x) Class A Loans not to exceed the Class A Commitments, (ii) after the Class A Commitments have been fully funded and remain outstanding and in the sole discretion of the Class A Lenders, additional Class A Loans not to exceed the amount of the Uncommitted Class A Facility, and (iii) each Class B Lender shall, severally and not jointly, fund (x) Class B Loans not to exceed the Class B Commitments (each such loan funded under clause (i) or (ii), an “Advance”); provided, however, that no such Advance shall cause (a) the outstanding Class A Aggregate Loan Principal Balance to exceed the lesser of (x) the Class A Maximum Financing Amount and (y) the Class A Borrowing Base, (b) the outstanding Class B Aggregate Loan Principal Balance to exceed the lesser of (x) the Class B Maximum Financing Amount and (y) the Class B Borrowing Base, and (c) the Aggregate Loan Principal Balance to exceed the lesser of (x) the Facility Limit and (y) sum of the Class A Borrowing Base plus the Class B Borrowing Base. Subject to the foregoing, amounts borrowed hereunder by the Borrower may be repaid and re-borrowed during the Revolving Period. For the avoidance of doubt, any payments of principal on the Class A Loans shall be applied to reduce Class A Loans attributable to the Uncommitted Class A Facility prior to reducing Class A Loans attributable to the Class A Commitments.

(b)Process for Requesting Advances. The Borrower may request an Advance (which Advance, subject to the conditions herein, may be for Class A Loans, Class B Loans or any combination thereof, at the discretion of the Borrower) on any Business Day occurring prior to the Commitment Termination Date (an “Advance Date”) by delivering to the Administrative Agent (which the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice) by not later than 3:00 p.m. New York City time at least two (2) Business Days prior to the requested Advance Date, an Advance Notice, with an attached Borrowing Base Certificate and Data File, provided, that in no event shall there be more than two Advance Dates in any calendar week. Each Advance Notice shall be irrevocable and effective upon receipt.

(c)Pro Forma Calculations. The Borrowing Base Certificate and Data File delivered with any Advance Notice shall be dated and current as of the close of business on the date that is one (1) Business Day preceding the delivery date for such Advance Notice set forth above and shall show pro forma calculations of the Required Reserve Account Deposit Amount, Class A Borrowing Base and Class B Borrowing Base as of the applicable Advance Date (after giving effect to the Advance and purchase of Participations on such date and expected application of Available Funds on such Advance Date if such Advance Date is a Settlement Date), and shall include, without limitation, (i) identification of the Participations to be acquired on such Advance Date and certification of which Purchased Participations will be Eligible

Participations on such Advance Date, and (ii) the Supplemental Information and Certification. The Borrower hereby agrees that it shall, or it shall cause the Servicer to, immediately notify the Administrative Agent if any such pro forma information or calculations fail to be true as of the related Advance Date, together with corrected and updated information and calculations as of such Advance Date.

(d)Funding Advances; Replacement of Lenders. On each Advance Date, each Class A Lender and/or Class B Lender, as applicable, may, not later than 1:00 p.m., New York City time, on such Advance Date, remit its Applicable Advance Percentage of the requested Advance by wire transfer of immediately available funds to the account designated by the Administrative Agent, which shall be funded by the Class A Lender or the Class B Lender, as applicable, in the manner set forth in, and shall be subject to the terms of, Section 2.01(a). If (i) any Lender requests compensation under Section 2.07 or 2.08 or (ii) any Committed Lender becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Conduit Lender or Committed Lender, as applicable, if a Conduit Lender or Committed Lender accepts such assignment); provided, that (x) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not unreasonably be withheld, conditioned or delayed, (y) each assigning Lender shall have received payment of an amount equal to all outstanding Loans funded or maintained by such Lender, together with all accrued interest thereon, all accrued but unpaid fees, reimbursable expenses and other Obligations payable to such Lender hereunder and under the Transaction Documents, from the assignee (to the extent of such outstanding Loans) or Seller (in the case of all other amounts) and(z) in the case of any such assignment resulting from a claim for compensation under Section
2.07 or 2.08, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to exist.

(e)Distributions of Advances. By the close of business on each Advance Date, the Administrative Agent shall distribute the amount of funds actually received from the Lenders with respect to the applicable Advance pursuant to Section 2.01(d) as follows: (i) the Administrative Agent shall deposit into the Reserve Account the portion of such funds equal to the Required Reserve Account Deposit Amount specified pursuant to Section 2.01(c); and (ii) the Administrative Agent shall remit the remainder of such funds by wire transfer of immediately available funds to the Borrower’s Designated Account; provided, that if any Lender remits funds to the Administrative Agent with respect to any Advance after the time deadline set forth in Section 2.01(d), the Administrative Agent shall make the applicable distribution pursuant to this Section 2.01(e) as soon as reasonably practicable thereafter, and in any event, on prior to the close of the next Business Day following receipt; and provided, further, that if any condition precedent herein specified to the making of such Advance shall not have been met, then the Administrative Agent shall return to the respective Lenders all funds received from such Lenders pursuant to Section 2.01(d) with respect to such Advance. For the avoidance of doubt, the full amount of any Advance, including, without limitation, the portion thereof deposited into the

Reserve Account, shall constitute principal indebtedness of the Borrower and shall be added to the Aggregate Loan Principal Balance. Also, for the avoidance of doubt, the withdrawal of funds from the Collection Account to acquire additional Eligible Participations pursuant to Section 3.02(e) shall not be added to the Aggregate Loan Principal Balance.

(f)Use of Proceeds of Advances. The Borrower shall use the proceeds of Advances solely to fund its acquisition of (i) Eligible Participations and related Purchased Assets pursuant to the Master Purchase Agreement, (ii) to pay fees and expenses related to the Facility, and (iii) to fund distributions made in accordance with Section 6.02(c).

(g)On any Advance Date, the Borrower shall cause the Servicer to electronically deliver the Receivable Document Package for any Participation to be purchased by the Borrower on such Advance Date to the Custodian (if not already in possession of same).

SECTION 2.02 Commitments. The Commitments of all of the Committed Lenders shall automatically, and without further action, terminate on the Commitment Termination Date. The Borrower may not terminate or reduce the Commitments other than in accordance with Section 2.04.

SECTION 2.03 Mandatory Principal Payments.

(a).Final Maturity Date. The Borrower hereby agrees to pay the Aggregate Loan Principal Balance, together with all accrued interest thereon and all other accrued but unpaid Obligations, on the Final Maturity Date.

(b).Borrowing Base Deficiency. In the event that an Authorized Officer of Servicer or the Borrower has knowledge that a Borrowing Base Deficiency exists on any date of determination, if such Borrowing Base Deficiency is not cured through the acquisition by the Borrower of cash or additional Eligible Participations within three Business Days, then: (i) if such third Business Day following the occurrence of such Borrowing Base Deficiency is a Settlement Date, the Borrower shall remit to the Administrative Agent an amount equal to such Borrowing Base Deficiency if there are insufficient Available Funds to cure such Borrowing Base Deficiency from distributions to be made hereunder on such date pursuant to Section 3.02; and (ii) otherwise, the Borrower shall remit the amount of such Borrowing Base Deficiency to the Administrative Agent (for a principal repayment to the Lenders based on their Pro Rata Share), by the close of business on such third Business Day following the occurrence of such Borrowing Base Deficiency, and on either such date, the Borrower shall also remit all accrued interest on the amount of any mandatory prepayment made pursuant to this Section 2.03(b).

SECTION 2.04 Releases.

(a).Release Process. The Borrower shall have the right to optionally prepay Advances in whole or in part at any time. In connection with any such prepayment, the Borrower may request a Release in connection therewith (i) at any time but only in connection with a Whole Loan Sale or Securitization Transaction or (ii) only after the occurrence of the first anniversary of the Closing Date, in each case subject to the terms of this Section 2.04 and the conditions precedent set forth in Section 5.02. The Borrower may request a Release described in clause (i) or (ii) above on any Business Day (a “Release Date”) by delivering to the

Administrative Agent (which document the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice) by not later than 3:00 p.m. New York City time at least two (2) Business Days prior to the requested Release Date, written notice substantially in the form of Exhibit F (a “Release Notice”). In connection with (A) any prepayment made on or after the first anniversary of the Closing Date, or (B) any Release described in clause (i) or (ii) above made in accordance with the terms of this Section 2.04, the Borrower may elect to reduce the Aggregate Commitments, pro rata among the Committed Lenders, by an amount up to the Facility Limit by including such election in the related Release Notice (each such election, a “Commitment Reduction” and each such amount, a “Commitment Reduction Amount”) and such Commitment Reduction shall be effective upon the date of such prepayment or the related Release on the Release Date, as applicable. Each Release Notice shall be irrevocable and effective upon receipt; provided further that if such Release Notice is delivered more than two Business Days prior to the requested Release Date, it shall be revocable, without penalty, through the close of business on the Business Day preceding such second prior Business Day. By not later than 3:00 p.m. New York City time at least one Business Day prior to the requested Release Date, the Borrower shall deliver to the Administrative Agent (which document the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice), a written notice substantially in the form of Exhibit I (a “Release Letter”), confirming the Release Date and setting forth certain information related to the distribution of funds on such Release Date and, if applicable, the Release of certain Purchased Participations.

(b).Required Information. Each Release Notice shall: (i) be executed by the Borrower; (ii) set forth the Aggregate Loan Principal Balance to be prepaid, all accrued interest on the Advances and all accrued Class A Unused Fees and itemize any additional amounts payable on the applicable Release Date pursuant to Section 2.04(d)(B) and Section 2.04(e); (iii) in the event of any partial prepayment, set forth the Aggregate Loan Principal Balance immediately before and immediately after giving effect to any applicable prepayment; (iv) (A) identify any Purchased Participations subject to such Release, identify the Purchased Participations that will remain after giving effect to any such Release and certify as to which of such remaining Purchased Participations will be Eligible Participations on such Release Date, and (B) certify that the conditions precedent to such Release set forth in this Section 2.04 and Section 5.02 have been satisfied; (v) in the event of a partial Release, attach a Borrowing Base Certificate and Data File; and (vi) contain the Supplemental Information and Certification.

(c).Pro Forma Calculations. The Borrowing Base Certificate and Data File required to be delivered with any Release Notice shall be dated and current as of the close of business on the date preceding the delivery date for such Release Notice set forth above and shall show pro forma calculations of the Required Reserve Account Amount, Required Reserve Account Deposit Amount (if any), Reserve Account Excess Amount (if any), Class A Borrowing Base and Class B Borrowing Base as of the applicable Release Date (after giving effect to any Release on such date). If Borrower is paying any amounts pursuant to Section 2.04(d)(B) below in connection with a Release Date, then Borrower shall also include a calculation of such amounts in the Release Notice and the Release Letter. The Borrower hereby agrees that it shall, or it shall cause the Servicer to, immediately notify the Administrative Agent if any such pro forma information or calculations fail to be true as of the related Release Date, together with corrected and updated information and calculations as of such Release Date.

(d).Prepayment. On each Release Date, by 1:00 p.m. New York City time, (i) the Administrative Agent shall withdraw from the Reserve Account an amount equal to the Reserve Account Excess Amount (if any) determined pursuant to Section 2.04(c), and (ii) the Borrower shall remit funds to the Administrative Agent, such that the amount of funds held by the Administrative Agent pursuant to the foregoing clauses (i) and (ii) shall together equal the sum of: (A) the amount of the prepayment set forth in the Release Letter and the amount of any Borrowing Base Deficiency (as determined after giving effect to any Release, prepayment and any other distributions on such date), and (B) without duplication of clause (A), all other amounts of the type described in Sections 3.02(a)(i) through (xi) that have accrued through such date and for which there are insufficient Available Funds then held in the Collection Account to distribute in payment thereof on such date (if it is a Settlement Date) or on the next Settlement Date.

(e).Distributions. By the close of business on the Release Date, based on the information set forth in the applicable Release Letter described in Section 2.04(a) (unless the Administrative Agent has notified the Borrower in writing prior thereto that it objects to such information based on such information not being consistent with the requirements of this Agreement, in which case the following shall be done on the Business Day following the Business Day on which the Administrative Agent receives an updated Release Letter from the Borrower that has been reasonably approved by the Administrative Agent), (1) the total amount of funds held by the Administrative Agent from the Reserve Account withdrawal and from the Borrower remittance pursuant to clauses (i) and (ii) of Section 2.04(d) shall be distributed by the Administrative Agent (solely in accordance with the Release Letter or, if applicable, the updated Release Letter referred to in the prior parenthetical) as follows: (i) to the Lenders, based on each Lender’s Pro Rata Share, the amount set forth in clause (A) of Section 2.04(d), to be applied to reduction of the Aggregate Loan Principal Balance (and the Drawn Amount of each Lender), and
(ii) to each Person entitled thereto, the amounts described in clause (B) of Section 2.04(d) for application thereto.

(f).Release of Collateral. On each Release Date, subject to satisfaction of the conditions precedent set forth in Section 5.02, upon receipt by the Administrative Agent of the amount required to be remitted by the Borrower on such date pursuant to Section 2.04(d), the portion of the Purchased Participations (and the related Purchased Assets) identified for Release by the Borrower shall be automatically released from the Lien of the Administrative Agent and such Participations shall no longer be “Purchased Participations” (and the related assets shall no longer be “Purchased Assets”) or included in any Class A Borrowing Base or Class B Borrowing Base calculation hereunder and shall not be required to be included in any certificate or report required to be delivered hereunder. The Administrative Agent, at the expense and request of the Borrower, shall take (or authorize the Borrower, the Servicer or their respective designees to take) such actions as are reasonably necessary and appropriate to release the Lien of the Administrative Agent, for the benefit of the Secured Parties, on such Purchased Participations and the related Purchased Assets and to turn over or direct the Custodian to turn over, as applicable, to the Borrower or its designee any Receivable Documents with respect to such Participations that are in the possession or control of the Administrative Agent or the Custodian, as applicable; provided, a copy thereof may be retained by the Administrative Agent and the Servicer in accordance with its document retention policies.

(g).No Adverse Selection. The Borrower will not, and will not permit Seller (in any capacity) to, use any selection procedures intentionally designed to have an adverse effect on the Lenders or Administrative Agent when selecting Purchased Participations to be subject to a Release relative to Purchased Participations not selected for such Release.

SECTION 2.05 Recording Loans. The Administrative Agent shall maintain, as non- fiduciary agent for the Borrower, a copy of each Assignment and Assumption Agreement and a register (the “Register”) for the recordation of the following information: (i) the names and addresses of the Lenders (including each Person that becomes a Lender pursuant to an Assignment and Assumption Agreement) and the identity of each member of such Lender’s Related Group, (ii) each Lender’s Drawn Amount (as such amount may change upon any Advance funded pursuant to the terms hereof, each principal repayment and any assignment hereunder) and stated interest, and (iii) the Commitment of each Committed Lender and the aggregate Commitments of each Related Group. The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each assignment or transfer evidenced by an Assignment and Assumption Agreement executed pursuant to Section 10.03(e) shall be recorded in the Register, and no assignment or transfer shall be effective until such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this subsection. In making any distributions to Lenders in accordance with the terms of this Agreement and any other Transaction Document, the Administrative Agent shall be entitled to rely on the Register.

SECTION 2.06 Interest; Fees.

(a)Upfront Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent (who shall distribute the same to each Lender entitled to any portion thereof), the Upfront Fee then due pursuant to the Fee Letter.

(b)Interest. The Borrower shall pay the Class A Monthly Interest Amount on the unpaid Principal Amount of each Class A Loan and the Class B Monthly Interest Amount on the unpaid Principal Amount of each Class B Loan, in each case, for the period from the related Advance Date until the date that such Loan shall be paid in full. The Class A Monthly Interest Amount shall accrue on the Class A Loans funded or maintained by each Class A Lender at the applicable Class A Interest Rate during each Interest Period and shall be due and payable for the preceding Interest Period on each Settlement Date and on the Final Maturity Date in accordance with Section 2.03, unless earlier paid pursuant to Section 2.04. The Class B Monthly Interest Amount shall accrue on the Class B Loans funded or maintained by each Class B Lender at the applicable Class B Interest Rate during each Interest Period and shall be due and payable for the preceding Interest Period on each Settlement Date and on the Final Maturity Date in accordance with Section 2.03, unless earlier paid pursuant to Section 2.04. If applicable, the Administrative Agent shall deliver to the Borrower, two (2) Business Days prior to each Settlement Date an invoice, setting forth (i) an estimate of the Class A Monthly Interest Amount payable to the related Conduit Lenders based on the CP Rate for the Interest Period to which such Settlement Date relates and (ii) the amount of any variation between the Class A Monthly Interest Amount payable to such Conduit Lenders for the preceding Interest Period based on such notices and estimates and accrued but unpaid Class A Monthly Interest Amount payable to such Conduit Lenders for such Interest Period based on its final determination of the CP Rate for such Interest Period. The amount of any shortfall in the Class A Monthly Interest Amount based on such variation shall be included in the portion of the Class A Monthly Interest Amount payable to such Conduit Lenders on the next succeeding Settlement Date, and the amount of any overpayment of interest to such Conduit Lenders based on such variation shall be credited against the portion of the Class A Monthly Interest Amount otherwise payable to such Conduit Lenders on the next succeeding Settlement Date. If on any Settlement Date, all or any portion of the interest that is payable on such Settlement Date is not fully paid on such Settlement Date in accordance with the Priority of Payments (as a result of insufficient Available Funds for the applicable distribution priority or otherwise) (the unpaid portion of such interest as of the close of such Settlement Date being the “Unpaid Interest Period Invoice Amount”), then such Unpaid Interest Period Invoice Amount shall accrue interest thereon at the Default Rate from the Settlement Date on which it was first due through the date that it is paid in full hereunder and, if not fully paid prior to any subsequent Settlement Date, shall be added to (and become part of) the interest payment due for such subsequent Settlement Date until fully paid. The determination by the Administrative Agent of the amounts due on each Settlement Date shall be conclusive and binding absent demonstrable error.

(c)Maximum Lawful Rate. It is the intention of the parties hereto that the interest payable hereunder shall not exceed the maximum rate permissible under applicable law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement or any other Transaction Document (other than in respect of principal or interest on the Loans) and then to the reduction of the outstanding principal of the Loans.

(d)Class A Unused Fee. The Class A Unused Fee due to each Committed Lender shall accrue commencing on the date that is the third (3rd) month anniversary of the Closing Date and daily thereafter during each Interest Period through (and excluding) the Commitment Termination Date, and will be computed for each Interest Period on the basis of the actual number of days elapsed and a 360-day year. Any accrued and unpaid Class A Unused Fee for each applicable Interest Period will be payable on each Settlement Date except as otherwise provided in this Agreement. The Class A Unused Fee paid to any Committed Lender is non-refundable under any circumstances.

SECTION 2.07 Increased Costs.

(a)Increased Costs Generally. If any Regulatory Requirement (i) subjects any Affected Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) imposes, modifies or deems applicable any reserve, assessment, fee, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Lender, or credit extended by a Lender pursuant to this Agreement or (iii) imposes on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advances made by such Lender hereunder, and the result of any of the foregoing is to increase the cost to a Lender of making or maintaining any Advance or of maintaining its obligation to make any Advance, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or Related Person (whether of principal, interest or any other amount), then, upon written request of such Lender or Related Person, Borrower shall pay to such Lender or Related Person such additional amount or amounts as will compensate such Lender or Related Person for such additional costs incurred or reduction suffered. Borrower acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by the Lender or Related Person.

(b)Increased Capital Costs. If any Lender or Related Person determines that any Regulatory Requirement regarding liquidity or the amount of capital required to be maintained by such Lender or such Related Person has or would have the effect of reducing the rate of return on capital of such Lender or such Related Person as a consequence of this Agreement, any Commitment or Loan hereunder to a level below that which such Lender or such Related Person could have achieved but for such Regulatory Requirement (taking into consideration the policies of such Lender or such Related Person with respect to capital adequacy), then from time to time the Borrower will pay to the Administrative Agent, on behalf of such Lender or any such Related Person, such additional amount or amounts as will compensate such Lender or such Related Person for any such reduction in its rate of return.

(c)Timing and Details of Demands. Each demand made pursuant to this Section 2.07 shall be provided by a Lender or its Related Person to the Borrower in writing and shall state, in reasonable detail, the reasons therefor and, in the absence of manifest error, shall be conclusive and binding on the Borrower. Failure or delay on the part of any Lender or Related Person to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of any such Lender or Related Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender or Related Person pursuant to this Section 2.07 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or Related Person notifies the Borrower of the Regulatory Requirement giving rise thereto and of such Lender’s intention to claim compensation therefor; provided further that, if such Regulatory Requirement is retroactive, then the nine-month period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof.

SECTION 2.08 Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Affected Party receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section, the term “applicable law” includes FATCA.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Affected Party, within 60 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 60 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN-E or W-8BEN (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E or W-8BEN (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S.federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)[Reserved.]

(h)Survival. Each party’s obligations under this Section 2.08 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.09 Costs Related to Advance or Prepayment Failures. The Borrower agrees to reimburse each Lender, either (x) within 10 days of demand thereof (if paid directly to such Lender by the Borrower from funds other than Collections) or (y) on the next Settlement Date after such tenth day if no direct payment was made (from Collections held in the Collection Account in accordance with the Priority of Payments), for all reasonable losses, expenses, liabilities (including, without limitation, with respect to any interest or fee paid by such Lender to any lender, note buyer, credit or liquidity support provider, dealer, placement agent or other Person) or costs arising in connection with the re-deployment of funds, which such Lender may sustain if for any reason (including any failure to satisfy any condition precedent), the Borrower
(i) fails to accept an Advance on any scheduled Advance Date after delivery of an Advance Notice, or (ii) fails to make a prepayment on any scheduled Release Date after delivery of any Release Notice (that, in the case of any such Advance Notice or Release Notice, as the case may be, has not been revoked prior to the second Business Day preceding the applicable Advance Date or Release Date, as the case may be). A certificate as to any amounts payable pursuant to this Section 2.09 submitted to the Borrower by any Lender (with a copy to the Administrative Agent), providing a reasonably detailed calculation of such amounts and the basis for requesting such payment, shall be conclusive in the absence of manifest error. In connection with any amounts to be reimbursed to any Lender on a Settlement Date pursuant to this Section, the Borrower hereby agrees that it shall cause the Servicer to reflect such amounts to be reimbursed to each Lender on the Borrower’s Monthly Settlement Certificate.

SECTION 2.10 Designation of Different Lending Office. If any Lender or a Related Person thereof requests compensation under Section 2.07, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, a Related Person thereof or any Governmental Authority for the account of any Lender or a Related Person thereof pursuant to Section 2.08, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.08, as the case may be, in the future, and (ii) would not subject such Lender or such Related Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Related Person. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.11 [Reserved].

SECTION 2.12 Illegality; Substituted Interest Rates(a) Notwithstanding any other provisions herein, (i) if any applicable Requirements of Law or any change therein or in the interpretation or application thereof shall make it unlawful for a Lender to make or maintain any Loan at the LIBO Rate as contemplated by this Agreement and the other Transaction Documents, or (ii) in the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis); provided that no Benchmark Transition Event shall have occurred at such time, or (iii) Majority Lenders shall have determined (which determination shall be conclusive and binding on the Borrower absent manifest error) that the applicable LIBO Rate will not adequately and fairly reflect the cost to such Lender of making or maintaining the Loans, as applicable, based on such applicable LIBO Rate, then (x) the obligation of such Lender (or, if applicable, all affected Lenders) to make or maintain the Loans at the LIBO Rate shall forthwith be suspended and such Lender or the Administrative Agent, as applicable, shall promptly notify the Borrower thereof (by telephone confirmed in writing) and (y) each affected Loan then outstanding, if any, shall, from and including the date that the Borrower receives notice from such Lender or the Administrative Agent of the occurrence of any condition set forth in clause (i), (ii) or (iii), until payment in full thereof, bear interest at the rate per annum equal to the Class A Interest Rate calculated using the Alternate Base Rate rather than LIBO Rate. If subsequent to such suspension of the obligation of a Lender or the applicable Lenders to make or maintain the Loans using LIBO Rate, the circumstances that resulted in such suspension no longer exist, such Lender or the Administrative Agent, as applicable, shall so notify the Borrower and the previous method to determine the Class A Interest Rate (without application of this Section) shall be reinstated effective as of the date that such circumstances no longer exist with respect to such Lender or the applicable Lenders.

(b)Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12.

(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, each affected Loan then outstanding, if any, shall, until payment in full thereof, bear interest at the rate per annum equal to the Class A Interest Rate calculated using the Alternate Base Rate.

ARTICLE III
COLLECTIONS, PAYMENTS AND DISTRIBUTIONS

SECTION 3.01 Obligor Payments; Netting of Seller and Servicer Purchases; Account Deposits and Transfers.

(a)Payment and Deposit of Collections. The Borrower shall, or shall cause the Servicer to, instruct the Obligors of Purchased Participations to send all Scheduled Payments and other amounts due thereunder, and cause all ACH debits from an Obligor’s bank account to be remitted, in each case, as required by Section 3.02(e)(ii) of the Servicing Agreement. All Collections or other proceeds of Collateral received by the Borrower, Servicer, Backup Servicer, any Origination Partner, any Collection Agent, or any other sub-servicer or agent of any of them, shall be transferred to the Collection Account within two Business Days after such Collections and other proceeds have been deposited into the Lender’s Designated Account (as defined in the Servicing Agreement); provided, that all such Collections and proceeds shall be held in trust for and on behalf of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account.

(b)[Reserved].

(c)Seller Repurchases. The Borrower shall cause the Seller to deposit into the Collection Account (i) the Repurchase Price for all Purchased Participations repurchased by the Seller pursuant to the Master Purchase Agreement on the applicable date for such repurchase as set forth in the Master Purchase Agreement and (ii) the purchase price paid by any third party in relation to the sale of Receivables and release of Purchased Participations in relation to any Whole Loan Sale or Securitization Transaction permitted by this Agreement.

(d)Reserve Account Transfers. If any Borrower’s Monthly Settlement Certificate delivered pursuant to Section 3.05(a) identifies that there are insufficient Available Funds then on deposit in the Collection Account to make all distributions in full pursuant to the applicable Priority of Payments on the related Settlement Date, the Administrative Agent (solely in accordance with the Borrower’s Monthly Settlement Certificate) shall transfer from the Reserve Account into the Collection Account, the amount of such identified shortfall in Available Funds, up to the amount of funds then on deposit in the Reserve Account, for distribution on such Settlement Date as Available Funds pursuant to Section 3.02. If any Borrower’s Monthly Settlement Certificate delivered pursuant to Section 3.05(a) identifies that after giving effect to all payments and distributions or prepayments to be made on such Settlement Date, the amount on deposit in the Reserve Account will exceed the Required Reserve Account Amount, then on the applicable Settlement Date, the Administrative Agent (solely in accordance with the Borrower’s Monthly Settlement Certificate) shall transfer from the Reserve Account to the Borrower’s Designated Account the amount of such Reserve Account Excess Amount. On the earlier of the Final Maturity Date and the date on or after the

Commitment Termination Date on which the Aggregate Loan Principal Balance has been reduced to zero, all amounts on deposit in the Reserve Account shall be transferred by the Account Bank, at the direction of the Administrative Agent, from the Reserve Account to the Collection Account for distribution as Available Funds pursuant to Section 3.02.

SECTION 3.02 Distributions.

(a)Monthly Distributions Prior to an Amortization Event, Event of Default or Final Maturity Date. Subject to subsection (d) of this Section, on each Settlement Date, based on the Borrower’s Monthly Settlement Certificate, so long as no Amortization Event or an Event of Default has occurred and is continuing, and prior to the Final Maturity Date, the Borrower shall cause (or the Borrower shall cause the Servicer on its behalf to cause) the Account Bank to make the following distributions (without duplication) in the following order of priority to the extent of Available Funds on deposit in the Collection Account (and, if there are insufficient Available Funds to make any distribution under any particular clause in full, pro rata to each Person entitled to a distribution pursuant to such clause, as determined based on the maximum amount that could be distributable to each such Person under such clause):

(i)first, pro rata to the Administrative Agent, Custodian (if applicable) and the Account Bank (to the extent not deducted from the Collection Account or Reserve Account), all accrued but unpaid fees, reimbursable expenses, and indemnity amounts owed to such Person in such capacity under any Transaction Document or any related fee letter, provided, that no Person shall receive cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority first for such reimbursable expenses and indemnity amounts in excess of $100,000;

(ii)second, (a) to the Servicer, as agent for the applicable Origination Partner, in an amount equal to the Servicing Fee with respect to the preceding Collection Period (and any unpaid Servicing Fee from any prior Collection Period); provided, that cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority second shall not exceed in the aggregate [*****] basis points per annum ([*****] basis points per month) multiplied by the average Aggregate Loan Principal Balance for the immediately preceding Collection Period, and (b) if such Servicer is a successor Servicer, all accrued but unpaid fees (without duplication of the Servicing Fee), reimbursable expenses, and indemnity amounts owed to each such Person in such capacity under any Transaction Document or any related fee letter; provided, that cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority second, clause (b) for such reimbursable accrued and unpaid fees (other than Servicing Fees), expenses and indemnity amounts shall not exceed $100,000 per annum;

(iii)third, [reserved];
(iv)fourth, to the Class A Lenders, the accrued and unpaid Class A Senior Monthly Interest Amount for the immediately preceding Interest Period;
(v)fifth, to the Class B Lenders, the accrued and unpaid Class B Senior Monthly Interest Amount for the immediately preceding Interest Period;
(vi)sixth, to the Class A Lenders, the Class A Monthly Principal Payment Amount for the immediately preceding Interest Period;

(vii)seventh, to the Class B Lenders, the Class B Monthly Principal Payment Amount for the immediately preceding Interest Period;
(viii)eighth, to the Reserve Account, an amount equal to the Required Reserve Account Deposit Amount, as determined on such Settlement Date (after giving effect to any distributions made or to be made on such date);
(ix)ninth, to the Class A Lenders, the Class A Carryover Monthly Interest Amount for the immediately preceding Interest Period;
(x)tenth, to the Class B Lenders, the Class B Carryover Monthly Interest Amount for the immediately preceding Interest Period;
(xi)eleventh, to the Class A Lenders or the Class B Lenders, as applicable, any amount designated by the Borrower for the repayment of the Class A Aggregate Loan Principal Balance or the Class B Aggregate Loan Principal Balance, as applicable;
(xii)twelfth, to the applicable party, pro rata, all other amounts not paid under clauses (i) or (ii) as a result of any applicable annual limitation; and
(xiii)thirteenth, to deposit to the Borrower’s Designated Account, all remaining Available Funds.

(b)Distributions Following an Amortization Event. Subject to subsection (d) of this Section, on each Settlement Date, based on the Borrower’s Monthly Settlement Certificate, if an Amortization Event has occurred and is continuing, the Borrower shall cause (or the Borrower shall cause the Servicer on its behalf to cause) the Account Bank to make the following distributions (without duplication) in the following order of priority to the extent of Available Funds on deposit in the Collection Account (and, if there are insufficient Available Funds to make any distribution under any particular clause in full, pro rata to each Person entitled to a distribution pursuant to such clause, as determined based on the maximum amount that could be distributable to each such Person under such clause):

(i)first, pro rata to the Administrative Agent, Custodian (if applicable) and the Account Bank (to the extent not deducted from the Collection Account or Reserve Account), all accrued but unpaid fees, reimbursable expenses, and indemnity amounts owed to such Person in such capacity under any Transaction Document or any related fee letter, provided, that no Person shall receive cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority first for such reimbursable expenses and indemnity amounts in excess of $100,000;

(ii)second, (a) to the Servicer, as agent for the applicable Origination Partner, in an amount equal to the Servicing Fee with respect to the preceding Collection Period (and any unpaid Servicing Fee from any prior Collection Period); provided, that cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority second shall not exceed in the aggregate [*****] basis points per annum ([*****] basis points per month) multiplied by the average Aggregate Loan Principal Balance for the immediately preceding Collection Period, and (b) if such Servicer is a successor Servicer, all accrued but unpaid fees (without duplication of the Servicing Fee), reimbursable expenses, and indemnity amounts owed to each such Person in such capacity under any Transaction Document or any related fee letter; provided, that cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority second, clause (b) for such reimbursable accrued and unpaid fees (other than Servicing Fees), expenses and indemnity amounts shall not exceed $100,000 per annum;
(iii)  third, [reserved];
(iv)  fourth, to the Class A Lenders, the accrued and unpaid Class A Senior Monthly Interest Amount for the immediately preceding Interest Period;
(v)  fifth, to the Class B Lenders, the accrued and unpaid Class B Senior Monthly Interest Amount for the immediately preceding Interest Period;
(vi)  sixth, to the Class A Lenders, the Class A Monthly Principal Payment Amount for the immediately preceding Interest Period;
(vii)seventh, to the Class B Lenders, the Class B Monthly Principal Payment Amount for the immediately preceding Interest Period;
(viii)eighth, to the Class A Lenders, the Class A Carryover Monthly Interest Amount for the immediately preceding Interest Period;
(ix)  ninth, to the Class B Lenders, the Class B Carryover Monthly Interest Amount for the immediately preceding Interest Period;
(x)  tenth, to the applicable party, pro rata, all other amounts not paid under clauses (i) or (ii) as a result of any applicable annual limitation; and
(xi)  eleventh, to deposit to the Borrower’s Designated Account, all remaining Available Funds.

(c)  Distributions Following an Event of Default. Subject to subsection (d) of this Section, on each Settlement Date, based on the Borrower’s Monthly Settlement Certificate, if an Event of Default has occurred and is continuing, the Administrative Agent shall cause the Account Bank to make the following distributions (without duplication) in the following order of priority to the extent of Available Funds on deposit in the Collection Account (and, if there are insufficient Available Funds to make any distribution under any particular clause in full, pro rata to each Person entitled to a distribution pursuant to such clause, as determined based on the maximum amount that could be distributable to each such Person under such clause):

(i)  first, pro rata to the Administrative Agent, Custodian (if applicable) and the Account Bank (to the extent not deducted from the Collection Account or Reserve Account), all accrued but unpaid fees, reimbursable expenses, and indemnity amounts owed to such Person in such capacity under any Transaction Document or any related fee letter, provided, that no Person shall receive cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority first for such reimbursable expenses and indemnity amounts in excess of $100,000;

(ii)  second, (a) to the Servicer, as agent for the applicable Origination Partner, in an amount equal to the Servicing Fee with respect to the preceding Collection Period (and any unpaid Servicing Fee from any prior Collection Period); provided, that cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority second shall not exceed in the aggregate [*****] basis points per annum ([*****] basis points per month) multiplied by the average Aggregate Loan Principal

Balance for the immediately preceding Collection Period, and (b) if such Servicer is a successor Servicer, all accrued but unpaid fees (without duplication of the Servicing Fee), reimbursable expenses, and indemnity amounts owed to each such Person in such capacity under any Transaction Document or any related fee letter; provided, that cumulative distributions (for all applicable Settlement Dates in any calendar year) under this priority second, clause (b) for such reimbursable accrued and unpaid fees (other than Servicing Fees), expenses and indemnity amounts shall not exceed $100,000 per annum;
(iii)  third, [reserved];
(iv)  fourth, to the Class A Lenders, the accrued and unpaid Class A Senior Monthly Interest Amount for the immediately preceding Interest Period;
(v)  fifth, to the Class A Lenders, the Class A Monthly Principal Payment Amount for the immediately preceding Interest Period;
(vi)  sixth, to the Class B Lenders, the accrued and unpaid Class B Senior Monthly Interest Amount for the immediately preceding Interest Period;
(vii)seventh, to the Class B Lenders, the Class B Monthly Principal Payment Amount for the immediately preceding Interest Period;
(viii)eighth, to the Class A Lenders, the Class A Carryover Monthly Interest Amount for the immediately preceding Interest Period;
(ix)  ninth, to the Class B Lenders, the Class B Carryover Monthly Interest Amount for the immediately preceding Interest Period;
(x)  tenth, to the applicable party, pro rata, all other amounts not paid under clauses (i) or (ii) as a result of any applicable annual limitation; and
(xi)  eleventh, to deposit to the Borrower’s Designated Account, all remaining Available Funds.

(d)Objections to Borrower’s Monthly Settlement Certificate. Notwithstanding anything to the contrary set forth in subsection (a), (b) or (c) of this Section, if on or prior to 5:00
p.m. New York City time on the Business Day before any Settlement Date, the Servicer has received a written notice from the Administrative Agent that the Administrative Agent has made a good faith determination that the application of funds provided for in the Borrower’s Monthly Settlement Certificate submitted by the Servicer for such Settlement Date does not comply with this Section (which notice shall provide the detailed basis of any such determination), then (i) the Administrative Agent shall not make any distributions in accordance with such Borrower’s Monthly Settlement Certificate; and (ii) the Servicer shall provide to the Administrative Agent a revised Borrower’s Monthly Settlement Certificate reasonably acceptable to the Administrative Agent by no later than 5:00 p.m. New York City time on the Business Day following the Business Day on which such notice from the Administrative Agent was received by the Servicer. The Borrower shall make (or the Borrower shall cause the Servicer on the Borrower’s behalf to make) the distributions set forth in subsection (a), (b) or (c) of this Section on the Settlement Date based on such revised Borrower’s Monthly Settlement Certificate; provided, that if such revised Borrower’s Monthly Settlement Certificate is received after 5:00 p.m. New York time on the Business Day before the scheduled Settlement Date, then the related “Settlement Date” shall be deemed to be the Business Day following the first Business Day on which such revised

Borrower’s Monthly Settlement Certificate was received by the Administrative Agent on or prior to 5:00 p.m. on such Business Day.

(e)Recycling. The Borrower may withdraw funds from time to time (provided however that, there shall be no more than two Withdrawal Dates per calendar week) from the Collection Account with written notice (which may be e-mail) from the Borrower to the Administrative Agent, in the form attached hereto as Exhibit J to this Agreement (each, a “Notice of Withdrawal”), on any Business Day other than a Settlement Date during the Revolving Period (each such date, a “Withdrawal Date”) and transfer to Seller (or its designee) to purchase additional Eligible Participations from the Seller; provided, that the withdrawal and transfer of such funds shall be subject to the satisfaction of the following conditions precedent as of the Withdrawal Date:

(i)after giving effect to such withdrawal, the amount remaining on deposit in the Collection Account would not be less than an amount equal to the accrued and unpaid (calculated up to such Withdrawal Date) fees and interest payable on the immediately succeeding Settlement Date;

(ii)no Amortization Event, Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or should result therefrom;

(iii)the representations and warranties contained in Article IV of this Agreement are true and correct in all material respects on and as of such day as though made on and as of such day (except for representations and warranties already qualified by materiality or Material Adverse Change, which shall be true and correct in all respects);

(iv)each Notice of Withdrawal shall (1) be dated as of the Withdrawal Date, (2) be signed by an Authorized Officer of the Borrower who shall certify that all the foregoing conditions have been satisfied, (3) shall include a Borrowing Base Certificate and (4) be otherwise appropriately completed; and

(v)each Notice of Withdrawal shall be delivered to the Administrative Agent at least one (1) Business Day prior to the Withdrawal Date; provided, however that, if on the relevant Withdrawal Date the amount available in the Collection Account is actually higher than the amount set forth in such Notice of Withdrawal, the Borrower may withdraw a higher amount if the Borrower delivers to the Administrative Agent by 2:00 p.m. on the relevant Withdrawal Date (A) an updated Notice of Withdrawal reflecting such increased amount available in the Collection Account (but with no other changes to such notice) and (B) a bank statement or other evidence reasonably satisfactory to the Administrative Agent demonstrating the funds available in the Collection Account as of such date.

SECTION 3.03 Payments Generally.

(a)Payment of Obligations. Except with respect to Obligations to be paid from funds on deposit in the Collection Account, the Borrower shall remit any Obligation due hereunder or under any Transaction Document to the Administrative Agent at its designated account not later than 1:00 pm, New York City time, on the date when due in immediately available funds. Any funds received after that time will be deemed to have been received on the next Business Day.

(b)Obligations Absolute; No Setoff. All Obligations are absolute, unconditional, and shall be paid by the Borrower without setoff, defense, counterclaim, abatement, diminution or deduction of any kind, all of the foregoing of which, to the extent arising under applicable law, are hereby expressly waived by the Borrower.

(c)Business Day. Except as otherwise expressly provided herein, whenever any payment shall become due or is required to be made on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest, if applicable.

SECTION 3.04 Establishment and Maintenance of Accounts.

(a) Collection Account and Reserve Account. On or prior to the date the initial Advance is made, the Borrower shall establish two separate segregated accounts (that constitute deposit accounts for purposes of the UCC), each in the name of the Borrower at the Account Bank, which shall be identified by account number in the related Account Control Agreement as the “Collection Account” (the “Collection Account”) and the “Reserve Account” (the “Reserve Account”). The Collection Account and Reserve Account shall each be subject to an Account Control Agreement at all times. The Collection Account and the Reserve Account shall be under the “control” (within the meaning of the UCC) of the Administrative Agent, for the benefit of the Secured Parties. The Borrower shall continue to maintain the Collection Account and the Reserve Account until the Commitments have been terminated and all Obligations (other than contingent obligations as to which no claims have been asserted) have been indefeasibly paid in full (“Payment in Full”). The Collection Account and the Reserve Account shall be subject at all times to a first-priority perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, and each such account shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent on behalf of the Secured Parties.

SECTION 3.05 Distribution Reporting; Lender Access to Information.

(a)Borrower’s Monthly Settlement Certificate. No later than 1:00 p.m., New York City time, on the second (2nd) Business Day immediately preceding each Settlement Date, the Borrower shall cause the Servicer to deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) a copy of the Borrower’s Monthly Settlement Certificate executed by an Authorized Officer of the Servicer substantially in the form of Exhibit G, which shall contain: (i) instructions with respect to the specific distributions to be made by the Administrative Agent from Available Funds to each Person entitled thereto (or for deposit into the Reserve Account) on the related Settlement Date pursuant to Section 3.02(a)-(c), as applicable; (ii) identification of any amount to be transferred from the Reserve Account into the Collection Account pursuant to Section 3.01(d); (iii) a certification that, as of such date and as of the Settlement Date (after giving effect to all distributions and transfers contemplated on such date), each of the Borrower, Seller and

Servicer is and will be Solvent and no Event of Default, Default, Seller Default, Servicer Default or event that, with the giving of notice or passage of time or both, would become a Seller Default or a Servicer Default, has occurred or will occur as of such Settlement Date (after giving effect to all distributions and transfers contemplated on such date), or describing any of the foregoing that has occurred and the steps being taken as a result thereof; (iv) attaching a Borrowing Base Certificate, dated and current as of the close of business on the date preceding the delivery date for such Borrower’s Monthly Settlement Certificate set forth above, and showing as of such date and on a pro forma basis as of the Settlement Date (after giving effect to all distributions, transfers and other activity to occur on such Settlement Date), the calculation of the Eligible Pool Balance, Excess Concentration Amount, Class A Borrowing Base and Class B Borrowing Base;
(v) attaching a Data File; (vi) attaching a detailed Portfolio Report as agreed providing such details as have been previously agreed to by Borrower and Administrative Agent; and (vii) containing the Supplemental Information and Certification;. The Borrower shall, or shall cause the Servicer to, immediately notify the Administrative Agent if any such pro forma information or calculations fail to be true as of the applicable Settlement Date, together with corrected and updated information and calculations as of such Settlement Date.

(b)Lender Access to Information. The Administrative Agent may, at its option, make available to the Lenders via email, ftp site or internet website, all statements, reports and other information in its possession received under or in connection with this Agreement or any other Transaction Document. The Administrative Agent makes no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility therefor. In connection with providing access to any ftp or internet website, the Administrative Agent may require registration and the acceptance of a disclaimer and such site may be password-protected. The Administrative Agent shall not be liable for the dissemination of information in accordance with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower makes the following representations and warranties, on which each Lender relies in funding each Advance, on which the Administrative Agent relies in entering into and continuing to perform under this Agreement, and on which the Administrative Agent relies in receiving a security interest in the Purchased Participations and the other Collateral. Such representations and warranties of the Borrower are made as of the date of this Agreement, as of each Advance Date (after giving effect to the funding of the applicable Advance), as of each Withdrawal Date and as of each Release Date on which there is a Release (after giving effect thereto), unless such representation or warranty expressly refers to an earlier date, in which case it is made on such date with respect to such earlier date. The representations and warranties shall survive execution of this Agreement, the granting of Liens hereunder, the funding of each Advance and the Release of any Liens (but excluding with respect to any Participations subject to such Release following the release of the Lien thereon).

(a)Organization and Good Standing. The Borrower is (i) a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and (ii) except where the failure to do so could not reasonably be expected to result in a

Material Adverse Change, is in good standing with every Governmental Authority having jurisdiction over its activities.

(b)Power and Authority; Enforceability. The Borrower has all requisite power and authority to own its properties, carry on its business as and where now being conducted and execute and deliver this Agreement and each other Transaction Document to which it is a party, perform all of its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. Each of this Agreement and each other Transaction Document to which the Borrower is party has been duly and validly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding in equity or at law).

(c)Consents and Approvals. The Borrower has all qualifications, regulatory permissions and/or licenses necessary, and no consent, approval, authorization, registration, filing or order of any court or Governmental Authority is required, for the execution, delivery and performance by the Borrower of, or compliance by the Borrower with, this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby or thereby (including the acquisition of the Purchased Participations and other Purchased Assets by the Borrower from the Seller and the pledge and grant of the Purchased Participations and other Purchased Assets by the Borrower to Administrative Agent, for the benefit of the Secured Parties), except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(d)No Lien on Purchased Assets. Neither the execution and delivery of this Agreement or any other Transaction Document to which the Borrower is party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms and conditions hereof or thereof, will result in the creation or imposition of any Lien on any Purchased Participation or other Purchased Assets except for Permitted Liens.

(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Borrower is a party and compliance with the terms of this Agreement and the other Transaction Documents to which the Borrower is a party do not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice, lapse of time or both) a default under the Borrower Organizational Documents, or any material indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower, Seller or GreenSky Holdings, LLC is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of the properties of the Borrower pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than the Permitted Liens) or violate any applicable law, order, rule, regulation, ordinance or directive of any Governmental Authority, of any court, or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or any of its properties.

(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any court, regulatory body, administrative agency or other tribunal or other Governmental Authority (i) asserting the invalidity of this Agreement, or any other the Transaction Document to which the Borrower is a party, or the transactions contemplated hereby or thereby, (ii) seeking to prevent the incurrence of indebtedness by the Borrower hereunder, or (iii) that could reasonably be expected to result in a Material Adverse Change.

(g)Regulations T, U and X. No proceeds of any Advance will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry Margin Stock or for any other purpose which might cause any Loan to be a “purpose credit” within the meaning of Regulation U. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or otherwise conflict with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(h)Investment Company Act and Volcker Rule Representations. (i) The Borrower is not a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the “Volcker Rule.” In determining that the Borrower is not a covered fund, the Borrower is entitled to the benefit of the exemption provided under Section 3(c)(5) of the Investment Company Act, though other exemptions may be available. The Borrower is not, and immediately after giving effect to the transactions completed on the Closing Date hereunder will not be, required to register as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

(i)Full Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation, preparation or delivery of the Transaction Documents or included therein or delivered pursuant thereto (but excluding any projections, forward looking statements, budgets, estimates and general market data as to which the Borrower only represents and warrants that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Administrative Agent in connection with the Transaction Documents and the transactions contemplated thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to an Authorized Officer of the Borrower that, after due inquiry, could reasonably be expected to have a Material Adverse Change that has not been disclosed in the Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the contemplated transactions. Notwithstanding the foregoing, Borrower will not be deemed to be in breach of this clause (i) to the extent of inaccuracies in information, reports, financial statements, exhibits and schedules supplied by it or on its behalf that result from or reflect false or inaccurate information supplied by any Obligors and not known to Borrower or its relevant agents to be false or inaccurate at the time delivered by or on behalf of Borrower.

(j)No Material Adverse Change. Since December 31, 2019, no Material Adverse Change has occurred and is continuing.

(k)Title to Participations and other Property; Attachment, Perfection and
Priority.

(i)Immediately prior to the transfer to the Borrower, the Seller had good and marketable title to and was the sole beneficial owner of each Participation that has become a Purchased Participation; the Borrower validly purchased or received as a valid capital contribution or any combination thereof, each such Purchased Participation made, issued and conveyed to the Borrower by the Seller, free and clear of any Liens (other than Permitted Liens), pursuant to the Master Purchase Agreement; the transfer of such Participations pursuant to the Master Purchase Agreement constitutes a “true sale” of the Participation in the relevant Receivable by the Seller to the Borrower, and the interest of the Borrower in any such Purchased Participation is a valid, perfected, and continuing interest therein that is effective against creditors of and other purported transferees of such Purchased Participation from the Seller; the Seller has not pledged, assigned, sold, granted a participation interest or granted a security interest in, or otherwise conveyed any interest in any Participation relating to a Purchased Participation to any Person other than the Borrower pursuant to any agreement other than the Master Purchase Agreement.

(ii)The Receivables relating to Purchased Participations and the Purchased Participations are accounts or general intangibles (as defined in the UCC) and the issuance, making and conveyance to the Borrower of the Purchased Participations pursuant to the Master Purchase Agreement is automatically perfected upon the transfer thereof.

(iii)There are no material judgment or tax lien filings against the Seller and there are no judgment or tax filings against the Borrower; the Seller and the Borrower each received all consents and approvals required by the terms of any Receivable Documents governing any Receivable relating to any Purchased Participations to the conveyance of such Purchased Participations to the Borrower and, should such circumstance arise, to the conveyance of such related Receivables to the Borrower pursuant to the Transaction Documents.

(iv)The Borrower has good and marketable title to, and is the sole owner of, the Purchased Participations; the Borrower has good and marketable title to, and is the sole owner of, all of its property, all of which is Collateral; the Borrower has the legal right to pledge and convey, and has validly pledged and conveyed, all of its right, title and interest in all of the Purchased Participations and other Collateral to the Administrative Agent, for the benefit of the Secured Parties, free and clear of any Liens, other than Permitted Liens; this Agreement and any Account Control Agreement, together with the UCC financing statements filed in connection therewith, are effective to create and maintain a valid, perfected, and continuing, first priority

Security Interest in and Lien on the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties; appropriate financing statements have been filed with the Secretary of State of the State of Georgia against the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, to perfect the Lien in the portion of the Collateral that can be perfected by filing.

(v)No effective financing statement naming the Seller or the Borrower as “debtor” or “seller” covering any Purchased Participation, the related Receivable or other Collateral is on file with the Secretary of State of the State of Georgia, the state of organization of the Seller, or any other jurisdiction, and no such filing has been authorized by the Seller or the Borrower, other than the filings described in clause (iv) and clause (vi) hereof.

(vi)Financing statements have been filed with the Secretary of State of the State in which the “debtor” is “located” (within the meaning of Article 9 of the UCC) against (A) the Seller, as debtor/seller, in favor of the Borrower, as assignor/secured party/purchaser, and assigned to the Administrative Agent, for the benefit of the Secured Parties, as assignee secured party, and (B) the Borrower, as debtor, in favor of the Administrative Agent, for the benefit of the Secured Parties, as secured party, that, in each such case, describe or cover the Purchased Participations and other Purchased Assets as collateral thereunder. All of the foregoing financing statements remain duly filed with the Secretary of State of the State in which the debtor named therein is located. No such filing has been assigned to any other Person or terminated. All amendments to the financing statements listed in this paragraph that are necessary (and only such amendments that are necessary) to continue the perfection of the secured party (or assignee secured party, as applicable) listed therein in the Purchased Participations and other Purchased Assets under the applicable UCC have been made (such as in connection with a debtor name change, if applicable).

(vii)The related Account Control Agreement creates a valid and perfected continuing security interest (as defined in the applicable UCC) in the Reserve Account and the Collection Account in favor of the Administrative Agent for the benefit of the Secured Parties, which security interest is prior to all other Liens relating to such accounts. No Receivable relating to a Purchased Participation and no Purchased Participation is evidenced by an electronic instrument, electronic chattel paper, or transferrable record. No Person other than the Administrative Agent, for the benefit of the Secured Parties, has been given “control” (within the meaning of any applicable Electronic Receivables Laws or the UCC) of any promissory note or other Receivables Documents evidencing any Receivable relating to a Purchased Participation or any Purchased Participation, nor over any deposit account or securities account owned by the Borrower.

(l)Independent Consultation. The Borrower has consulted with its own legal counsel and independent accountants to the extent it has deemed necessary regarding the tax, accounting and regulatory consequences of the transactions contemplated by this Agreement and the other Transaction Documents to which it is party, and neither the Borrower nor GreenSky is participating in such transactions in reliance on any representations of any Agent, Lender or any Affiliate or counsel of any of them, with respect to tax, accounting, regulatory or any other matters.

(m)Eligible Participations. All of the Purchased Participations, if included in the Class A Borrowing Base or the Class B Borrowing Base on any Borrower Base Certificate or designated as Eligible Participations on any Data File, shall be Eligible Participations as of the date of delivery of such Borrowing Base Certificate (or the date specified thereon), other than those that are thereafter required to be, and that are, timely repurchased in accordance with the requirements of the Master Purchase Agreement or the GreenSky Representations Letter.

(n)No Fraudulent Conveyance. As of the Closing Date and immediately after giving effect to each Advance, the Borrower is and will be Solvent, does and intends to pay its debts as they mature. The Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower is not in default under any material obligation to pay money to any Person. The Borrower is not contemplating the commencement of Insolvency Proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower or any of its assets. The Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. The Borrower will not use the proceeds from any Advance to give any preference to any creditor or class of creditors. The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale or transfer to the Borrower of the Purchased Participations by the Seller under the Master Purchase Agreement. The Borrower does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

(o)All Payments Made In Ordinary Course of Business. Each payment to any Lender in respect of any principal or interest on its Loan or other Obligation by or on behalf of the Borrower under or in connection with this Agreement shall be (i) a payment of a debt incurred by the Borrower in the ordinary course of business and financial affairs of the Borrower, and (ii) made in the ordinary course of business and financial affairs of the Borrower. In the event that the conveyance of Purchased Participations from the Seller to the Borrower is recharacterized by any court as a secured lending rather than as the issuance and conveyance of “true sale” in the Participations, each remittance of Collections relating to such Purchased Participations to the Borrower in accordance with this Agreement, the Master Purchase Agreement and the Servicing Agreement will have been (A) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Borrower, and
(ii) made in the ordinary course of business or financial affairs of the Seller and the Borrower.

(p)No Other Business. (i) The Borrower engages in no business activities other than the purchase or acquisition of the Purchased Participations and related Purchased Assets and proceeds of the foregoing in the ordinary course of its business, the sale or other disposition of the Purchased Participations and Purchased Assets and proceeds of the foregoing in the ordinary course of its business, financing its purchase or acquisition of the Purchased Assets pursuant to this Agreement, pledging the Purchased Assets and other Collateral under the Transaction Documents, transactions contemplated by the Transaction Documents, and other activities relating to the foregoing to the extent permitted by the Borrower Organizational Documents, (ii) without limiting the foregoing, the Borrower is not a borrower under any loan or financing agreement, facility or other arrangement other than the Facility established pursuant to this Agreement and the other Transaction Documents, and (iii) the Borrower is not party to any agreement, covenant or undertaking (other than the Transaction Documents to which it is party) that restricts the power or authority of the Borrower, acting without the consent of any other Person, to amend, waive or otherwise modify any provision of this Agreement or any other Transaction Document.

(q)No Indebtedness. The Borrower has no Indebtedness, other than Indebtedness incurred hereunder or in connection herewith, including, without limitation, Indebtedness incurred pursuant to Section 6.03.

(r)ERISA.

(i)Each Pension Plan is in compliance in form and operation with its terms and with applicable requirements of ERISA and the Code (including without any limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure would not, individually or in the aggregate, result in a Material Adverse Change.

(ii)No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, result in a Material Adverse Change.

(iii)Except as would not individually or in the aggregate constitute a Material Adverse Change: (a) no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, (b) the Borrower and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions and (c) none of the Borrower or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC, save for any liability for premiums due in the ordinary course, and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower or any ERISA Affiliate has engaged in a transaction described in Section 4069(a) or 4212(c) of ERISA.

(iv)Borrower is not and is not acting on behalf of (A) an “employee benefit plan” as defined in Section 3(3) of the ERISA, that is subject to Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the Code, (C) any entity deemed to hold Plan Assets, or (D) any entity that is subject to State statutes regulating investments of, and fiduciary obligations with respect to, governmental plans (as such term is defined in Section 3(32) of ERISA), that would be violated by the transactions contemplated by this Agreement.

(s)Compliance with Law. Each of the Borrower, the Seller, and the Servicer
(i) are in material compliance with all applicable Requirements of Law, including all applicable AML-BSA Laws; and (ii) are in material compliance with each and every order of any Governmental Authority.

(t)Tax Matters. The Borrower has paid and discharged, and has caused Seller, to pay and discharge, all material Taxes and governmental charges upon it or against any of its properties or assets or its income prior to the date after which interest and/or penalties attach for failure to pay, except to the extent that (i) such Person has been contesting in good faith in appropriate proceedings its obligation to pay such Taxes or charges, (ii) adequate reserves have been set aside for the payment thereof in accordance with GAAP, (iii) enforcement of the contested Tax or other charge is stayed for the duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Change, (iv) any such Tax or charge is promptly paid after final resolution of such contest, and (v) such failure to pay could not give rise to a tax lien on any Collateral (other than Liens described in clause (iii) in the definition of Permitted Liens). The Borrower is a disregarded entity that is wholly owned by a
U.S. Person for federal income tax purposes and no election has been made or will be made to treat the Borrower as a corporation or an association taxable as a corporation for federal income tax purposes.

(u)Compliance with Anti-Bribery Laws. Neither the Borrower nor any other GreenSky Group Member nor, to the knowledge of the Borrower or such other GreenSky Group Member, director, officer, agent, or employee of any GreenSky Group Member, or any other Person acting on behalf of any GreenSky Group Member is aware of or has taken any action, directly or indirectly, that could result in a material violation or a sanction for material violation by such persons of the Foreign Corrupt Practices Act of 1977, as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Borrower and each GreenSky Group Member has instituted and maintain policies and procedures to ensure compliance with the foregoing. No part of the proceeds of the Advances will, by any GreenSky Group Member or any other Person acting on behalf of any GreenSky Group Member, be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977, as may be amended, or similar law of any other jurisdiction that such GreenSky Group Member operates in and the rules or regulations thereunder.

(v)Compliance with Anti-Money Laundering Laws. The operations of each GreenSky Group Member is conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT Act), the applicable money laundering statutes of all jurisdictions where such GreenSky Group Member conducts business and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the any GreenSky Group Member with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of any GreenSky Group Member, threatened.

(w)No Sanctions. No GreenSky Group Member nor, to the knowledge of any GreenSky Group Member, any director, officer, agent or employee of any GreenSky Group Member (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by any Lender or any Agent.

(x)No Defaults. Except as previously disclosed, no Default, Event of Default, or Servicer Default has occurred and is continuing.

(y)Records. The Borrower Records are primarily maintained in electronic form and are stored in accordance with the Servicer’s customary practices. The Borrower’s federal employer identification number is 84-5157848, and the Borrower’s organizational identification numbers is 20036757.

(z)Location of Accounts. The address of the branch of the Account Bank at which the Collection Account and Reserve Account initially are maintained is Atlanta, Georgia.

SECTION 4.02 No Waiver. The knowledge by any Agent or Lender (or any employee, officer, director, representative or agent of any of them) of any inaccuracy or breach of any representation and warranty provided by the Borrower pursuant to this Article IV, any other Transaction Document, or any other instrument, certificate or agreement, regardless of when, how or from what source such knowledge is acquired, shall not be a waiver by such Person with knowledge or any other Person of such representation and warranty or a waiver of the rights of any of them with respect to such breach. The Administrative Agent and Lenders expressly reserve the right to assert any and all claims for, or arising from, the breach of any representation and warranty by the Borrower, regardless of any knowledge of such breach prior to Closing Date or at any time thereafter. No Agent or Lender (or any employee, officer, director, representative or agent of any of them) has any duty to disclose to the Borrower or any GreenSky Group Member (in any capacity) any knowledge of any breach of any representation and warranty, regardless of when, how or from what source such knowledge is acquired.

ARTICLE V
CONDITIONS
SECTION 5.01 Conditions to the Initial Advance. The obligation to fund the initial Advance and perform the respective obligations of the Agents and the Lenders hereunder is subject to satisfaction of all of the conditions precedent set forth below in this Section, to the sole satisfaction of all of the Administrative Agent.

(a)Transaction Documents. The Administrative Agent has received a counterpart of this Agreement and each other Transaction Document, duly executed by each party hereto and thereto, in form and substance reasonably satisfactory to the Administrative Agent.

(b)Consents and Waivers. Each party has received all internal and external approvals and all consents and waivers necessary for the consummation of the transactions contemplated hereby and by the other Transaction Documents, and all such approvals, consents and waivers and are in full force and effect, including, for the avoidance of doubt, confirmation in writing by each of the rating agencies then rating any applicable Conduit Lender, that the rating on their commercial paper will not be adversely affected by or withdrawn as a result of entering into this Agreement.

(c)Upfront Fee and Obligations. The Borrower has caused to be paid from proceeds of the initial Loan (i) the Upfront Fee due to each Committed Lender pursuant to the Fee Letter and (ii) reasonable legal fees and expenses of Chapman and Cutler LLP, as counsel to the Administrative Agent, for the initial negotiating, documenting and closing of the transactions contemplated hereby in an amount not to exceed $[*****], and (iii) the reasonable out-of-pocket expenses of the Administrative Agent pursuant to Section 10.06(a) and the Account Bank pursuant to any Account Control Agreement;

(d)Certificates and Resolutions. The Administrative Agent and each Lender has received:

(i)certified copies of the organizational documents of the Borrower and Seller and each amendment thereto, and resolutions of the Board of Directors or other governing authority of each of the Borrower and Seller authorizing or ratifying (A) the execution, delivery and performance, respectively, of all Transaction Documents to which it is a party and consummation of the transactions contemplated hereby and thereby, (B) in the case of the Borrower only, the incurrence of the indebtedness contemplated hereunder, and (C) in the case of the Borrower only, the granting by the Borrower to the Administrative Agent, for the benefit of the Secured Parties, of the security interests contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of the Borrower or GreenSky, as applicable, as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(ii)copies of certificates (long form) or other evidence from the Secretary of State of the State or Georgia or other appropriate authority, evidencing the existence of the Borrower and the Servicer in their respective States of organization, in each case, dated no earlier than 15 days prior to the Closing Date;

(iii)a certificate of the Secretary or an Assistant Secretary of the Borrower and Seller, as applicable, certifying the names and the signatures of its Authorized Officers; and

(iv)a certificate of an Authorized Officer of GreenSky, Seller and the Borrower stating that (A) the representations and warranties of such party in this Agreement and any other Transaction Document are true and correct as of the Closing Date, (B) such party has complied with all applicable covenants and agreements in the Transaction Documents to which it is a party that are to be performed on or prior to the Closing Date, and (C) all conditions set forth in this Section 5.01 on its part to be performed or satisfied on or prior to the Closing Date have been satisfied.

(e)Legal Opinions. The Administrative Agent and each Lender has received, in form and reasonably substance satisfactory to it, the following legal opinions (in each case, with customary qualifications and limitations):

(i)a legal memorandum from counsel to Borrower, opining that (A) the Borrower is not a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the “Volcker Rule;” and (B) the Borrower is not, and immediately after giving effect to the transactions completed on the Closing Date hereunder will not be, required to register as an “investment company” within the meaning of the Investment Company Act, as amended (the “1940 Act”).

(ii)a legal opinion from counsel to the Borrower and Seller, opining that each of (i) the backup security interest in the Purchased Participations and other Purchased Assets granted by the Seller to the Borrower under the Master Participation Agreement, and (ii) the security interest in the Purchased Participations, Purchased Assets, Collection Account and other Collateral granted by the Borrower to the Administrative Agent, for the benefit of the Secured Parties, is valid and perfected under the applicable UCC;

(iii)a legal opinion from counsel to the Borrower and Seller, opining (A) that the Master Purchase Agreement and the issuance and conveyance of each Purchased Participation thereunder to the Borrower constitutes a true sale or other absolute transfer from the Seller to the Borrower and the interests in the Receivables evidenced by the Purchased Participations issued and conveyed thereunder will not be subject to the bankruptcy estate of the Seller, and (B) in the event of bankruptcy of the Seller or GreenSky, respectively, Borrower will not be substantively consolidated with Seller or GreenSky, respectively;

(iv)legal opinions from counsel to the Borrower, Seller, and Servicer, and Administrative Agent, reasonably satisfactory to the Administrative Agent, with respect to corporate or other company authority, enforceability, noncontravention of material agreements and non-contravention of applicable law; and

(v)a legal opinion or memorandum from counsel to the Administrative Agent regarding Madden/true lender issues.

(f)UCC Filings. The Administrative Agent has received (i) UCC search results with respect to the Seller and the Borrower; (ii) satisfactory evidence of any required lien releases; and (iii) UCC filings (A) naming the Borrower as debtor and the Administrative Agent as secured party, and (B) naming the Seller as debtor/seller, the Borrower as secured party/purchaser and the Administrative Agent as assignee of the original secured party.

(g)Collection Account and Reserve Account. The Administrative Agent has received satisfactory evidence of the opening of the Collection Account and the Reserve Account, and all parties to any Account Control Agreement have executed such agreements.

(h)Additional Documents. The Administrative Agent has received such other documents and information as such party may reasonably request.

(i)Due Diligence. The Administrative Agent has completed, to its satisfaction, its due diligence review and audits of the Borrower and the Servicer and their respective management, controlling stockholders, systems, underwriting, servicing and collection operations, static pool performance and loan files (subject to the requirements with respect to the delivery of the initial AUP Letter on or prior to six months form the Closing Date as set forth in Section 6.01(o)), including, for the avoidance of doubt, the due diligence review conducted by Protiviti Inc.

SECTION 5.02 Conditions to Each Advance and Release. Each Advance (including the initial Advance), each withdrawal pursuant to Section 3.02(e) and each Release shall be subject to the conditions precedent set forth in this Section.

(a)Notices; Deliverables; Limitations. Any Advance, withdrawal on any Withdrawal Date or Release, as the case may be, shall have been requested and made in compliance with, (i) with respect to any Advance, Section 2.01, (ii) with respect to any withdrawal, Section 3.02(e) and (iii) with respect to any Release, Section 2.04, including, without limitation, delivery of the applicable Advance Notice, Notice of Withdrawal or Release Notice, as the case may be, as and when required thereunder.

(b)Reporting Received. The Administrative Agent shall have received from the Servicer the Portfolio Report most recently required to be delivered pursuant to the Transaction Documents.

(c)Sale Report. The Administrative Agent shall have received from the Servicer a report with respect to the Receivables underlying the Participations proposed to be sold to the Borrower or subject to a Release on such date, as applicable, which report shall demonstrate that (i) in the case of a sale of Receivables to the Borrower, the Eligible Receivables then owned by the Borrower, together with the Eligible Receivables proposed to be sold on such date, will immediately after giving effect to such sale collectively satisfy the parameters set forth on Schedule VI, and (ii) in the case of any Release, the Eligible Receivables proposed to be owned by the Borrower immediately after giving effect to any such Release will satisfy the parameters set forth on Schedule VI.

(d)Uncommitted Class A Facility. To the extent the Uncommitted Class A Facility is utilized for such Advance, such Advance has been approved by each Class A Lender in its sole discretion.

(e)No Commitment Termination Date. Solely with respect to any Advance or withdrawal pursuant to Section 3.02(e), the Commitment Termination Date shall not have occurred on or prior to the applicable Advance Date or Withdrawal Date.

(f)Compliance. On the applicable Activity Date, no Default, Event of Default, Amortization Event, any event described in clause (a) through (d) of the definition of “Amortization Event” (without regard to whether the Administrative Agent has delivered notice that an Amortization Event exists as a result of any such event), or Financial Covenant Trigger shall have occurred or be continuing, or will arise as a result of (and after giving effect to) such Advance, withdrawal or Release, as the case may be;

(g)No Borrowing Base Deficiency or Required Reserve Account Deposit Amount. After giving effect to such Advance, withdrawal or Release (including any related prepayment made at the time of such Release and any deposit into or withdrawal from the Reserve Account to be made in connection with such Advance or Release, as the case may be), there shall be no Borrowing Base Deficiency and the Required Reserve Account Deposit Amount shall not be more than zero ($0.00).

(h)Representations and Warranties. The representations and warranties made by the Seller, Servicer and Borrower in the Transaction Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the applicable Activity Date after giving effect to any Advance, withdrawal pursuant to Section 3.02(e) or Release (and any related prepayment made at the time of such Release), as applicable, on such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects)) as of such earlier date).

(i)Custodian Possession. With respect to any Advance or withdrawal pursuant to Section 3.02(e), on the date that the Borrower delivers the applicable Advance Notice with respect to such Advance or Withdrawal Notice with respect to such withdrawal, the Custodian shall have possession of the Receivable Document Packages with respect to the Purchased Participations to be made or conveyed to the Borrower on the related Advance Date or Withdrawal Date, and such other documentation and information (or Data File) as required under the Backup Servicing Agreement, all of the foregoing of which shall be true, complete and correct in all material respects.

(j)Review. The Administrative Agent shall have performed (absent an Event of Default or unless the Borrower otherwise agrees, without the engagement of a third party verification agent to so perform), a review of such other information regarding the Borrower, Seller or Servicer (including, without limitation, information requested pursuant to subsection (h) of this Section), and the Administrative Agent shall not have, on or prior to the applicable Activity Date, provided written notice to the Borrower, the Seller or the Servicer of any potential failure of the conditions precedent set forth herein to be satisfied that the Administrative Agent reasonably determines should result in a delay of such Advance, withdrawal pursuant to Section 3.02(e) or Release; provided, that any such review by the Administrative Agent shall not limit the reliance by the Administrative Agent and the Lenders on the representations and warranties of the Borrower, Seller and Servicer made hereunder, under any other Transaction Document, or under any instrument, certificate or other document delivered in connection herewith or therewith.

(k)No MAC. No Material Adverse Change has occurred and is occurring with respect to the Borrower or GreenSky.

(l)Additional Information. The Borrower shall have provided, or shall have caused the Servicer to provide, to the Administrative Agent, all other information that the Administrative Agent may reasonably require upon reasonable advance notice thereof in connection with such Advance, withdrawal pursuant to Section 3.02(e) or Release and satisfaction of the conditions precedent thereto set forth herein.

Each delivery of an Advance Notice or Withdrawal Notice to the Administrative Agent, and the acceptance by the Borrower of the proceeds of any Advance or withdrawal, shall constitute a representation and warranty by the Borrower that, as of the date of such Advance or as of such Withdrawal Date, both before and after giving effect thereto and the application of the proceeds thereof, each of the applicable statements set forth in the ten clauses above are true and correct to the extent set forth in such clauses.

ARTICLE VI
COVENANTS
SECTION 6.01 Affirmative Covenants. The Borrower hereby covenants and agrees that until Payment in Full as follows:

(a)Notices. The Borrower shall:

(i)within three (3) Business Days after any Authorized Officer of the Borrower or the Servicer obtains knowledge of the existence thereof, give notice to the Administrative Agent (which notice the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice) of any of the following, which notice shall detail such event and the action it is taking or proposes to take with respect thereto:

(i)any Material Adverse Change, Amortization Event, Default, Event of Default, Servicer Default, Seller Default, or any event which with the giving of notice or lapse of time, or both, would become a Servicer Default or Seller Default;

(ii)the filing, commencement, or receipt of service of process by any agent or representative of the Borrower or any other GreenSky Group Member, as the case may be, of or for any litigation, governmental inquiry, legal process, arbitration, or administrative, regulatory, judicial or quasi-judicial proceeding, action, suit or investigation against the Borrower or any other GreenSky Group Member, or any material adverse development therein, or material adverse judgment or decree with respect thereto, that (in the case of any of the foregoing): (A) questions or challenges the validity or enforceability of any of the Transaction Documents, (B) could reasonably be expected to result in a material impairment of, or otherwise could reasonably be expect to adversely effect, a material portion of the Purchased Participations or the related Receivables Documents, (C) if adversely determined could reasonably be expected to result in a Material Adverse Change or (D) involves a putative class action brought against the Borrower or any other GreenSky Group Member that would reasonably be expected to result in a Material Adverse Change;

(ii)within three (3) Business Days after any Authorized Officer of the Borrower obtains knowledge of the existence or occurrence thereof, give notice to the Administrative Agent (which notice the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice) of any of the following, which notice shall detail such event and the action it is taking or proposes to take with respect thereto:

(i)any other development that could reasonably be expected to result in a Material Adverse Change;

(ii)the existence of any purported adverse claim (including any action, suit, proceeding or investigation) with respect to a material portion of the Collateral;

(iii)any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority adversely affecting the Borrower or a material portion of the Collateral; provided that Borrower’s obligation to detail the same and the action it is taking or proposes to take with respect thereto shall be limited to the extent permissible and not violative of attorney-client privilege or otherwise strategically inadvisable to do so;

(iv)any amendment, modification, supplement or other change to the Collections Policy, Underwriting Policy or Modification Guidelines that could have a material adverse effect on the collectability or enforceability of the Participations or related Receivables, or the interests of the Borrower, the Administrative Agent or Lenders therein.

Each notice pursuant to this subsection (a) shall be accompanied by a statement signed by an Authorized Officer of the Borrower or other GreenSky Group Member, as applicable, setting forth details of the occurrence referred to therein and stating what action the Borrower or such other GreenSky Group Member, as the case may be, has taken or proposes to take with respect thereto. For avoidance of doubt, except to the extent necessary for the Administrative Agent to enforce rights against the Collateral after an Event of Default (including, without limitation, access to the Receivables Documents by a successor Servicer), nothing in this provision shall require the Borrower, the Seller or the Servicer to disclose to any Agent or any other Person: (A) any attorney work product or records subject to attorney-client privilege if such disclosure would cause a loss of the attorney-client privilege in connection with active litigation to the detriment of the Borrower, Seller, or Servicer, (B) any records subject to a binding, noncancellable confidentiality agreement with a third party, the disclosure of which would violate such confidentiality agreement, unless the Administrative Agent or its representative could, pursuant to the terms thereof, agree to confidentiality restrictions or other terms in order to gain access, and such Agent or its representative agrees to such terms, provided, that during the continuance of an Event of Default, the Borrower shall, and shall cause the Seller and Servicer to, take all commercially reasonable actions to make such disclosure to the Administrative Agent in a manner that does not violate any outstanding confidentiality agreement, or (C) any records the disclosure of which to the Administrative Agent or its representative (including on a confidential basis), as confirmed in an opinion of counsel to the Borrower, the Seller or the Servicer, as applicable, delivered to the Administrative Agent, is prohibited by applicable law and there is no manner to disclose such information (or any portion thereof) without violating applicable law; provided, that such disclosure shall be made to the fullest extent permitted by applicable law; and provided, further, that during the continuance of an Event of Default, the Borrower shall, and shall take all commercially reasonable actions to cause the Seller and Servicer, to take all commercially reasonable actions to provide such disclosure in a manner that will not violate applicable law.

(b)Taxes. The Borrower shall, and shall cause the other GreenSky Group Members to, pay and discharge all material Taxes and other governmental charges upon it or against any of its properties or assets or its income prior to the date after which penalties attach for failure to pay, except to the extent that (i) the Borrower or such other GreenSky Group Member, as applicable, has been contesting in good faith in appropriate proceedings its obligation to pay such Taxes or charges, (ii) adequate reserves have been set aside for the payment thereof in accordance with GAAP, (iii) enforcement of the contested Tax or other charge is stayed for the duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Change, (iv) any such Tax or charge is promptly paid after final resolution of such contest, and (v) such failure to pay could not give rise to a tax Lien on any Collateral (other than Liens described in clause (iii) in the definition of Permitted Liens). The Borrower shall at all times be a disregarded entity for federal income tax purposes that is wholly owned by a U.S. Person and no election will be made to treat the Borrower as a corporation or an association taxable as a corporation for federal income tax purposes.

(c)Continuity of Business. The Borrower shall and shall cause the Seller and the Servicer to: (i) preserve and maintain its legal existence; and (ii) maintain all licenses, rights, permits, franchises and qualifications necessary to perform its respective obligations under this Agreement and the other Transaction Documents to which it is party, and to operate its business generally, except, in the case of clause (ii),where failure to so maintain could not reasonably be expected to result in a Material Adverse Change.

(d)Additional Information. The Borrower shall, or shall cause the Seller and the Servicer to, deliver to the Administrative Agent, from time to time, upon the reasonable request of the Administrative Agent therefor, (i) statements and schedules further identifying and describing the Collateral, and (ii) such other reports and information with respect to the Collateral, the Receivables, and/or the respective operations, policies and practices of the Seller, the Servicer or the Borrower.

(e)Servicing and Enforcement. The Borrower will cause the Servicer to service, administer and enforce the Purchased Participations in accordance with the Servicing Agreement. The Borrower will (i) perform and require the Seller to, perform each of their respective obligations and undertakings under and pursuant to the Master Purchase Agreement, including in relation to the conveyance and acquisition of Purchased Participations or, if applicable, the related Receivables, thereunder, or the repurchase thereof; (ii) enforce its rights and remedies under the Master Purchase Agreement and (iii) take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent as assignee of the Borrower) under the Master Purchase Agreement, in each case, as the Administrative Agent may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement, repurchase or similar provision.

(f)Continuous Perfection and Protection of Security Interest. The Borrower shall take all actions that are necessary to maintain the valid, perfected, first priority Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in and to all of the Collateral, free of all Liens (other than Permitted Liens).

(g)Separate Existence. The Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from each other GreenSky Group Member. The Borrower shall observe and comply with the separateness covenants set forth on Schedule VIII, and the separateness covenants set forth in the Borrower Organizational Documents.

(h)Books and Records. The Borrower will keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements of GreenSky (under which Borrower is consolidated) in accordance with GAAP.

(i)Inspections. Twice per calendar year (or during the continuance of any Event of Default or Servicer Default, as frequently as requested by the Administrative Agent), at the expense of the Borrower (such expense not to exceed $[*****] per annum absent an Event of Default or Servicer Default), the Administrative Agent (or its designee) may, and is hereby authorized to, upon reasonable notice and during regular business hours (i) hire an accounting firm reasonably satisfactory to the Administrative Agent to complete up to two audits of the Borrower, Seller, or Servicer per year (or during the continuance of any Event of Default or Servicer Default, as frequently as reasonably requested by the Administrative Agent) under a scope of work reasonably agreed to by the Borrower, Seller or Servicer, as applicable, (ii) examine via WebEx or other similar online platform or at the offices of the Borrower, Seller, or Servicer (at any location where it keeps records with respect to the Borrower) all books, records and documents (including computer tapes and disks), and (iii) visit the offices and properties of the Borrower, the Seller, and/or Servicer to engage in discussions with any of the officers, employees or independent public accountants of any of them having knowledge within the scope of such inspection, in the case of either clause (i), clause (ii) or clause (iii), for the purpose of examining such materials, to discuss matters relating to the Purchased Participations and the related Receivables, the performance of (or ability or inability to perform under) any Transaction Document by the Borrower, Seller, or Servicer, to test, among other items, accuracy of reporting, cash management, asset representation and collateral management for the Borrower and the business of any of the foregoing. For avoidance of doubt, except to the extent necessary for the Administrative Agent to enforce rights against the Collateral after an Event of Default (including, without limitation, access to the Receivables Documents by a successor Servicer), nothing in this provision shall require the Borrower, Seller and/or Servicer to disclose to any Agent or any other Person: (A) any attorney work product or records subject to attorney-client privilege if such disclosure would cause a loss of the attorney-client privilege in connection with active litigation to the detriment of the Borrower, Seller, or Servicer, (B) any records subject to a binding, noncancellable confidentiality agreement with a third party, the disclosure of which would violate such confidentiality agreement, unless the Administrative Agent or its representative could, pursuant to the terms thereof, agree to confidentiality restrictions or other terms in order to gain access, and such Agent or its representative agrees to such terms, provided, that during the continuance of an Event of Default, the Borrower shall, and shall cause the Seller and Servicer to, take all commercially reasonable actions to make such disclosure to the Administrative Agent in a manner that does not violate any outstanding confidentiality agreement, or (C) any records the disclosure of which to the Administrative Agent or its representative (including on a confidential basis), as reasonably determined by counsel to the Borrower (which may be in-house counsel), Seller or Servicer, as applicable, is prohibited by applicable law and there is no manner to disclose such information (or any portion thereof) without violating applicable law; provided, that such disclosure shall be made to the fullest extent permitted by applicable law; and provided, further, that during the continuance of an Event of Default, the Borrower shall, and shall cause the Seller and Servicer, to take all good faith actions to provide such disclosure in a manner that will not violate applicable law.

(j)Compliance with Laws. The Borrower shall (i) comply with all applicable Requirements of Law in all material respects, and (ii) comply with any order of any applicable Governmental Authority or other board or tribunal in all material respects. The Borrower shall cause the Seller and the Servicer to (x) comply with all applicable Requirements of Law in all material respects and (y) comply with any order of any applicable Governmental Authority or other board or tribunal in all material respects.

(k)Financial Statements. The Borrower shall provide to the Administrative Agent (which notice the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice): (i) within sixty (60) days of the end of each of the first three (3) fiscal quarters of each fiscal year of GreenSky Parent, if not publicly available, GreenSky Parent’s unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year), all certified by one of GreenSky Parent’s Authorized Officers as presenting fairly in all material respects the financial condition and results of operations of GreenSky Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) within one hundred twenty (120) days after the end of such fiscal year of GreenSky Parent, if not publicly available, GreenSky Parent’s audited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, that has been audited and reported by independent public accountants of recognized national standing or another accounting firm reasonably approved by the Administrative Agent to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of GreenSky Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding the foregoing, the obligations referred to in this subsection (k) may be satisfied by furnishing GreenSky Parent’s Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission (the “SEC”) (and the public filing of such report with the SEC shall constitute delivery under this subsection (k)). Further, any financial statements required to be delivered pursuant to this subsection (k) shall not be required to contain all purchase accounting adjustments relating to any transactions entered into by the Borrower to the extent it is not practicable to include any such adjustments in such financial statements.

(l)Compliance Certificates. Together with any financial statements delivered pursuant to subsection (k) of this Section, the Borrower shall deliver to the Administrative Agent (which the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice), a Financials Compliance Certificate signed by a financial officer that is an Authorized Officer of GreenSky.

(m)Insurance. The Borrower shall cause GreenSky to maintain commercial liability insurance and fidelity bonds, with coverage amounts of $[*****] and $[*****], respectively, which such fidelity bonds would cover any loss of proceeds by GreenSky as Servicer under the Servicing Agreement caused by employee misconduct, and with an insurance company reasonably acceptable to the Administrative Agent. The coverage amounts described in this subsection may be obtained through any combination of primary and excess insurance. The Borrower shall ensure that, within sixty (60) days of the execution of this Agreement, the Administrative Agent, as agent for the Secured Parties, is named as a loss payee or additional insured under each such insurance policy or fidelity bond. The Borrower shall, or shall cause GreenSky to prepare and present, on behalf of itself and the Administrative Agent, claims under any such insurance policies or fidelity bonds that relate to loss of proceeds with respect to the Purchased Participations in a timely fashion in accordance with the terms of such policy, and upon the filing of any such claim on any fidelity bonds described in this subsection (m), the Borrower shall, or shall cause GreenSky to, promptly notify the Administrative Agent of such claim.

(n)Portfolio Report. The Borrower shall, or shall cause the Servicer to, provide to the Administrative Agent (i) a monthly portfolio report, in a form reasonably acceptable to the Administrative Agent, and (ii) additional information concerning the Borrower, the Servicer, the Purchased Participations and the Receivables that the Administrative Agent may reasonably request from time to time to satisfy or fulfill regulatory requirements applicable to the Administrative Agent or the Lenders.

(o)AUP Engagements. The Borrower shall ensure that the Administrative Agent shall receive an AUP Letter within six months after the Closing Date and at least annually thereafter, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall, and shall cause the Seller and the Servicer to, authorize and cooperate on a commercially reasonable basis with the initial and annual compliance engagement conducted in connection therewith.

(p)[*****]

(q)ERISA. If the Borrower determines the same would reasonably be expected to have a Material Adverse Change, as soon as reasonably possible, and in any event within thirty (30) days after an Authorized Officer of the Borrower knows that any of the events or conditions specified below with respect to any Pension Plan or Multiemployer Plan has occurred or exists, Borrower will obtain and deliver to the Administrative Agent written notice from a senior financial officer of GreenSky setting forth details respecting such event or condition and the action, if any, that GreenSky or the relevant ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC with respect to such event or condition):

(i)any “reportable event” as defined in Section 4043 of ERISA with respect to a Pension Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code); and any request for a waiver under Section 412(c) of the Code for any Pension Plan;

(ii)the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or any action taken by such entity or an ERISA Affiliate to terminate any Pension Plan under Section 4041(c) of ERISA;

(iii)the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by GreenSky or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)the complete or partial withdrawal from a Multiemployer Plan by GreenSky or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by GreenSky or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(v)the institution of a proceeding by a fiduciary of any Multiemployer Plan against GreenSky or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

SECTION 6.02 Negative Covenants.

(a)Sales of or Liens on Collateral; Termination of Participations. Except as expressly contemplated by this Agreement (including, without limitation, in connection with any Release) or any other Transaction Document, the Borrower shall not, and shall not permit the Seller to, sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (including, without limitation, any IRS Lien or ERISA Lien) on or any interest in any Receivable relating to any Purchased Participation or any related Purchased Assets other than Permitted Liens.

(b)No Indebtedness. The Borrower will not at any time incur any Indebtedness, other than Indebtedness incurred hereunder or in connection herewith, including, without limitation, Indebtedness incurred pursuant to Section 6.03.

(c)Dividends and Distributions. The Borrower shall not declare or pay any dividends or distributions except to the extent of funds legally available therefor from payments received by the Borrower pursuant to (w) Section 3.02(a)(xii), (x) Section 3.02(b)(xi), (y) Section 3.02(c)(xi) or (z) Section 2.01(f), provided any distribution of the proceeds of an Advance made in accordance with Section 2.01(f) shall be made on the applicable Advance Date for such Advance and shall only be made so long as all of the applicable conditions to such Advance have been satisfied. Notwithstanding the foregoing, the Borrower shall not declare or pay any such dividends or distributions or permit any such withdrawals on any date unless (i) no Event of Default shall have occurred and is continuing or would result therefrom, (ii) such distribution has been approved by all necessary action on the part of the Borrower and (iii) such distribution is made in compliance with all applicable laws.

(d)Investments. The Borrower shall not, directly or indirectly, (i) merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other security or interest in, all or substantially all of the assets of, any Person or any joint venture or
(ii) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than the ownership of the Purchased Participations and Purchased Assets and proceeds of the foregoing as herein contemplated), except, in each clause (i) and (ii), ownership of securities, obligations and other investments received in settlement of amounts due to the Borrower effected in the ordinary course of business or owing to the Borrower as a result of Insolvency Proceeding involving any Obligor of any Receivable. The Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset that is located outside of the continental United States, except assets received in settlement of amounts due to the Borrower effected in the ordinary course of business or owing to the Borrower as a result of Insolvency Proceeding involving any Obligor of any Receivable. The Borrower shall not have any Subsidiaries. The Borrower shall direct the Seller to cause the Servicer to liquidate any such securities, investments or other property of any type (other than cash or cash equivalents) received as proceeds of or otherwise in connection with any Purchased Participation or other Collateral as quickly as reasonably possible and deposit the net cash proceeds therefrom into the Collection Account.

(e)Conduct of Business. The Borrower shall not engage in any business other than the business described in Section 4.01(p) without the prior written consent of the Administrative Agent.

(f)Restrictions on Amendments. The Borrower shall not, and shall not permit the Seller or Servicer to, amend, modify, supplement, terminate or change: (i) the Borrower Organizational Documents or the Transaction Documents (other than the Servicing Agreement or the Backup Servicing Agreement) in any material respect without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed),
(ii) [*****], (iii) [*****], and (iv) if there is an outstanding Hedge Trigger Event, any Hedging Agreement or Hedging Transaction without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). [*****]

(g)[Reserved].

(h)Transactions with Affiliates. The Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (i) the transactions contemplated hereby and by the other Transaction Documents (including Securitization Transactions with resulting prepayments of Obligations) and (ii) payment of distributions or dividends permitted by Section 6.02(c).

(i)[Reserved].

(j)Protection of Title to Collateral. The Borrower shall not and shall cause Seller not to change its legal name, type of organization, “location” (within the meaning of Article 9 of the UCC), structure, location of its chief executive office, principal place of business, or its organizational identification number unless: (i) the Borrower (or the Seller, as applicable) has provided at least ten (10) days prior written notice to, and other than with respect to change of address, received the prior written consent of, the Administrative Agent; and (ii) the Borrower (or the Seller, as applicable) has taken all actions necessary or reasonably requested by the Administrative Agent to maintain the first priority, perfected Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, including, without limitation, the filing of any amendments to the UCC Financing Statements filed hereunder.

(k)Anti-Money Laundering and Anti-Terrorism. The Borrower shall not, and shall not permit any other GreenSky Group Member to, (a) become a Sanctioned Person, (b) fail to comply, to the extent applicable, in all material respects, with (1) Sanctions or (2) the USA PATRIOT Act, or (c) use all or any part of the proceeds, advances or other amounts or sums evidenced by the Loans or the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(l)Bank Accounts. The Borrower shall not open or maintain any deposit account, securities account or other similar account except the Reserve Account and the Collection Account (and, in the circumstances contemplated by Section 6.03, a hedge collateral account) and shall not add or terminate any bank as an Account Bank or materially amend, modify or terminate any Account Control Agreement without consent of the Administrative Agent.

(m)[Reserved].

(n)ERISA. The Borrower shall not fail to satisfy an exception under the Plan Asset Regulation which failure causes the assets of the Borrower to be deemed Plan Assets. Borrower shall not become subject to any State statutes, regulating investments of, and fiduciary obligations with respect to, governmental plans (as such term is defined in Section 3(32) of ERISA), that would be violated by the transactions contemplated by this Agreement.

SECTION 6.03 Hedging Covenant. Hedge Trigger Event. Within sixty (60) days of the occurrence of a Hedge Trigger Event (and provided such Hedge Trigger Event is still continuing), the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) shall enter into a Qualified Hedging Transaction pursuant to a Qualified Hedging Agreement to hedge interest rate risk for a notional amount equal to or about the Aggregate Loan Principal Balance (or such other amount reasonably acceptable to the Administrative Agent, including pursuant to an amortization table to reflect projected changes in the Aggregate Loan Principal Balance) and a strike rate as agreed to by the Administrative Agent and the Borrower; provided, however, that the Administrative Agent shall not require any new Qualified Hedging Transaction to be obtained by the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) at any time if the aggregate notional amount of such new Qualified Hedging Transaction and all existing Qualified Hedging Transactions (if any) at such time would exceed the Aggregate Loan Principal Balance at such time.

(b)No Other Hedge. The Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) shall not enter into any Hedging Transaction or execute any Hedging Agreement other than pursuant to subsection (a) of this Section without the prior written consent of the Administrative Agent.

(c)Hedging Agreement. The Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) shall provide a copy of any Hedging Agreement and any related instrument or document giving rise to a Hedging Transaction to the Administrative Agent promptly upon execution thereof.

(d)Hedging Transaction Proceeds. All proceeds owed to the Borrower (or, if applicable, GreenSky or the Seller on Borrower’s behalf) under any Hedging Agreement or with respect to any Hedging Transaction shall, pursuant to the terms thereof, be remitted solely to the Collection Account for distribution hereunder.

(e)Margin Posting. In order to comply with the non-cleared swap transaction margin posting requirements under Dodd Frank, the Borrower may utilize one of the following options, in consultation with and in the sole discretion of the Administrative Agent:

(i)the Borrower may fund the required hedge collateral account through additional advances or allocation of available cash under Section 3.02(a)(xii), Section 3.02(b)(xi) or Section 3.02(c)(xi);

(ii)through a capital contribution by the Seller to the Borrower or a deposit by the Seller or GreenSky to the required hedge collateral account; or

(iii)in the event that neither the Borrower, the Seller nor GreenSky has already satisfied any required margin call, at the sole option of the Lenders, through a special advance to fund the required hedge collateral account to avoid a hedge termination event.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01 Events of Default.

(a)“Event of Default”, wherever used herein, means any one of the following:
(i)failure of the Borrower to repay the Obligations when due in full on or prior to the Final Maturity Date;

(ii)a Borrowing Base Deficiency arises and is not cured within three (3) Business Days from the earlier of knowledge of an Authorized Officer of the Servicer or the Borrower or written notice to the Borrower thereof;

(iii)failure of the Borrower to pay (x) interest, fees, or other Obligations (not otherwise set forth herein) when due pursuant to any Transaction Document if such failure is not cured within two (2) Business Days or (y) compensation due under Section 2.07 or any Indemnified Taxes or additional amounts owed to any Lender within thirty (30) days of written demand;

(iv)failure of the Borrower to comply with Section 6.03;

(v)the Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with, any covenant, obligation or agreement set forth in this Agreement (other than Section 6.01(p))or in any other Transaction Document (not otherwise specifically dealt with in this Section), and the foregoing continues unremedied for a period of sixty (60) calendar days from the earlier of knowledge of, or written notice to, an Authorized Officer of the Borrower thereof;

(vi)any representation, statement or warranty made or deemed made by the Borrower or any other GreenSky Group Member herein, in any other Transaction Document, or in any other document, report, certificate or instrument delivered in conjunction herewith or therewith shall not be true and correct in all material respects (except to the extent already qualified by materiality, in which case it shall not be true and correct in all respects) on the date when made or deemed to have been made, and the foregoing shall remain unremedied for sixty (60) days from the earlier of knowledge of, or written notice to, an Authorized Officer of either the Borrower or any other GreenSky Group Member thereof; provided, however, that a breach of the representation set forth in Section 4.01(m) shall not constitute an Event of Default if (i) such breach does not result in a Borrowing Base Deficiency or (ii) if the affected Purchased Participation is timely repurchased in accordance with the Master Purchase Agreement or the GreenSky Representations Letter;

(vii)an Insolvency Proceeding shall be commenced with respect to the Borrower, Seller or GreenSky and not be stayed or dismissed within the timeframe specified (if any) in the definition of Insolvency Event;

(viii)failure of the Borrower, the Seller or GreenSky (in any capacity), as applicable, to be in compliance with the requirements set forth in (x) Section 6.01(a), and the foregoing continues unremedied for a period of five calendar days from the earlier of knowledge of, or written notice to, an Authorized Officer of either the Borrower, the Seller or GreenSky thereof, or (y) Section 3.01(a) and the foregoing continues unremedied for a period of three Business Days from the earlier of knowledge of, or written notice to, an Authorized Officer of either the Borrower, the Seller or GreenSky thereof, Section 3.05(a) and the foregoing continues unremedied for a period of one Business Day, or (z) Section 6.01(g);

(ix)failure of (A) the Administrative Agent, for the benefit of the Secured Parties, to have a valid and perfected first priority Security Interest in the Collateral, free of all Liens (other than Permitted Liens); or (B) the Borrower to have a valid and perfected first priority ownership interest in the Purchased Participations and other related Purchased Assets purported to be conveyed to the Borrower by the Seller pursuant to the Master Purchase Agreement, free of all Liens (other than Permitted Liens);

(x)a Servicer Default shall occur and Servicer is not replaced with the Backup Servicer or any other Person reasonably satisfactory to the Administrative Agent as successor servicer within thirty (30) days;

(xi)(A) any of the Transaction Documents shall be terminated or cease to be in full force or effect or shall cease to be the legal, valid, binding and enforceable obligation of each party thereto (other than the Administrative Agent, a Lender, or an Affiliate of any of them) or shall be amended in a manner that is materially adverse to the Administrative Agent or the Lenders, in each case without the consent of the Administrative Agent; or (B) the Borrower or any other GreenSky Group Member or any other party to a Transaction Document (that is not an Agent, a Lender, or an Affiliate of any of them) shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of a Transaction Document;

(xii)any judgment (other than any judgment that is adequately covered by insurance) for the payment of money is rendered against the Borrower in excess of $250,000 or against any other GreenSky Group Member, other than any Special Purpose

Vehicle, in excess of $30,000,000 or as could reasonably be expected to result in a Material Adverse Change, and the same remains unpaid, undischarged, unvacated, unbonded and unstayed for a period of thirty (30) days after the entry thereof;

(xiii)the Borrower, the Seller or GreenSky shall become an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act;

(xiv)the Borrower becomes taxable as an association or publicly traded partnership taxable as a corporation for United States federal or State income tax purposes or becomes subject to withholding taxes on amounts allocated to its equity owners;

(xv)one or more ERISA Events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change; or

(xvi)the failure to enter into and maintain a Hedge Agreement as required by Section 6.03 following the occurrence of a Hedge Trigger Event.

SECTION 7.02 Remedies.(a) If an Event of Default has occurred and is continuing, the Administrative Agent may exercise any or all remedial and enforce all rights set forth in any Transaction Document, at law or in equity, whether against the Collateral or otherwise, including, without limitation, the taking of any Enforcement Action. In addition (and not limitation) of the foregoing, (a) if an Event of Default (other than pursuant to Section 7.01(a)(vii)) has occurred, the Administrative Agent may, and at the request of the Majority Lenders shall, declare the Commitment Termination Date to have occurred and declare all Obligations to be due and payable, and (b) if an Event of Default pursuant to Section 7.01(a)(vii) has occurred, the Commitment Termination Date shall automatically occur and all Obligations shall automatically become due and payable, whereupon (in the case of either the foregoing clause (a) or clause (b)), there shall be a Commitment Termination Date, all Commitments shall be terminated, and the Aggregate Loan Principal Balance, all accrued interest thereon, and all other Obligations of the Borrower hereunder and under any other Transaction Document shall be forthwith due and payable, in the case of any of the foregoing, without further presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Transaction Document to the contrary notwithstanding.

(b)Following any acceleration of the Obligations pursuant to Section 7.02(a), the Administrative Agent and each Lender shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws to a secured party, which rights shall be cumulative, including, without limitation, the right to foreclose upon the Collateral and sell all or any portion thereof at public or private sale (and the Borrower agrees that, to the extent that notice of such sale is required, notice 10 days prior to such sale shall be adequate and reasonable notice for all purposes).

SECTION 7.03 Class B Lender Purchase Option.(a) The Administrative Agent shall provide the Class B Lenders with at least ten (10) days prior written notice (a “Liquidation Notice”) before completing any liquidation of the Collateral in connection with an Enforcement Action exercised pursuant to Section 7.02. The holders of at least two thirds of the Class B Loans may offer to purchase the Collateral at a price equal to the highest observable third party bid received by the Administrative Agent by delivering notice to the Administrative Agent within five (5) days of receiving the Liquidation Notice; provided that the Administrative Agent shall have the right to reject such offer to purchase the Collateral by providing written notice to the Class B Lenders (a “Rejection Notice”). If the Administrative Agent delivers a Rejection Notice, then within five (5) days of receiving such Rejection Notice, the holders of at least two thirds of the Class B Loans may elect to purchase all (but not less than all) of the Class A Loans from the Class A Lenders (the “Class B Purchase Right”), which notice shall be irrevocable and shall specify the date on which such right is to be exercised (which shall be no more than ten (10) days after providing notice of the election to exercise the Class B Purchase Right) (the “Class B Purchase Option Exercise Date”). On the Class B Purchase Option Exercise Date, the Class A Lenders shall sell to the Class B Lenders, and the Class B Lenders shall purchase from the Class A Lenders, the Class A Loans for a price equal to the Class B Purchase Option Amount.

(b) Upon the date of such purchase and sale, the Class B Lenders shall (a) pay to the Class A Lenders as the purchase price therefor the Class B Purchase Option Amount and (b) agree to indemnify and hold harmless the Class A Lenders and the Administrative Agent from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by the Class B Lenders occurring after the date of such purchase (but excluding, for the avoidance of doubt, any such loss, liability, claim, damage or expense resulting from the gross negligence, bad faith or willful misconduct of a Class A Lender). Such purchase price and other sums shall be remitted by wire transfer in federal funds to such bank account of the Class A Lenders as the Administrative Agent shall have designated in writing to the Class B Lenders for such purpose. In connection with the foregoing purchase, accrued and unpaid Class A Monthly Interest Amount shall be calculated through the Business Day on which such purchase and sale shall occur if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account prior to 1:00 p.m., New York time and interest shall be calculated to and include the next Business Day if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account later than 12:00 p.m., New York time.

(c)Any purchase pursuant to this Section 7.03 shall be expressly made without representation or warranty of any kind by the Class A Lenders as to the Class A Borrower Obligations or otherwise and without recourse to the Class A Lenders, except that the Class A Lenders shall represent and warrant: (a) the purchase price and other sums payable by the Class B Lenders are true, correct and accurate amounts, (b) that the Class A Lenders shall convey the Class A Borrower Obligations free and clear of any Liens or encumbrances of the Class A Lenders or created or suffered by the Class A Lenders and (c) the Class A Lenders are duly authorized to assign the Class A Borrower Obligations.

ARTICLE VIII
AGENTS; SPECIAL LENDER TERMS; LIMITATIONS OF CLAIMS

SECTION 8.01 Agents.

(a)Appointment. Each of the Lenders hereby irrevocably appoints Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent, on behalf of the Lenders, is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Administrative Agent (for the benefit of the Secured Parties) with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Transaction Documents.

(b)Rights as Lender. The financial institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any GreenSky Group Member or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)Specific Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Transaction Documents to which it is a party. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default, Event of Default, Servicer Default, Seller Default, Amortization Event or other similar event has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that it is required to exercise upon receipt of instructions in writing by the Majority Lenders, and (c) except as expressly set forth in the Transaction Documents, shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the financial institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to any Lender for any action taken or not taken by it with the consent or at the request of the Majority Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default, Event of Default, Servicer Default, Seller Default, Amortization Event or other similar event unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Transaction Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Transaction Document, (iv) the validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any conditions precedent, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative

Agent shall not be deemed to have actual or constructive knowledge or notice upon the delivery or receipt of certificates, reports or other documents that are not accompanied by such a written notice.

(d)Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent may also, but shall not be required to, rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In the event that the Administrative Agent does not receive a notice, certificate, document or other information required to be delivered to it hereunder by the time set forth for such delivery herein (including, without limitation, receipt by the Administrative Agent of the Borrower’s Monthly Settlement Certificate or Release Notice), or if the Administrative Agent requests instructions from a party hereto or the Servicer with respect to any action or omission in connection with this Agreement or any other Transaction Document, the Administrative Agent shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Administrative Agent shall have received written instructions from the appropriate Person with respect to such request or from the Majority Lenders (and the Administrative Agent shall be held harmless by each Lender for following the instructions of the Majority Lenders).

(e)Delegation. the Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it and the Administrative Agent shall be responsible for the misconduct or negligence of, or the supervision of, any sub-agents appointed in a commercially reasonable manner and with due care. the Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective employees, officers, directors, consultants, or other representatives or agents, and the exculpatory provisions set forth herein shall apply to equally to all of the foregoing Persons.

(f)Force Majeure. the Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future Requirements of Law, any act of God, war or terrorism, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility).

(g)Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, Account Bank, Servicer, Backup Servicer and Borrower. Upon any such resignation, the Majority Lenders, and, so long as no Event of Default exists, with the consent of the Borrower shall have the right to appoint a successor Administrative Agent to fill such role provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.

If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution or apply to a court of competent jurisdiction for the appointment of a successor Administrative Agent and other applicable relief. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while acting as Administrative Agent.

(h)No Lender Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Transaction Document, any related agreement or any document furnished hereunder or thereunder.

(i)KYC. To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account, including applicable “Know Your Customer” requirements. The Borrower, on behalf of itself and each other GreenSky Group Member, hereby acknowledges such information disclosure requirements and agrees to comply, and to cause each such other GreenSky Group Member to comply, with all such information disclosure requests from time to time from the Administrative Agent.

(j)No Consequential Damages. No party hereto shall be liable for any indirect, special, punitive or consequential damages (including, but not limited to, lost profits) whatsoever of any other party hereto, even if any such party has been informed of the likelihood thereof and regardless of the form of action; provided, that the foregoing shall not apply to any amounts due with respect to liability for third party damages that may be owed in connection with any indemnification obligation hereunder or under any other Transaction Document.

(k)Cost of Funds. The Administrative Agent hereby notifies the Borrower and the Lenders party hereto that: (i) JPMorgan Chase and/or its affiliates may from time to time purchase, hold or sell, as principal and/or agent, Commercial Paper issued by a Conduit Lender;
(ii) JPMorgan Chase and/or its affiliates act as administrative agent for a Conduit Lender, and as administrative agent JPMorgan Chase manages a Conduit Lender’s issuance of Commercial Paper, including the selection of amount and tenor of Commercial Paper issuance, and the discount or interest rate applicable thereto; (iii) JPMorgan Chase and/or its affiliates act as a Commercial Paper dealer for a Conduit Lender; and (iv) JPMorgan Chase’s activities as administrative agent and Commercial Paper dealer for a Conduit Lender, and as a purchaser or seller of Commercial Paper, impact the interest or discount rate applicable to the Commercial Paper issued by a Conduit Lender, which impact the CP Rate paid by the Borrower hereunder. By execution hereof, Borrower hereby (x) acknowledges the foregoing and agrees that JPMorgan Chase does not warrant or accept any responsibility for, and shall not have any liability with respect to, the interest or discount rate paid by any Conduit Lender in connection with its Commercial Paper issuance; (y) acknowledges that the discount or interest rate at which JPMorgan and/or its affiliates purchase or sell Commercial Paper will be determined by JPMorgan and/or its affiliates in their sole discretion and may differ from the discount or interest rate applicable to comparable transactions entered into by JPMorgan and/or its affiliates on the relevant date; and (z) waives any conflict of interest arising by reason of JPMorgan and/or its affiliates acting as administrative agent and Commercial Paper dealer for any Conduit Lender while acting as purchaser or seller of Commercial Paper.

SECTION 8.02 [RESERVED].

SECTION 8.03 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

By its making of a portion of the Loan, each Lender (including the respective successors and permitted assignees of each Lender), to the extent permitted by law, waives any and all claims against the Administrative Agent for, agrees not to initiate a suit against the Administrative Agent in respect of, and agrees that the Administrative Agent shall not be liable for, any action that the Administrative Agent takes, or abstains from taking, in either case in accordance with the exercise of the Write-Down and Conversion Powers by the EEA Resolution Authority with respect to the Loan.

By its making of a portion of the Loan, each Lender (including the respective successors and permitted assignees of each Lender), acknowledges and agrees that, upon the exercise of any Write-Down and Conversion Powers by the EEA Resolution Authority, (a) the Administrative Agent shall not be required to take any further directions from the Administrative Agent or the Lenders under the terms of this Agreement unless secured or indemnified to its satisfaction, that they may not direct the Administrative Agent to take any action whatsoever, including without limitation, any challenge to the exercise of a Write-Down and Conversion Powers or a request to call a meeting or take any other action under this Agreement in connection with the exercise of a Write-Down and Conversion Powers unless secured or indemnified to its satisfaction and (b) this Agreement shall not impose any duties upon the Administrative Agent whatsoever with respect to the exercise of any Write-Down and Conversion Powers by the EEA Resolution Authority.

The Borrower’s and Servicer’s obligations to indemnify the Administrative Agent in accordance with the terms of this Agreement or the other Transaction Documents shall survive the exercise of the Write-Down and Conversion Powers by the EEA Resolution Authority.

The parties hereto agree that they will not amend, change or modify this Section 8.04 and the related rights, immunities, indemnities and protections of the Administrative Agent without the Administrative Agent’s written consent.

SECTION 8.04 Limitation on Claims Against Conduit Lenders. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, no Conduit Lender shall have any obligation to pay any amount required to be paid by it under this Agreement or any other Transaction Document in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its commercial paper notes. Each party hereto hereby agrees that it will not have a “claim” under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its commercial paper notes.

SECTION 8.05 ERISA.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more Department of Labor prohibited transaction exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3- 21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments and this Agreement.

The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Transaction Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX
CONVEYANCE, PERFECTION AND RELATED COVENANTS

SECTION 9.01 Security Interest Grant. As security for the payment or performance, as the case may be, of all Obligations, the Borrower hereby assigns, pledges, grants and conveys to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Borrower’s right, title and interest in, to and under following assets and property, in each case, whether now existing or at any time hereafter arising, and whether now owned or at any time hereafter acquired (collectively, the “Collateral”):

(a)all Purchased Participations, all Receivable Documents with respect thereto, all Borrower Records with respect thereto, all Collections thereof, and all other related Purchased Assets with respect thereto, including, without limitation, all rights and benefits of the “lender” under any such Receivable Document, all rights to collect and receive principal, interest, finance charges, fees (including without limitation late payment fees), other charges, assessments, and all other amounts received or receivable thereunder, and all other rights, interests, benefits, proceeds, profits, remedies and claims arising therefrom or relating thereto;

(b)the Collection Account, the Reserve Account, any other Deposit Account, any Securities Account, any Certificates of Deposit, all funds and other property on deposit from time to time in, carried in, or credited to, any of the foregoing, all interest, dividends, earnings, income and distributions received, receivable or otherwise distributed or distributable in respect of any of the foregoing, all Financial Assets, all Securities, all Investment Property, all Money, and all cash and cash equivalents;

(c)all Accounts, Chattel Paper, Commercial Tort Claims, Goods, Equipment, Inventory, General Intangibles, Payment Intangibles, Instruments, Documents, and Fixtures;

(d)all Borrower Contracts, Borrower Contract Rights and Hedging
Transactions;

(e)all Supporting Obligations, Letters of Credit and Letter-of Credit Rights,
collateral security and guarantees given by any Person with respect to or supporting any of the foregoing;

(f)all copyrights, patents, trademarks and other intellectual property rights and derivative rights related thereto or arising therefrom;

(g)all other personal property of every kind and nature;

(h)all present and future claims, demands, causes and choses in action in respect of any of the foregoing; and

(i)all payments on or under and all products and Proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including, without limitation, all cash and non-cash proceeds, and all other property arising from or relating to all or any part of any of the foregoing.

SECTION 9.02 UCC Filings.

(a)Without modifying or limiting the obligations of the Borrower set forth in this Agreement and the other Transaction Documents, the Borrower hereby irrevocably and unconditionally authorizes (without obligating) the Administrative Agent, and any designee thereof, at any time and from time to time, at the cost of the Borrower, to file in any relevant jurisdiction and with any applicable filing office, any and all financing statements and continuation statements or amendments to such financing statements, in any case, as may be necessary or desirable to perfect and maintain the perfection and priority of the Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral. Without limiting the generality of the foregoing, the Borrower hereby irrevocably and unconditionally authorizes (without obligating) the Administrative Agent, and any designee thereof to describe the collateral in any financing statement filed against the Borrower as “all property and other assets of the debtor, together with all proceeds thereof”, “all assets” or words of similar import.

(b)[Reserved].

(c)The Borrower shall provide to the Administrative Agent on (or prior to) the date hereof, and promptly hereafter upon request, all information required by Article 9 of the UCC of any applicable jurisdiction to be included on any financing statement or necessary for the filing thereof.

(d)[Reserved].

(e)Without the express prior approval of Administrative Agent, in no event shall Borrower at any time file, or authorize any other Person to file, any amendment or termination statement with respect to any financing statement filed pursuant to clause (a) above. Upon any sale or other transfer or disposition of any Collateral that is expressly permitted pursuant to this Agreement or any other Transaction Document and upon any Purchased Participation becoming subject to a Release pursuant to the express terms hereof, the Security Interest in such Purchased Participation and the related Purchased Assets shall be automatically released. The Administrative Agent shall, at the Borrower’s expense, take all action reasonably requested by the Borrower to evidence the release of the Administrative Agent’s Security Interest (i) in any portion of the Collateral subject to a Release or otherwise sold, transferred or otherwise disposed to the extent any such Release or such sale, transfer or other disposition is expressly permitted pursuant to this Agreement or any other Transaction Document; and (ii) in all Collateral after Payment in Full.

SECTION 9.03 Additional Collateral Covenants. At any time and from time to time, subject to the terms of this Agreement, the Borrower shall do any or all of the following, immediately upon creation of acquisition of any Collateral of the following types: (a) deliver, or cause to be delivered, to the Custodian (on behalf of the Administrative Agent, for the benefit of the Secured Parties) all tangible Instruments, Securities, Chattel Paper and Documents constituting part of the Collateral, if any; (b) take all actions required to be taken by a debtor to give “control” (as defined in or required by the UCC, the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act, or any other applicable statute, in each case, to the extent that such statute governs perfection of the applicable type of intangible property in the applicable jurisdiction) to the Custodian (on behalf of the Administrative Agent, for the benefit of the Secured Parties) of the sole “authoritative” copy of all electronic Chattel Paper, electronic Instruments, and/or other transferable records constituting part of the Collateral, if any; and (c) take all actions required to be taken by a debtor to give “control” (as defined in and required by the UCC) to the Administrative Agent of the Collection Account, the Reserve Account, any other Deposit Accounts and any Securities Accounts constituting part of the Collateral. The Borrower also shall provide all necessary endorsements or instruments of assignments with respect to any of the foregoing in connection with such delivery of possession or control. All Collections and cash proceeds of Collateral received by Borrower shall be held in trust for the benefit of Administrative Agent and deposited into the Collection Account in the manner required pursuant to this Agreement.

SECTION 9.04 Administrative Agent Covenant

. The Administrative Agent hereby agrees and covenants that it will not exercise its rights on behalf of the Borrower under either the Master Purchase Agreement or the Multiparty Agreement prior to the occurrence of an Event of Default or an Amortization Event.

SECTION 9.05Further Assurances. If at any time the Borrower shall take a security interest in any property of an Obligor or any other person to secure payment and performance of a Purchased Participation, the Borrower shall promptly assign such security interest to the Administrative Agent, for the benefit of the Secured Parties. The Borrower shall also, at its own expense, execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents, and take all such further actions, as are necessary, desirable, or that the Administrative Agent reasonably requests to: (i) maintain, protect, and preserve the first priority, perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in all of the Collateral and to carry out more effectively the purposes hereof; and (ii) enable the Administrative Agent, for the benefit of the Secured Parties, to fully and completely exercise and enforce its rights and remedies hereunder.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.01 Amendments; Supplements; Modifications; Waivers.

(a)Generally. No supplement, amendment, modification, or waiver to or of this Agreement, any other Transaction Document, or any provision hereof or thereof, and no consent to any departure by the Borrower, Seller, Servicer or other party herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by (i) with respect to this Agreement and any other Transaction Document to which the Borrower is a party, the Borrower, (ii) with respect to this Agreement and any other Transaction Document to which the Seller or the Servicer is a party, the Seller or the Servicer, as the case may be, (iii) the Administrative Agent, and (iv) each Lender whose consent is required pursuant to subsection (b) of this Section.

(b)Lender Consents. Without the written consent of each Lender affected thereby, which consent Administrative Agent shall request from such Lender (but which consent shall be in such Lender’s sole discretion), no supplement, amendment, modification, waiver or consent shall: (i) change the currency, outstanding amount (other than the waiver of the Default Rate) or required payment date of any payment of principal, interest, fee or other Obligation due hereunder or under any other Transaction Document; provided, that this subsection shall not apply to the waiver of any Default or Event of Default, even if the foregoing would have such an effect; (ii) change the Commitment (if any) or Drawn Amount of such Lender; (iii) release the Lien on any Collateral other than as expressly contemplated by the terms of this Agreement or any other Transaction Document; (iv) change the definition of “Alternate Base Rate”, “Amortization Rate”, “Class A Advance Rate”, “Class A Borrowing Base”, “Class A Borrowing Base Deficiency”, “Class A Interest Rate”, “Class A Unused Fee”, “Class A Used Fee”, “Class B Advance Rate”, “Class B Borrowing Base”, “Class B Borrowing Base Deficiency”, “CP Rate”, “Default Rate”, “Upfront Fee”, “Majority Lenders”, “Eligible Participation”, “Final Maturity Date”, “Settlement Date”, “Commitment Termination Date”, or “Required Reserve Account Deposit Amount” (or the definitions used therein); (v) change any provision that expressly requires the consent of, or provides certain rights or powers to, such Lender; (vi) impair the right of such Lender to institute a suit or take other action against the Borrower to collect the indebtedness owed to it pursuant to the provisions of this Agreement; (vii) change the Facility Limit (or the definition thereof); (viii) change any section hereof specific to a Conduit Lender (with respect to any Lender that is a Conduit Lender); or (ix) modify this Section 10.01.

(c)No Deemed Waiver or Limitation/Exclusivity of Remedies. Any waiver, consent or approval given by the Administrative Agent or any party hereto (other than any waiver, consent or approval which is contemplated by the express terms of this Agreement or any other Transaction Document) shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement or any other Transaction Document shall be deemed a waiver of any other breach or default. No failure on the part of the Administrative Agent or any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. Any waiver consent or approval given by the Administrative Agent under this Agreement, and in accordance with this Agreement, or any other Transaction Document shall be binding upon each Lender and their respective successors and permitted assigns. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(d)Consent of SST. No amendment, modification, or waiver to or of the Section 3.02(a)(i), Section 3.02(b)(i) or Section 3.02(c)(i) hereunder shall be effective without the prior written consent of SST, in its capacity as Backup Servicer.

SECTION 10.02 Confidentiality; Publicity.

(a)Confidentiality. The Borrower shall, and shall cause the other GreenSky Group Members, to keep all economic terms of this Agreement and the other Transaction Documents (other than the Servicing Agreement and the Backup Servicing Agreement) confidential, except that such terms may be disclosed (i) to the Borrower or to each GreenSky Group Member and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates, and any of such Person’s successors and permitted assigns (any of the foregoing, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such terms and instructed to keep such terms confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws, regulations or stock exchange rules or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective party (or its Related Parties) to any swap, derivative or other hedging transaction of the Borrower permitted hereunder to the extent that payments thereunder are to be made by reference to the terms hereof; (vii) on a confidential basis to any rating agency; (viii) with the consent of the Administrative Agent; or (ix) to the extent such term (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Borrower or GreenSky Group Members or their Related Parties on a nonconfidential basis from a source other than the Administrative Agent. Any Person required to maintain the confidentiality of such terms as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such terms as such Person would accord to its own confidential information. Notwithstanding the foregoing, Borrower, its Affiliates and the parent of its Affiliates may disclose the existence of this facility (but not the material economic terms thereof) to any of its lenders which agree to maintain the confidentiality of such information. Notwithstanding anything else to the contrary herein, this Agreement shall not limit or restrict customary disclosures by any GreenSky Group Member in its SEC filings (including confidential treatment requests and responses to comment letters), earnings releases, earnings calls, analyst meetings and similar situations.

(b)Press Releases. Neither the Administrative Agent nor GreenSky shall publish any press release naming any other party hereto relating to the transactions contemplated by the Transaction Documents without the written consent of the other party prior to publication thereof.

(c)[Reserved].

(d)References to GreenSky and JPMorgan. Except as permitted by Section 10.02(a) and (b), no printed or other material in any language, including prospectuses, notices, reports, and promotional material (other than materials prepared and used solely for internal purposes in connection with this Agreement or the other Transaction Documents and materials expressly prepared and used pursuant to the terms hereof or thereof) which mentions “GreenSky” by name in any capacity under this Agreement or the other Transaction Documents, or “JPMorgan” or “JPM” by name in its capacity as Administrative Agent or any other capacity under this Agreement or the other Transaction Documents, shall be issued by or on behalf of any party hereto without the prior written consent of the other parties hereto.

(e)Confidentiality of Information. The Administrative Agent and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (i) to any Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates, and any of such Person’s successors and permitted assigns (any of the foregoing, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in reliance on this clause (vi)); (vii) on a confidential basis to any rating agency; (viii) with the consent of the Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to such Agent or such Lender or any of their respective Related Parties on a nonconfidential basis from a source other than the Borrower that the recipient does not know or have reason to know has made such information available in breach of a duty or covenant to maintain the confidentiality thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement (other than the identity of the Borrower, Seller and Servicer) to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Transaction Documents, and the Commitments.

(f)Protection of Individual Obligor Information. The Borrower, Administrative Agent and each Lender understands and agrees that the Consumer Information related to each Participation and the related Receivable is subject to the Requirements and any other applicable laws regarding the privacy of Consumer Information (collectively, the “Privacy Laws”), and each of them agrees that it shall comply in all material respects with the Privacy Laws and will promptly notify each of the others of any material breach by it of the Privacy Laws or any breach of the provisions of this Section 10.02(f).

(g)Damages. The parties hereto agree that any breach or threatened breach of this Section 10.02 could cause not only financial harm, but also irreparable harm to the other parties, and that money damages may not provide an adequate remedy for such harm. In the event of a breach or threatened breach of this Section 10.02 by any party, each other party shall, in addition to any other rights and remedies it may have, be entitled to seek equitable relief, including, without limitation, an injunction (without the necessity of posting any bond or surety) to restrain such breach and pursue all other remedies such other parties may have at law or in equity.

(h)Post-Termination. Following the termination of this Agreement, each party shall retain copies or materials containing confidential or proprietary information (including Information, as applicable) of any other party and any Obligor Information on a confidential basis and shall use the foregoing solely for internal document retention and audit purposes or as required by applicable Requirements of Law. Any Information retained pursuant to this provision shall remain subject to the terms of this Agreement.

SECTION 10.03 Binding on Successors and Assigns.

(a)Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

(b)Restrictions on Borrower Assignments. The Borrower may not assign its rights or obligations hereunder, under any other Transaction Document, or in connection herewith or therewith, or any interest herein or therein (voluntarily, by operation of law or otherwise) without the prior written consent of the Administrative Agent and the satisfaction of the “know your customer” requirements of the Administrative Agent; provided, that the Borrower may transfer or sell Participations in connection with a Release or as otherwise permitted hereunder or under any other Transaction Document.

(c)No Implied Third Party Beneficiary. Nothing expressed herein is intended or shall be construed to give any Person any legal or equitable right, remedy or claim under or in respect of this Agreement except as expressly set forth herein; provided, that the Priority of Payments shall inure to the benefit of each related recipient of distributions thereunder.

(d)Collateral Assignments By Lender. Notwithstanding anything to the contrary set forth herein, and without any requirement to comply with any other section hereof or to receive the consent of Borrower or any other Person (except as expressly set forth in this subsection (d)), each Lender may, at any time, pledge, collaterally assign and grant a security interest in and Lien on all or any portion of its rights and interests under this Agreement, any other Transaction Document, its Loan (or any portion thereof) and all rights to receive payments hereunder: (i) to any Federal Reserve Bank or any other Governmental Authority in accordance with any applicable Requirements of Law, (ii) to any collateral trustee or collateral agent of a Federal Reserve Bank or Governmental Authority, or to any other collateral trustee or collateral agent with the prior written consent of the Borrower, and (iii) with the prior written consent of the Administrative Agent and the Borrower, such consent not to be unreasonably withheld (but subject to satisfaction of “know your customer” requirements of the Administrative Agent), to any other Person. No such assignment shall relieve the assigning Lender of any of its obligations hereunder, including, without limitation, with respect to any Committed Lender, its Commitment to fund Advances.

(e)Lender Assignments. Subject to subsection (d) of this Section, a Lender (with the consent of the Administrative Agent, such consent not to be unreasonably withheld, and the satisfaction of “know your customer” requirements of the Administrative Agent) may proportionately assign all or any portion of its Commitment (if any) and its Loan, and its rights, interests and obligations as “Lender” under this Agreement and the Transaction Documents, (i) if there is no Event of Default: (A) to any Eligible Assignee without the consent of Borrower or any other Person (other than the Administrative Agent as set forth above), or (B) otherwise, to any Person with the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned, or delayed; and (ii) on or after the occurrence and continuation of an Event of Default, to any Person (whether or not an Eligible Assignee) without the consent of the Borrower or any Person (other than the Administrative Agent as set forth above). In connection with any such assignment, such Lender shall have the right, in its sole discretion, to divide and/or credit tranche its Loan (or any portion thereof) in any manner; provided that neither the Borrower nor

GreenSky shall be required to take any action in connection therewith, other than, if applicable, with respect to the Borrower’s right to consent to such assignment pursuant to the terms of this Section. Any assignment pursuant to this subsection (e) shall be effective when an Assignment and Assumption Agreement executed by the assignor Lender, assignee Lender and the Administrative Agent has been delivered to the Administrative Agent and recorded in the Register. Notwithstanding the foregoing, if any Regulatory Requirement has made it unlawful for any Lender to make, hold or maintain any Loan hereunder, or otherwise to perform the transactions contemplated to be performed by it pursuant to this Agreement and the other Transaction Documents, then (1) such Lender shall so notify the Borrower and the Administrative Agent; and (2) the obligation of such Lender to fund any Advance shall be suspended.

(f)Lender Participations. A Lender, may, at its sole cost and expense and in accordance with applicable law, at any time sell to one or more entities other than any entity that is a Disqualified Institution (“Participants”) participating interests in this Agreement and the other Transaction Documents, its Commitment (if any), its Loan, and any other interest of such Lender hereunder or thereunder; provided, that any such participation shall require (i) the prior written consent of the Administrative Agent, and (ii) the satisfaction of “know your customer” requirements of the Administrative Agent; provided, further, that no such consent of the Administrative Agent shall be required so long as the agreement or instrument pursuant to which a Lender sells such a participation provides that such Lender shall retain the sole right (and the applicable Participant shall have no such rights) (A) to enforce its rights under this Agreement and any other Transaction Document and (B) to approve any amendment, modification or waiver of any provision of this Agreement or any other Transaction Document. In connection with any such participation, such Lender shall have the right, in its sole discretion, to credit tranche the Loans; provided that, neither the Borrower nor GreenSky shall be required to take any action in connection therewith. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the Borrower shall remain unchanged, such Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Transaction Documents.
The Borrower hereby agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement and the other Transaction Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement and the other Transaction Documents; provided, that such Participant shall only be entitled to such right of set off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with such Lender the proceeds thereof. The Borrower also each hereby agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 2.08 with respect to its participation in the Loans outstanding from time to time (subject to the requirements and limitations set forth therein); provided, that such Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than such Lender would have been entitled to receive had no such transfer occurred. Each Lender that sells a participating interest in any Loan or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 10.03, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, or other Obligations) to any Person except to the extent that such disclosure is necessary to establish that such foregoing is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining any Participant Register.

(g)Securities Act. Each Lender shall at all times be either an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

SECTION 10.04 Termination; Survival. This Agreement shall terminate only after Payment in Full. All indemnity, confidentiality, nonpetition covenants, and other provisions that by their nature survive termination shall survive termination of this Agreement and the other Transaction Documents.

SECTION 10.05 Transaction Documents; Entire Agreement. This Agreement shall be deemed to be a Transaction Document for all purposes hereof and of the other Transaction Documents. This Agreement, together the other Transaction Documents, including the exhibits, schedules and other attachments hereto and thereto, contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.
The provisions of this Agreement are intended to be and shall be enforceable under Section
510(a) of the Bankruptcy Code.

SECTION 10.06 Payment of Costs and Expenses; Indemnification.

(a)Payment of Costs and Expenses.

(i)The Borrower agrees to pay, promptly and in any event on the next Settlement Date subject to the Priority of Payments, the reasonable and documented out- of-pocket costs, fees and expenses of the Administrative Agent in connection with: (w) the negotiation, preparation, execution, delivery, and administration of this Agreement and the other Transaction Documents, (x) any required filings or recordings with any applicable Governmental Authority, (y) subject to the terms of Sections 5.02(g) and 6.01(i), the periodic due diligence reviews, AUP Letters, any other periodic auditing or inspection, and ongoing monitoring of the Facility which, if no Amortization Event, Default or Event of Default has occurred and is continuing, shall not exceed, in the case of this clause (y), in the aggregate $[*****] per contract year with respect to amounts charged therefor by or reimbursable to the Administrative Agent, and (z) legal services

(but subject to a cap of $[*****] for the legal fees arising in connection with the initial negotiating, documenting and closing of the Transaction Documents).

(ii)The Borrower agrees to pay, promptly and in any event on the next Settlement Date subject to the Priority of Payments, all reasonable documented out-of- pocket costs, fees and expenses (including reasonable legal costs, fees and expenses of a single outside counsel) incurred by the Administrative Agent, Backup Servicer (if applicable), or any Lender as a consequence of, or in connection with, (A) any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Transaction Document, (B) the negotiation of any restructuring or “work-out,” whether or not consummated, of the Transaction Documents, (C) the replacement of, or the addition of a new Person as, the Servicer, Account Bank, or Custodian, and (D) the enforcement or potential enforcement of this Agreement or any other Transaction Document against the Borrower, Seller or Servicer or protection or exercise of the rights and remedies of any such Person under any Transaction Document, including, without limitation, the taking of any Enforcement Action.

(b)Borrower Indemnification. The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent, the Custodian, each Lender, their Affiliates, and the officers, directors, employees and agents of each of them (collectively, the “Indemnified Parties”) from and against any and all actions, causes of action, claims, suits, losses, costs, expenses, liabilities and damages, as incurred (including, without limitation, any liability in connection with the making of any Loan), including, without limitation, reasonable documented attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by or asserted against the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims or otherwise) as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part (including, without limitation, any Purchased Participation constituting part of the Collateral), directly or indirectly, with the proceeds of any Loan including, without limitation, any claim, suit or action related to such transaction; or (ii) this Agreement or any other Transaction Document, or the entering into and performance of this Agreement or any other Transaction Document by any of the Indemnified Parties; excluding, however, any such Indemnified Liabilities arising as a result of the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder, as based on the final determination by a court of competent jurisdiction.

(c)Additional Terms; Survival. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to which the Borrower is liable pursuant to clause (b), which is permissible under applicable law (but subject to the limitations and exclusions applicable to the indemnity by such Person). The indemnity set forth in this Section 10.06 shall in no event include indemnification for any Taxes (which indemnification is provided in Section 2.08), other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)Payments. Upon the written request of an Indemnified Party pursuant to this Section 10.06, the Borrower shall promptly reimburse such an Indemnified Party for the amount of any such Indemnified Liabilities incurred by such an Indemnified Party, which shall be payable on the next Settlement Date subject to the Priority of Payments. The provisions of this Section 10.06 shall survive the termination of this Agreement or any resignation or removal of any Indemnified Party.

SECTION 10.07 Notices.

(a)Notices Generally. All notices, amendments, waivers, consents and other communications provided to any party hereto under this Agreement shall be in writing and addressed, delivered or transmitted to such party at its address set forth below its signature hereto (or, in the case of any assignee Lender, in the applicable Assignment and Assumption Agreement) or at such other address as may be designated by such party in a notice to the other parties and, in the case of any such notice, waiver, amendment, consent or other communication sent to any party other than the Administrative Agent, with a copy thereof to the Administrative Agent. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(b)Electronic Communications. Notices and other communications hereunder or under any other Transaction Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or pursuant to Article II if such Lender has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. The use of electronic communications to deliver notices shall not preclude the use of mail or pre-paid courier service as described in Section 10.07(a).

(c)Each Person that is an Agent, in any capacity of such Person hereunder or under any other Transaction Document (in all applicable capacities, a “Recipient”), agrees to accept and act upon instructions or directions pursuant to this Agreement, any other Transaction Document, and any document executed in connection herewith or therewith, sent by unsecured email or other similar unsecured electronic methods; provided however, that the Borrower shall, and shall cause the Seller and Servicer (if applicable) to, provide to such Recipient an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing; provided, further, however, that such Recipient may, but is not required to, take action without any such incumbency certificate and shall have no liability whatsoever for failure to have such incumbency certificate or to verify that the sending party of the Borrower, Seller or Servicer, as applicable, is on such incumbency certificate. If the Borrower, Seller or Servicer elects to give any such Recipient email instructions (or instructions by a similar electronic method) and such Recipient in its discretion elects to act upon such instructions, such Recipient’s reasonable understanding of such instructions shall be deemed controlling. No Recipient shall be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. The Borrower hereby agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to any Recipient, including without limitation the risk of such Recipient acting on unauthorized instructions, and the risk of interception and misuse by third parties, and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

SECTION 10.08 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

SECTION 10.09 Tax Characterization

. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for accounting purposes and for all federal, State and local income and franchise tax purposes, the Loans will be treated as evidence of indebtedness issued by the Borrower, (b) agrees to treat the Loans for all such purposes as indebtedness and (c) agrees that the provisions of the Transaction Documents shall be construed to further these intentions.

SECTION 10.10 Full Recourse to Borrower

. The obligations of the Borrower under this Agreement and the other Transaction Documents shall be full recourse obligations of the Borrower. Notwithstanding the foregoing, no recourse shall be had for the payment of any amount owing in respect of this Agreement, including the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement, against any member, employee, officer, manager or director of the Borrower; provided, however, that nothing in this Section 10.10 shall relieve the Seller, the Servicer or GreenSky (in any capacity) or any other Person from any liability that it may otherwise have as expressly set forth in this Agreement or any other Transaction Document to which it is a party.

SECTION 10.11 Governing Law

. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 10.12 Submission to Jurisdiction

. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 10.13 Waiver of Jury Trial

. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

SECTION 10.14 Counterparts; Electronic Delivery

. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent and the Lenders, electronic images of this Agreement or any other Transaction Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Document, including with respect to any signature pages thereto.

SECTION 10.15 Nonpetition Covenants.

(a)Against Borrower. Notwithstanding any prior termination of this Agreement, prior to the date that is one year and one day after Payment in Full, none of the Custodian, Administrative Agent, or any Lender will institute against, join any other Person in instituting against, acquiesce, petition or otherwise invoke, or cause the Borrower to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining an Insolvency Proceeding or other case against the Borrower under any federal or State bankruptcy, insolvency or other Debtor Relief Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Borrower or any substantial part of its property, or for ordering the winding up or liquidation of the affairs of the Borrower. The Borrower hereby agrees that it shall receive the foregoing agreement from each counterparty to any contract entered into by the Borrower.

(b)Against Conduit Lenders. Notwithstanding any prior termination of this Agreement, each party hereto hereby agree that prior to the date that is one year and one day (or such longer preference or disgorgement period as may be in effect from time to time) after the date upon which the latest maturing commercial paper note or other debt security issued by a Conduit Lender is paid in full, such party will not institute against, join any other Person in instituting against, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining an Insolvency Proceeding or other case against such Conduit Lender under any federal or State bankruptcy, insolvency or other Debtor Relief Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Lender or any substantial part of its property, or for ordering the winding up or liquidation of the affairs of such Conduit Lender.

(c)Survival. The terms of this Section 10.15 shall expressly survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

GS INVESTMENT I, LLC, as Borrower

By: /s/ Timothy D. Kaliban
Name: Timothy D. Kaliban Title: President
Address: 5565 Glenridge Connector Atlanta, GA 30342

JPMORGAN CHASE BANK, N.A., as initial
Committed Lender and Administrative Agent

By: /s/ R. Eric Wiedelman
Name: R. Eric Wiedelman
Title: Managing Director
Address: 10 South Dearborn Street
Chicago, Illinois 60603

Chariot Funding LLC, as a Conduit Lender
By: JPMorgan Chase Bank, N.A., as its attorney-in-
fact

By: /s/ R. Eric Wiedelman
Name: R. Eric Wiedelman
Title: Managing Director
Address: 10 South Dearborn Street
Chicago, Illinois 60603